PROSPECTUS

         [LOGO]
                      CHICAGO PIZZA & BREWERY, INC.

                      1,800,000 SHARES OF COMMON STOCK AND
                         1,800,000 REDEEMABLE WARRANTS
                               ------------------

    Chicago  Pizza  &  Brewery, Inc.  (the  "Company" or  "BJ's")  hereby offers
1,800,000 shares (the "Shares") of common stock of the Company, no par value (the "Common Stock"), and 1,800,000 redeemable warrants of the Company (the "Redeemable Warrants") (the Shares and the Redeemable Warrants are sometimes collectively referred to herein as the "Securities"). The Shares and the Redeemable Warrants will be separately tradeable immediately upon issuance and may be purchased separately. Each Redeemable Warrant entitles the holder thereof to purchase one share of Common Stock at a purchase price equal to 110 percent of the initial public offering price of the Shares, subject to adjustment, at any time during the 54-month period commencing one year after the date of this Prospectus, and is redeemable by the Company at a redemption price of $.25 per Redeemable Warrant commencing one year after the date of this Prospectus, provided that the average closing bid price of the Common Stock equals or exceeds 140 percent of the initial public offering price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities -- Redeemable Warrants."

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL
                                   DILUTION.
 SEE "RISK FACTORS" AND "DILUTION" COMMENCING ON PAGES 11 AND 21, RESPECTIVELY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            UNDERWRITING
                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                           PUBLIC         COMMISSIONS (1)       COMPANY (2)
Per Share..........................        $5.00               $.456               $4.544
Per Redeemable Warrant.............        $0.25               $.0228              $.2272
Total (3)..........................      $9,450,000           $861,840           $8,588,160

(1) Does not include additional compensation to the Representative in the form of a nonaccountable expense allowance. For indemnification arrangements with, and additional compensation payable to, the Underwriters, see "Underwriting."

(2) Before deducting expenses of this Offering payable by the Company, estimated at approximately $1,083,500 in the aggregate, including the Representative's nonaccountable expense allowance. See "Underwriting."

(3) For the purpose of covering over-allotments, if any, the Company has granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 270,000 additional shares of Common Stock and/or up to 270,000 additional Redeemable Warrants. If such over-allotment options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $10,867,500, $991,116 and $9,876,384, respectively. See "Underwriting."

    The Securities are offered by the Underwriters, when, as and if delivered to and accepted and subject to their right to withdraw, cancel, or modify this Offering and to reject any orders in whole or in part. It is expected that delivery of the Securities will be made on or about October 15, 1996.

                            ------------------------

                             THE BOSTON GROUP, L.P.

                 The date of this Prospectus is October 8, 1996

                (THIS IS A NARRATIVE DESCRIPTION OF THE PHOTOS)

    [On the front cover will be the logo with pictures of pizza boxes as well as of a menu cover. On the first inside flap there will be a picture of the Westwood restaurant. On the further inside flap of the inner flap will be a map of locations and a picture collage of the Westwood restaurant interior with photos of the brewmaster looking through a microscope as well as photos of food. On the other inside front flap there will be a picture of the Brea microbrewery and a collage with employees pouring beer, photographs of food, and employees in uniform. On the inside back cover will be a photograph of the bar at Brea with the microbrewery showing in the background. On the outside back cover there will be a picture of the exterior of the Brea restaurant.]

    Prior to this Offering, there has been no public market for the Securities and there is no assurance that such a market for the Securities will develop or, if a market develops, that it will be sustained. The Common Stock and Redeemable Warrants have been approved for listing on the Nasdaq Small-Cap Market ("Nasdaq") under the symbols CHGO and CHGOW, respectively. The initial public offering prices for the Shares and Redeemable Warrants and the exercise price of the Redeemable Warrants have been determined by negotiation between the Company and The Boston Group, L.P., as representative of the several Underwriters (the "Representative"), and are not necessarily related to the Company's asset value, net worth or other established criteria of value. See "Risk Factors" and "Underwriting."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND/OR THE REDEEMABLE WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish its security holders annual reports containing audited consolidated financial statements with a report thereon by independent accountants, and such other periodic reports as the Company may determine to be appropriate or as required by law.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Chicago Pizza & Brewery, Inc. (the "Company" or "BJ's") owns eight restaurants in Southern California (the "California Restaurants") and an interest in one restaurant in Lahaina, Maui, each of which are currently operated as either a BJ'S PIZZA, GRILL & BREWERY or a BJ'S PIZZA & GRILL. The Company recently acquired 19 additional restaurants in Oregon and Washington (the "Northwest Restaurants") which it plans to convert into BJ's restaurants. The Company has recently completed a refurbishment program and the expansion of its menu around its core pizza products in its California Restaurants. In addition, the Company has introduced handcrafted, micro-brewed beers in its California Restaurants and has built a micro-brewery in Brea, California. The Company plans to refurbish the Northwest Restaurants and add its award-winning pizza products, some or all of the expanded BJ's menu and handcrafted, micro-brewed beers to the menu offerings at the Northwest Restaurants. If this plan can be successfully executed, all 28 of the Company's restaurants will fit into one of the three following BJ's concepts:

    - BJ'S PIZZA, GRILL & BREWERY is designed to provide a dining experience in an operating micro-brewery environment where a variety of proprietary, hand-crafted beers are produced on-site. The menu features the core pizza products surrounded by a selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Currently, the Company operates one of its California Restaurants as, and plans to convert four of its Northwest Restaurants into, the BJ'S PIZZA, GRILL & BREWERY concept, as well as developing a BJ'S PIZZA, GRILL & BREWERY restaurant in Boulder, Colorado.

    - BJ'S PIZZA & GRILL is designed to provide a casual dining experience with table-service featuring a menu of pizza, pasta, sandwiches, salads and desserts. Currently, the Company operates seven of its California Restaurants and the Lahaina, Maui restaurant as, and plans to convert seven of its Northwest Restaurants into, the BJ'S PIZZA & GRILL concept.

    - BJ'S PIZZA is designed to provide an informal dining experience with counter-service and a menu featuring pizza and a limited selection of pastas, sandwiches and salads. Currently, the Company plans to operate none of the California Restaurants as, and plans to convert eight of the Northwest Restaurants into, the BJ'S PIZZA concept.

    Management believes that having three concepts, which can be utilized in alternative locations, facilities and markets, provides the Company a broader scope of potential acquisitions and development sites.

    According to certain newspaper polls, BJ's pizza is considered among the best in Orange County, California. It has won numerous awards over the past years from publications such as the Orange County edition of the Los Angeles Times, Orange Coast Magazine, Daily Pilot and The Metropolitan, and BJ's pizza was featured in 1994 on the TV show "Live in LA" as one of the five best pizzas in the Los Angeles area. Finally, BJ's pizza was voted number one by the readers of the Orange County Register, a leading Orange County, California-based newspaper and by the readers of the Maui News.

    The Company was formed in 1991 to assume the management of five "BJ's Chicago Pizzeria" restaurants and to develop additional BJ's restaurants. Between 1992 and 1995, the Company developed five additional restaurants, purchased three of those original five restaurants that it managed and discontinued one of those that it had developed. As a result of these transactions, at the end of 1995, the Company owned restaurants in California located in La Jolla Village, Laguna Beach, Belmont Shore, Seal Beach, Huntington Beach and Balboa in Newport Beach, as well as an interest in a restaurant in Lahaina, Maui.

    Beginning in November 1995, the Company embarked on a campaign to broaden its customer base by: (i) surrounding its core pizza product with a more expansive menu including appetizers, grilled sandwiches, specialty salads and pastas, ii) adding hand-crafted, micro-brewed beers through on-site micro-breweries in certain locations and the sale of internally-produced beer through other Company restaurants and iii) differentiating the BJ's identity and expanding merchandising opportunities through a comprehensive new logo and identity program, a new interior design concept and redesigned signage.

    The Company has also sought to expand through acquisitions and conversions, such as the acquisition of the Northwest Restaurants and the Brea, California restaurant. The Company intends to seek other acquisitions if financing is available.

    During late 1995 and early 1996, the Company converted the restaurants in Balboa in Newport Beach, La Jolla Village, Laguna Beach, Belmont Shore, Seal Beach and Huntington Beach, California to the BJ'S PIZZA & GRILL concept and opened a new BJ'S PIZZA & GRILL restaurant in Westwood Village in Los Angeles, California. Management believes that customer frequency and sales volumes at the converted restaurants have been significantly enhanced in the comparable period of 1995 to 1996, primarily due to the conversion to this expanded concept.

    The first BJ'S PIZZA GRILL & BREWERY opened in Brea, California in April 1996. This 10,000-square-foot restaurant features elaborate brick walls and archways, high molded tin ceilings, warm lighting and industrial railings. The on-premises brewing equipment includes a 30-barrel, copper-clad kettle,
60-barrel, stainless steel fermentation tank, kegging equipment and a 40,000-pound-capacity corrugated metal grain silo located at the front entrance to the restaurant. Management believes the brewery capacity is sufficient to supply beer for all of the Company's existing Southern California restaurants. Management believes the low production cost relative to purchased beer and the premium price often obtained for micro-brewed beer can significantly improve gross margins.

    The Company's current objectives after the closing of this Offering are to remodel and refurbish each of the Northwest Restaurants into one of the three BJ's concepts over the next 12 to 18 months while it consolidates the management of the Northwest Restaurants and the rest of the Company's operations and attempts to reduce overhead. The Company also plans to acquire and develop additional BJ's restaurants in order to expand operations to other cities and towns consistent with the Company's location strategy and market niche. In this regard, the Company has executed a lease for an approximately 5,500-square-foot facility in the Pearl Street Mall, a popular, high-traffic pedestrian promenade in Boulder, Colorado. The Company expects to open a BJ'S PIZZA, GRILL & BREWERY in this location in Winter of 1996. No assurance can be given that the Company's objectives can be achieved or that sufficient capital will be available to finance the Company's business plan. See "Risk Factors."

    The Company is organized under the laws of the State of California. The Company's offices are located at 26131 Marguerite Parkway, Suite A, Mission Viejo, California 92692. Its telephone number is (714) 367-8616.

                                THE OFFERING (1)

Securities Offered by the Company........  1,800,000 shares of Common Stock and 1,800,000
                                           Redeemable Warrants. The Common Stock and
                                           Redeemable Warrants can be purchased and will be
                                           tradable separately upon issuance. See
                                           "Description of Securities."
Terms of the Redeemable Warrants.........  Each Redeemable Warrant entitles the holder thereof to purchase one share of Common Stock at
                                           a price equal to 110% of the initial public
                                           offering price of the Shares, subject to
                                           adjustment, during the 54-month period
                                           commencing one year after the date of this
                                           Prospectus.
Redemption of the Redeemable Warrants....  Commencing one year after the date of this
                                           Prospectus, the Redeemable Warrants will be
                                           subject to redemption at the Company's option at
                                           $.25 per Redeemable Warrant if the average
                                           closing bid price of the Common Stock equals or
                                           exceeds 140 percent of the initial public
                                           offering price per Share for any 20 trading days
                                           within a period of 30 consecutive trading days
                                           ending on the fifth trading day prior to the
                                           date of the notice of redemption. In the event
                                           of a proposed redemption by the Company, the
                                           Company will provide the holders with a 30-day
                                           notice, during which period the holders will
                                           have the right to exercise the Redeemable
                                           Warrants in lieu of redemption. See "Description
                                           of Securities -- Redeemable Warrants."
Shares of Common Stock Outstanding:
  Before the Offering....................  4,608,321 shares (1)
  After the Offering.....................  6,408,321 shares (1)
Redeemable Warrants Outstanding:
  Before the Offering....................  10,014,584 Redeemable Warrants (1)
  After the Offering.....................  11,814,584 Redeemable Warrants (1)
Use of Proceeds..........................  To refurbish certain existing restaurants, to convert the Northwest Restaurants to one of the
                                           BJ's concepts, to repay certain indebtedness, to
                                           acquire and/or develop additional restaurants
                                           and for working capital purposes. See "Use of
                                           Proceeds."
Risk Factors.............................  An investment in the Shares of Common Stock and
                                           Redeemable Warrants involves a high degree of
                                           risk and immediate substantial dilution. See
                                           "Risk Factors" and "Dilution."
Securities Being Registered for the
Account of the Selling Security
Holders..................................  1,766,864 shares of Common Stock, 10,014,584
                                           Redeemable Warrants (hereinafter "Selling
                                           Security Holders' Redeemable Warrants") and
                                           10,014,584 shares of Common Stock issuable upon
                                           exercise of such Selling Security Holders'

                                           Redeemable Warrants are being registered and may
                                           be sold by the Selling Security Holders. The
                                           Company will not receive any of the proceeds
                                           from sales by the Selling Security Holders,
                                           although it will receive the exercise price if
                                           the Selling Security Holders' Redeemable
                                           Warrants are exercised. The Selling Security
                                           Holders' Shares and the Selling Security
                                           Holders' Redeemable Warrants are not being
                                           underwritten by the Underwriters. See "Resale of
                                           Outstanding Securities" and "Underwriting."
Nasdaq Small-Cap Market Symbols (2):
Common Stock.............................  CHGO
Redeemable Warrants......................  CHGOW

------------------------
(1) Unless the context otherwise requires, the term "Company" refers to Chicago Pizza & Brewery, Inc. and its subsidiaries, Chicago Pizza Northwest, Inc.("CPNI"), a Washington corporation, and Blue Max, Inc., a Hawaii corporation, as well as BJ's Lahaina, L.P., a California limited partnership which owns the Company's Lahaina, Maui restaurant with the Company as managing general partner and Blue Max, Inc. as the co-general partner. Unless the context otherwise requires, all share and per-share information in this Prospectus gives effect to a 19,000-for-one stock split effected in December 1994 and a .34896-for-one reverse stock split effected in May 1995. Unless otherwise indicated, such share and per-share information does not give effect to: (i) the exercise of the Underwriters' over-allotment options to purchase up to 270,000 Shares; (ii) the issuance of 1,800,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants being offered by the Company; (iii) the issuance of 10,014,584 shares of Common Stock issuable upon exercise of the Selling Security Holders' Redeemable Warrants (see "Shares Eligible for Future Sale"); (iv) the issuance of 270,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Underwriters' over-allotment option; (v) the issuance upon exercise of the Representative's Warrants of 180,000 shares of Common Stock; or (vi) 600,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan.

(2) The Common Stock and Redeemable Warrants have been approved for listing on the Nasdaq Small-Cap Market. There is no assurance that a public trading market will develop, or, if developed, will be sustained. See "Risk Factors -- Absence of Public Market" and "Lack of Correlation between Offering Price and Value of Shares or Company."

        SUMMARY COMBINED AND CONSOLIDATED FINANCIAL AND RESTAURANT DATA

    The following  table sets  forth summary  combined (1994)  and  consolidated
(1995) financial and restaurant data of Chicago Pizza & Brewery, Inc., excluding the assets of Chicago Pizza Northwest, Inc. ("CPNI"), the Company's wholly-owned subsidiary which owns the 26 restaurants acquired from Pietro's Corp., a Washington corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Pietro's Corp.'s Business Related to Purchased Assets." Chicago Pizza & Brewery, Inc., is referred to as the "Parent." The 26 restaurants acquired and owned by CPNI on March 29, 1996 are referred to as the "Purchased Assets." The following tables also set forth summary financial and restaurant operating data for the Parent and the Purchased Assets on a pro forma combined basis as if the Purchased Assets were acquired on January 1, 1995. The summary financial data in the table are derived from the financial statements of the Parent and the Purchased Assets and the pro forma financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere herein. The pro forma financial statements may not be indicative of the results which may be obtained by the Company in any future period.

                                                                                 PRO FORMA
                                                                  PURCHASED      COMBINED
                                             THE PARENT (1)     ASSETS (2)(5)   YEAR ENDED
                                          YEAR ENDED DECEMBER    YEAR ENDED      DECEMBER
                                                  31,           DECEMBER 25,        31,
                                          --------------------  -------------   -----------
                                            1994       1995         1995           1995
                                          ---------  ---------  -------------   -----------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AND
                                                     RESTAURANT OPERATING DATA)

STATEMENT OF OPERATIONS DATA: (1)
Revenues................................  $   6,453  $   6,586    $  14,634     $   21,220
Cost of sales...........................      1,638      1,848        4,277          6,125
                                          ---------  ---------  -------------   -----------
Gross profit............................      4,815      4,738       10,357         15,095
Cost and expenses.......................      5,338      5,789       10,808         16,597
                                          ---------  ---------  -------------   -----------
Loss from operations....................       (523)    (1,051)        (451)        (1,502 )
Net loss................................       (550)    (1,606)        (451)        (2,057 )
Pro forma net loss (3)..................                                            (2,057 )
Pro forma net loss per common share
 (4)....................................                                              (.45 )
Pro forma weighted average common shares
 outstanding (4)........................                                         4,608,321

RESTAURANT OPERATING DATA (5):
Average sales per restaurant open for
 full period (6)........................  $ 888,000  $ 854,000    $ 578,000     $  616,000
Total number of restaurants open at end
 of each period.........................         10          7           26             33
Average sales per square foot for
 restaurants open for full period (7)...  $     332  $     320    $     114     $      130

                                                                                                 PRO FORMA COMBINED
                                                   PARENT (1)          PURCHASED ASSETS (2)      AS OF DECEMBER 31,
                                             AS OF DECEMBER 31, 1995  AS OF DECEMBER 25, 1995           1995
                                             -----------------------  -----------------------  ----------------------
BALANCE SHEET DATA: (1)
Working capital (deficit)..................         $      22                $    (247)              $     (225)
Intangible assets, net.....................             5,558                                             5,558
Total assets...............................             9,943                    1,541                   11,484
Total long-term debt (including current
 portion)..................................             4,127                                             4,127
Minority interest (8)......................               253                                               253
Shareholders' equity.......................             4,023                    1,091                    5,114

------------------------
(1) Statement of Operations Data includes the operating results for the combined
    (1994) and consolidated (1995) information for the Parent and the combined information for the Purchased Assets.

    Balance Sheet Data includes the consolidated balance sheet information for the Parent and the combined balance sheet information for the Purchased Assets. The 1994 information for the Parent is presented on a combined basis due to common ownership and control. The Parent acquired the Purchased Assets on March 29, 1996.

(2) The Purchased Assets represent the 26 restaurants acquired (the "Pietro's Acquisition") from the former Pietro's Corp., a Washington corporation ("Pietro's"). The financial results for the Purchased Assets represent the Pietro's Corp.'s Business Related to Purchased Assets acquired by the Parent. On May 15, 1996 the Parent agreed to sell seven of the restaurants purchased from Pietro's. The sale was completed during the second quarter of 1996. The operating results of those seven restaurants are still included in the table. The Company recognized no gain or loss on the sale and adjusted the goodwill recorded in the acquisition of the Purchased Assets. The sales for the seven restaurants which the Company sold totaled approximately $3,492,000 and $3,683,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Operating profit for the seven restaurants excluding overhead allocation totaled approximately $268,000 and $313,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Loss after overhead allocation relating to the seven restaurants totaled approximately $327,000 and $454,000 for the years ended December 25, 1995 and December 26, 1994, respectively. See the Combined Financial Statements, Pietro's Corp.'s Business Related to Purchased Assets.

(3) Presented on page 26 of this Prospectus is a more detailed Combined Pro Forma Statement of Operations showing the net loss as if the Parent had acquired the Purchased Assets as of the beginning of the period (January 1, 1995).

(4) In December 1994, the Parent effected a 19,000-for-one stock split of its Common Stock. In May, 1995, the Parent effected a .34896-for-one reverse stock split of its Common Stock. The weighted-average shares outstanding are based on the pro forma weighted-average shares outstanding of 4,608,321.

(5) Restaurant Operating Data includes the financial results for restaurants open for the entire comparable period. The following restaurants were opened or closed during the period and are therefore excluded due to noncomparability: Huntington Beach; Seal Beach; and Lahaina, Maui. The Parent managed but did not subsequently purchase the Santa Ana and San Juan Capistrano restaurants; instead, they were closed in 1995 along with the La Jolla -- Prospect restaurant. The Purchased Assets include 26 former Pietro's restaurants, but the Woodstock restaurant, which opened in 1995 is excluded as noncomparable.

(6) Determined as total sales divided by the number of all restaurants open for the full period. Restaurants open for the full period in both years presented totaled four for the Parent and 25 for the Purchased Assets. The seven restaurants owned and operated by the Parent for all of 1995 averaged $916,000 in sales for that period.

(7) Determined as total sales divided by total square feet for all restaurants open for the full period. Restaurants open for the full period in both years presented totaled four for the Parent and 25 for the Purchased Assets. The seven restaurants owned and operated by the Parent for all of 1995 averaged sales of $323 per square foot for that period.

(8) The minority interest represents the 46.32% limited partners' share in equity and the accumulated results from operations for the Lahaina, Maui restaurant, not owned directly by the Parent.

                                                   THE PARENT (1)
                                                      SIX-MONTH
                                                       PERIODS                PURCHASED ASSETS (2)        PRO FORMA
                                                   ENDED JUNE 30,                  THREE-MONTH             COMBINED
                                            -----------------------------         PERIOD ENDED             JUNE 30,
                                                1995             1996            MARCH 29, 1996            1996 (3)
                                            ------------     ------------     ---------------------     --------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AND
                                                                    RESTAURANT OPERATING DATA)

STATEMENT OF OPERATIONS DATA: (1)
Revenues................................    $      3,207     $      8,308                $ 3,780        $    12,088
Cost of sales...........................             894            2,614                  1,188              3,802
                                            ------------     ------------                -------        --------------
Gross profit............................           2,313            5,694                  2,592              8,286
Cost and expenses.......................           2,745            6,382                  2,758              9,140
                                            ------------     ------------                -------        --------------
Loss from operations....................            (432)            (688)                  (166)              (854)
Net loss................................            (798)          (1,075)                  (166)            (1,241)
Pro forma net loss (3)..................                                                                     (1,241)
Pro forma net loss per common share
 (4)....................................                                                                      (0.27)
Pro forma weighted average common shares
 outstanding (4)........................                                                                  4,608,321

RESTAURANT OPERATING DATA: (5)
Average sales per restaurant open for
 full period............................    $    434,000(6)  $    517,000(6)                 N/A        $   373,000(7)
Total number of restaurants open at end
 of each period.........................               7               28                    N/A                 28
Average sales per square foot for
 restaurants open for full period.......    $        153(8)  $        182(8)                 N/A        $        79(9)

                                                                                PARENT (1)        ADJUSTED (10)
                                                                              AS OF JUNE 30,      AS OF JUNE 30,
                                                                                   1996                1996
                                                                            ------------------  ------------------
BALANCE SHEET DATA: (1)
Working capital (deficit).................................................      $   (5,206)(11)     $    5,081
Intangible assets, net....................................................           5,790               5,790
Total assets..............................................................          14,890              21,372
Total long-term debt (including current portion)..........................           8,146               4,416
Minority interest (12)....................................................             254                 254
Shareholders' equity......................................................           2,999              13,286

------------------------
 (1) The results of operations of the Purchased Assets for the period from March 30, 1996 (the day after the date of acquisition) to June 30, 1996, are included in the results of operation of the Parent for the six-month period ended June 30, 1996. The Balance Sheet Data for the Parent as of June 30, 1996 include the balance sheet information for the Parent and the Purchased Assets.

 (2) The data shown in this column represents operating data of the Purchased Assets from January 1 through March 29, 1996, the date the Purchased Assets were acquired by the Company. The Purchased Assets represent the 26 restaurants acquired from the former Pietro's. The financial results for the Purchased Assets represent the Pietro's Corp.'s Business Related to Purchased Assets acquired by the Parent. On May 15, 1996 the Parent agreed to sell seven of the restaurants purchased from Pietro's. The sale was completed during the second quarter of 1996. The operating results of those seven restaurants are included in the table until the date of sale. The Company recognized no gain or loss on the sale and adjusted the goodwill recorded in the acquisition of the Purchased Assets. The sales for the seven restaurants sold totaled approximately $841,000 for the three-month period ended March 29, 1996 and $1,533,000 for the six-month period ended June 30, 1996. Operating profit excluding overhead allocation totaled approximately $31,000 for the three-month period ended March 29, 1996 and $9,000 for the six-month period ended June 30, 1996. Loss after overhead allocation relating to the seven restaurants totaled approximately $54,000 for the three-month period ended March 29, 1996 and $133,000 for the six-month period ended June 30, 1996. See the Combined Financial Statements, Pietro's Corp.'s Business Related to Purchased Assets.

 (3) Presented on page 26 of this Prospectus is pro forma net loss as if the Parent had acquired the Purchased Assets as of the beginning of the period (January 1, 1995).

 (4) In December 1994, the Parent effected a 19,000-for-one stock split of its Common Stock. In May 1995, the Parent effected a .34896-for-one reverse stock split of its Common Stock. The weighted average shares outstanding are based on the pro forma weighted average shares outstanding.

 (5) Restaurant Operating Data includes the financial results for restaurants open for the entire comparable periods. The Westwood Village in Los Angeles, Brea and restaurants comprising the Purchased Assets were opened during the periods. The La Jolla -- Prospect restaurant was closed. Both openings and closures were excluded due to noncomparability. With respect to the Purchased Assets, the seven restaurants sold during the second quarter 1996 and the Woodstock, Oregon restaurant, were excluded due to noncomparability.

 (6) Determined as total sales divided by the number of all restaurants open for the full period. Restaurants open for the full periods presented for the Parent totaled seven for the Parent, and none for the Purchased Assets.

 (7) Determined as total sales divided by the number of all restaurants open for the full period. Restaurants open for the full periods presented in the Pro Forma Combined Data totaled seven for the Parent and 18 for the Purchased Assets.

 (8) Determined as total sales divided by total square feet for all restaurants open for the full period. Restaurants open for the full periods presented for the Parent totaled seven for the Parent and none for the Purchased Assets, because the operations of the Purchased Assets are only included for the period from March 30, 1996 to June 30, 1996.

 (9) Determined as total sales divided by total square feet for all restaurants open for the full period. Restaurants open for the full periods presented in the Pro Forma Combined Data totaled seven for the Parent and 18 for the Purchased Assets, because the pro forma data includes the operations of the Parent and the Purchased Assets for the full period from January 1, 1996 through June 30, 1996.

(10) As adjusted to reflect the issuance and sale of the 1,800,000 shares of Common Stock at the public offering price of $5.00 per share and 1,800,000 Redeemable Warrants at $0.25 per Redeemable Warrant, net of estimated expenses of the offering, the repayment of certain indebtedness with such proceeds, and the conversion of $3,000,000 in certain Notes Payable to Related Parties and accrued interest of $75,000 thereon into 750,000 shares of Common Stock and 4,500,000 Special Warrants (as hereinafter defined). The as adjusted amounts do not reflect the issuance and sale of up to 270,000 shares of Common Stock and 270,000 Redeemable Warrants by the Company to cover over-allotments, if any, or the exercise of the Representative's Warrants. See "Use of Proceeds."

(11) Working capital includes certain Notes Payable to Related Parties resulting from the Purchased Asset acquisition totaling $3,000,000 which are convertible at the time of the Offering to 750,000 shares and 4,500,000 Special Warrants (as hereinafter defined). These securities are collateralized by the stock of the Purchased Assets and have a stated interest rate of ten percent per annum. See the Combined Financial Statements and "Certain Transactions -- Pietro's Acquisition."

(12) The minority interest represents the 46.32% limited partners' share in the equity and the accumulated results from operation for the Lahaina, Maui restaurant, not owned directly by the Parent.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT.

    LIMITED OPERATING HISTORY. The Company was founded in 1991 to assume the management of five BJ's Chicago Pizzeria restaurants and opened its first new BJ's restaurant in 1992. Of the seven restaurants developed by the Company, as opposed to pre-existing restaurants for which the Company assumed management, one was opened in 1992, one in 1993, three in 1994, and two in 1996. The Company has also only recently acquired an additional 26 restaurants, 19 of which the Company has retained. Development efforts for the retained restaurants have yet to begin. Accordingly, the Company has a limited operating history and there can be no assurance that its restaurants, or the Company as a whole, will be profitable in the future. See "Business."

    PAST OPERATING LOSSES -- NET WORKING CAPITAL DEFICIT. As of June 30, 1996, the Company had a $5.2 million working capital deficit, although $3.0 million of this deficit represents certain convertible notes which will automatically convert into Common Stock and Special Warrants (as hereinafter defined) upon the closing date of the Offering. See "Certain Transactions -- Pietro's
Acquisition." The Company sustained net losses of $550,000 and $1,606,000 for the years ended December 31, 1994 and 1995, respectively, and a net loss of $1,075,000 for the six-month period ended June 30, 1996. See generally "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Pietro's Corp.'s Business Related to Purchased Assets sustained net losses of $833,000 and $451,000 for the years ended December 26, 1994 and December 25, 1995, respectively, and a net loss of $166,000 for the three-month period ended March 29, 1996, the date of acquisition by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company will continue to sustain losses unless it can successfully increase revenues and reduce food and administrative costs in accordance with management's business strategy.

    IMPACT UPON FUTURE NET INCOME OR LOSS OF THE COMPANY BY CURRENT ACCOUNTING OF DEBT FINANCING COST. In order to finance the Pietro's Acquisition, the Company sold certain Convertible Notes (as hereinafter defined) totaling in the aggregate $3,000,000, which Convertible Notes convert into Shares and warrants upon the close of this Offering. In connection with this financing, which financing was obtained through the Representative, the Company paid the Representative 13% of the total $3,000,000 investment, or $390,000. See "Certain Transactions -- Pietro's Acquisition." The $390,000 debt financing cost is currently being amortized over twelve months; however, upon conversion of the Convertible Notes simultaneously with the closing of this Offering, the unamortized debt financing cost totaling $292,500 as of June 30, 1996 is currently anticipated to be expensed in the third quarter of 1996 and will significantly impact the net income or loss of the Company.

    LACK OF DIVERSIFICATION. The Company currently intends to operate pizzeria restaurants and brew-pubs only. As a result, changes in consumer preferences, including changes in consumer preferences away from restaurants of the type operated by the Company, may have a disproportionate and materially adverse impact on the Company's business, operating results and prospects.

    IMMEDIATE SUBSTANTIAL DILUTION. The initial public offering price per Share will exceed the net tangible book value per share of the Common Stock. Accordingly, the purchasers of the Shares will experience immediate substantial dilution of $3.89 per share or 77.8% of their investment based upon the pro forma net tangible book value of the Company at June 30, 1996. In addition, the purchasers of the Securities offered hereby will bear a disproportionate part of the financial risk associated with the Company's business while effective
control  will  remain  with  the  existing  shareholders  and  Management.   See
"Dilution."

    RECENTLY FORMED REPRESENTATIVE MAY BE UNABLE TO COMPLETE OFFERING OR MAKE A MARKET. The Representative was formed in March 1995, has acted as the managing underwriter for four public offerings and has acted as a member of an underwriting syndicate on three occasions. Nonetheless, due to the Representative's limited history, there can be no assurance that the Offering will be completed or, if completed, that an active trading market for the Common Stock will develop. The Representative is not affiliated with the Company or any controlling person of the Company. See "Underwriting."

    NEED FOR ADDITIONAL FINANCING. Although the Company expects that the net proceeds of this Offering will be sufficient to fund the Company's cash requirements for the conversion of the Northwest Restaurants and operation of its existing restaurants for at least 18 months following the completion of this Offering, this estimate is based on numerous assumptions regarding the Company's operations, including certain assumptions as to the Company's revenues, net income and other factors, and there is no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, additional expenses and difficulties frequently encountered in the expansion and conversion of facilities, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could make the net proceeds of this Offering insufficient to fund the Company's operations in which case the Company would require additional financing. There can be no assurance that the Company will be able to obtain such additional financing, or that such additional financing will be available on terms acceptable to the Company and at the times required by the Company. Failure to obtain such financing may adversely impact the growth, development or general operations of the Company. If, on the other hand, such financing can be obtained, it may result in additional leverage or dilution of existing shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

    UNCERTAIN ABILITY TO MANAGE GROWTH AND CONVERSIONS. A significant element of the Company's business plan is to expand through acquisitions and conversions. For example, the Company has recently acquired 26 restaurants located throughout Washington and Oregon under a plan of reorganization, 19 of which the Company retained and currently plans to convert into BJ's restaurants. In addition, the Company only recently opened its Westwood Village (Los Angeles) and Brea, California restaurants. An additional restaurant is being developed in Boulder, Colorado. The Company's ability to successfully convert recently acquired restaurants and to expand will depend on a number of factors, including the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construction firms, some of which are beyond the control of the Company. There is no assurance that the Company will be able to successfully convert recently acquired restaurants or to open any new restaurants and/or brew-pubs, or that any new restaurants and/or brew-pubs will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

    LIMITATIONS AND VULNERABILITY AS A RESULT OF GEOGRAPHIC CONCENTRATION OF MANAGEMENT'S EXPERIENCE. Until recently, Management's experience was limited to operating the restaurants in Southern California and one restaurant in Lahaina, Maui. Because the Company's Management has limited operating experience outside of Southern California, there is no assurance that the Company will be successful in other geographic areas. For example, the Company's experience with construction and development outside the Southern California area is limited, which may increase associated risks of development and construction as the Company expands outside this area. Expansion to other geographic areas may require substantially more funds for advertising and marketing since the Company will not initially have name recognition or word of mouth advertising available to it in areas outside of Southern California. The centralization of the Company's management in Southern California may be a problem in terms of its current and future expansion to new geographic areas, because the Company lacks experience with local distributors, suppliers and consumer factors and other issues as a result of the distance between the Company's main headquarters and its restaurant sites. These factors could impede the growth of the Company.

    GEOGRAPHIC CONCENTRATION OF COMPANY'S OPERATIONS The Company's operations are concentrated in Southern California, Lahaina, Maui, Oregon and Washington. Adverse economic conditions in any of these areas could adversely impact the Company.

    RESTAURANT INDUSTRY COMPETITION. The restaurant industry is intensely competitive with respect to price, service quality, location, ambiance and food quality, both within the casual dining field and in general. As a result, the rate of failure for restaurants is very high, and the business of owning and operating restaurants involves greater risks than for businesses generally. There are many competitors of the Company in the casual dining segment that have substantially greater financial and other resources than the Company and may be better established in those markets where the Company has opened or intends to open restaurants. There is no assurance that the Company will be able to compete successfully with its competitors.

    SPECIAL BREWERY BUSINESS CONSIDERATIONS. A key element of the Company's business plan involves the development and/or acquisition of brew-pub-themed restaurants which will brew beer on site or offer beer produced in a centralized micro-brewery or offer a variety of micro-brew beers produced by others that have limited availability. To the extent that the Company brews its own beer, its business will be highly dependent upon the suppliers of various raw ingredients and other materials, delivery service and the Company's ability to retain or replace its expert brewmaster to oversee the Company's brewing operations. In addition, to the extent that the Company sells beer produced by its facility to others, the Company will require independent distributors, the loss of which could adversely impact the Company. Further, brewery operations are subject to specific hazards, including contamination of brews by microorganisms and risks of equipment failure. Although Management has procured insurance to cover such risks, there can be no assurance that such insurance coverage will be adequate or will continue to be available on price or other terms satisfactory to the Company.

    UNCERTAINTY WITH RESPECT TO GROWTH OF THE MICRO-BREWING INDUSTRY. The sale and consumption of micro-brewed beer has increased over the past several years. There can be no assurance that the demand for micro-brewed beer will continue to grow at the present rate or at all, or that circumstances could develop to cause the demand for micro-brewed beer to diminish. To meet the demand for micro-brewed beer, new breweries are being developed. If the demand for micro-brewed beer does not keep up with increases in supply, the Company's limited brewery operations will face heightened competition and may not be able to sell sufficient quantities of its products to achieve profitability.

    SIGNIFICANT IMPACT OF BEER AND LIQUOR REGULATIONS. Currently, the sale of beer and wine accounts for approximately ten percent of total revenue at the Southern California restaurants. In light of the Company's current focus upon the development and/or acquisition of brew-pub-themed restaurants, Management believes that the sale of beer and other alcoholic beverages will constitute a greater percentage of sales in the future. The Company is required to operate in compliance with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its restaurants are or will be located. Failure to comply with federal, state or local regulations could cause the Company's licenses to be revoked and force it to cease the brewing and/or sale of alcoholic beverages at its restaurants. Additionally, state liquor laws may prevent or impede the expansion of the Company's restaurants into certain markets. The liquor laws of certain states prevent the Company from selling at wholesale the beer brewed at its restaurants. Any difficulties, delays or failures in obtaining such licenses, permits or approvals could delay or prevent the opening of a restaurant in a particular area.

    BEER EXCISE TAX. The federal government currently imposes an excise tax of $7.00 per barrel on each barrel of beer produced for domestic consumption, up to 60,000 barrels per year. Individual states also impose excise taxes on alcoholic beverages in varying amounts. In the future the excise tax rate could be increased by either the federal or state governments, or both. Future increases in excise taxes on alcoholic beverages could adversely affect the Company.

    DEPENDENCE UPON CONSUMER TRENDS. The Company's restaurants are, by their nature, dependent upon consumer trends with respect to the public's tastes, eating habits (including increased awareness of nutrition), public perception toward alcohol consumption and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, public perception and attitudes, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect the Company and its operations.

    DEPENDENCE ON KEY PERSONNEL. As of the date of the Prospectus there are three members of senior Management of the Company: Paul Motenko, who serves as Chairman of the Board, Chief Executive Officer, Vice President and Secretary of the Company; Jeremiah J. Hennessy, who serves as President, Chief Operating Officer and Director of the Company; and Laura Parisi who serves as Chief Financial Officer and Assistant Secretary of the Company. The Company currently has employment agreements only with Mr. Motenko and Mr. Hennessy. See
"Management -- Employment Agreements." The Company's success depends to a significant extent on the performance and continued service of its senior management and certain key employees. Competition for employees with such specialized training is intense and there can be no assurance that the Company will be successful in retaining such personnel. In addition, there can be no assurance that employees will not leave the Company or compete against the Company. See "Management." The Company does not currently have any key person life insurance but has applied for $1,000,000 in key person life insurance for each of Mr. Motenko and Mr. Hennessy. If the services of any members of Management become unavailable for any reason, it could affect the Company's business and prospects adversely.

    RISKS ASSOCIATED WITH LEASED PROPERTIES. The Company's 28 restaurants are all on leased premises. Certain of these leases expire in the near term and there is no automatic renewal or option to renew. See "Business -- Property and Leases." No assurance can be given that leases can be renewed, or, if renewed, rents will not increase substantially, either of which could adversely affect the Company. Other leases are subject to renewal at fair market value, which could involve substantial rent increases. In addition, there is a potential eminent domain proceeding against one of the Company's restaurants in Oregon which, if completed, could require the Company to close the restaurant and lose its potential revenues and investment therein.

    PIETRO'S ACQUISITION OUT OF BANKRUPTCY. The Company recently acquired 26 restaurants pursuant to a plan of reorganization filed by Pietro's with the U.S. Bankruptcy Court. The Company has sold 7 of the 26 restaurants. The Company currently plans to retain the remaining 19 restaurants. Pietro's was unable to operate its restaurants on a profitable basis, and there is no assurance that the Company will be able to operate these restaurants on a profitable basis in the future. See "Certain Transactions -- Sale of Restaurants."

    INCREASES IN FOOD COSTS. The Company's gross margins are highly sensitive to changes in food costs, which sensitivity requires Management to be able to anticipate and react to such changes. Various factors beyond the Company's control, including adverse weather, labor strikes and delays in any of the restaurants' frequent deliveries, may negatively affect food costs, quality and availability. While in the past, Management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

    INCREASE IN MINIMUM WAGE. On August 20, 1996, President Clinton signed legislation which will increase the federal minimum wage from $4.25 an hour to $4.75 effective October 1, 1996 and again to $5.15 effective September 1, 1997. In addition, California faces an initiative on the November ballot that proposes another two-step increase making the state minimum wage $5.75 an hour by early 1998. A substantial majority of employees working in restaurants operated by the Company receive salaries equal to the federal minimum wage and an increase in the minimum wage is expected to increase the operating expenses of the Company.

    POTENTIAL UNINSURED LOSSES. The Company has comprehensive insurance, including general liability, fire and extended coverage, which the Company considers adequate. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane and flood losses. While the Company currently maintains limited earthquake coverage, it may not be economically feasible to do so in the future. If such a loss should occur, the Company would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants. There is no assurance that any insurance coverage maintained by the Company will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company's ability to economically obtain or maintain such insurance. See "Business -- Insurance."

    POTENTIAL "DRAM SHOP" LIABILITY. Restaurants in most states, including those in which the Company operates, are subject to "dram shop" laws, rules and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company has limited amounts of liquor liability insurance and intends to maintain liquor liability insurance as part of its comprehensive general liability insurance which it believes should be adequate to protect against such liability, there is no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of the Company's current insurance coverage would have a materially adverse effect on the Company and its operations. The failure or inability of the Company to maintain or increase insurance coverage could materially and adversely affect the Company and its operations. In addition, punitive damage awards are generally not covered by such insurance. Thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants.

    TRADEMARK AND SERVICEMARK RISKS. The Company has not had a challenge to its use of the "BJ's" servicemark as of this time. However, to date, the Company has used the servicemark only in Southern California and Lahaina, Maui and will only recently be attempting to use such servicemark in Washington and Oregon. In addition, the Company has not secured clear rights to the use of the "BJ's" servicemark or any other name, servicemark or trademark used in the Company's business operations. Since there are other restaurants using the "BJ's" name throughout the United States there can be no assurance that the Company will ever be able to secure any such proprietary rights or that the Company may not be subject to claims with respect to the Company's use of the "BJ's" name. See "Business -- Trademarks and Copyrights."

    EFFECTS OF COMPLIANCE WITH GOVERNMENT REGULATION. The Company is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each of the Company's restaurants is and shall be subject to licensing regulation and reporting requirements by numerous governmental authorities which may include alcoholic beverage control, building, land use, environmental protection, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given restaurant or limit, as with the inability to obtain a liquor or restaurant license, its products and services available at a given restaurant. Any problems which the Company may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions. See "-- Significant Impact of Beer and Liquor Regulation."

    HIGHER COSTS ASSOCIATED WITH POTENTIAL HEALTH CARE REFORM. The Company currently pays full and in some cases a portion of health insurance coverage for corporate, managerial and certain non-managerial restaurant personnel. Many proposals being discussed at the state and federal level for universal or broadened health care coverage could impose costly requirements to provide additional coverage, which could adversely impact the Company. At the present time it is unclear what, if any, reforms in health care coverage will be adopted at the federal or state level.

    POTENTIAL IMPACT OF RECENT TAX LAW DEVELOPMENTS. In June 1995 the Internal Revenue Service announced a new initiative aimed at improving tip reporting in the restaurant industry, known as the Tip Reporting Alternative Commitment ("TRAC"). TRAC is a voluntary agreement between a restaurant and the IRS under which the restaurant agrees to educate employees about tip reporting and assume responsibility for tracking employees' charge-card tips. In return, a restaurant that signs and complies with a TRAC receives assurance that the IRS will not bill the restaurant for Federal Insurance Contributions Act ("FICA") taxes on previously unreported tips unless the IRS has first determined that individual employees owe FICA taxes. While entering a TRAC may minimize potential exposure for back FICA taxes on unreported tips, it will increase expenses for training and recordkeeping, as well as result in a likely increase in FICA payroll taxes due to an increase in the amount of tips reported, offset by an income tax credit equal to the full amount of FICA payroll taxes paid to the extent of the Company's federal income tax liability. Management of the Company has not made a determination of whether or not to apply to enter into a TRAC.

    LIMITED CONTROL AND INFLUENCE ON THE COMPANY BY NEW INVESTORS. Upon the consummation of this Offering, the officers and directors of the Company will, in the aggregate, beneficially own approximately 24.9% of the Common Stock (11.4% assuming exercise in full of the Redeemable Warrants, the Selling Security Holders' Redeemable Warrants, the Underwriters' overallotment options, including exercise of the Redeemable Warrants included therein, the Representative's Warrant and all other outstanding warrants and options). As a result, it is anticipated that these individuals will be in a position to materially influence, if not control, the outcome of all matters requiring shareholder or board approval, including the election of directors. See "Management," "Principal Shareholders" and "Description of Securities -- Common Stock." Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future shareholders may have on the Company.

    POSSIBLE ADVERSE IMPACT OF FUTURE SALES OF RESTRICTED SHARES ON MARKET PRICE. All outstanding shares prior to this Offering are restricted securities under Rule 144 under the Securities Act of 1933. However, of these restricted securities, the 1,766,864 shares held by the Selling Security Holders may be sold at any time in the over the counter market and an additional 2,772,014 shares may be eligible for resale in the near future under Rule 144. 1,529,332 of such 2,772,014 shares include shares held by officers and directors who, with the exception of Mr. Grumman and Mr. Schneider, have agreed not to sell their shares for one year after the date hereof without the written consent of the Representative. 211,618 shares owned by Mr. Grumman are subject to lock-up; however, Mr. Grumman will, subject to certain conditions, be permitted to sell 7,500 shares of Common Stock per month during the one year lock-up period. See "Underwriting." In general, under Rule 144, a person (or persons whose shares are aggregated) holding restricted securities who has satisfied a two-year holding period may, commencing 90 days after the date hereof, under certain circumstances, sell within any three-month period that number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume during the four calendar weeks prior to filing a Rule 144 notice. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. The Securities and Exchange Commission (the "Commission") has proposed to shorten the two year and three year holding periods of Rule 144 to one year and two years, respectively. If such holding periods are shortened, the holders of restricted securities could accelerate the date that they could sell their shares. Future sales under Rule 144 or by the Selling Security Holders including sales of the Selling

Security Holders' Redeemable Warrants (and the shares issuable upon exercise of the Selling Security Holders' Redeemable Warrants) may have an adverse effect on the market price of the shares of Common Stock or Redeemable Warrants should a public market develop for such Securities.

    NO DIVIDENDS. It is the current policy of the Company that it will retain earnings, if any, for expansion of its operations, remodeling or conversion of existing restaurants and other corporate purposes and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future. See "Dividend Policy."

    ABSENCE OF PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock or the Redeemable Warrants. The Common Stock and Redeemable Warrants have been approved for listing on the Nasdaq Small-Cap Market. There is no assurance that a regular public market for the Common Stock or Redeemable Warrants will develop as a result of this Offering or, if a regular public market does develop, that it will continue. In the absence of such a market, investors may be unable to readily liquidate their investment in the Common Stock or Redeemable Warrants.

    NO ASSURANCE OF CONTINUED NASDAQ INCLUSION. In order to qualify for continued listing on Nasdaq, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the maintenance requirements for quotation on Nasdaq, of which there can be no assurance, it is anticipated that the Securities would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market price of the Securities which may materially adversely affect the liquidity of the market of the Securities.

    POSSIBLE ADVERSE IMPACT OF PENNY STOCK REGULATION. If the Securities are delisted from Nasdaq, they might be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

    Although the Company believes that the Securities are not a penny stock due to their continued listing on Nasdaq, in the event the Securities subsequently become characterized as a penny stock, the market liquidity for the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of purchasers in this offering to sell their Securities in the secondary market.

    LACK   OF  CORRELATION  BETWEEN  OFFERING  PRICE  AND  VALUE  OF  SHARES  OR
COMPANY.   The  initial public  offering  price  of the  Shares  and  Redeemable
Warrants will be determined by negotiation between the Company and the Representative, as representative of the Underwriters, and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or any other established criteria of value. There is no assurance that the Common Stock or Redeemable Warrants will trade at market prices in excess of the initial public offering price as prices for the Common Stock or Redeemable Warrants in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock or Redeemable Warrants, investor perception of the Company and general economic and market conditions. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    REPRESENTATIVE'S POTENTIAL INFLUENCE ON THE MARKET. Almost all of the Selling Security Holders are clients of the Representative and are obligated to sell their respective Securities through the Representative. It is also anticipated that a significant number of the Securities being offered hereby will be sold to clients of the Representative. Although the Representative has advised the Company that it currently intends to make a market in the Securities following this Offering, it has no legal obligation, contractual or otherwise, to do so. The Representative, if it becomes a market maker, could be a significant influence in the market for the Securities, if one develops. The prices and the liquidity of the Securities may be significantly affected by the degree, if any, of the Representative's participation in such market. There is no assurance that any market activities of the Representative, if commenced, will be continued.

    POSSIBLE ADVERSE IMPACT OF SELLING SECURITY HOLDERS' SHARES AND REDEEMABLE WARRANTS ON MARKET PRICE. As part of the Registration Statement of which this Prospectus is a part, the Company is registering 1,766,864 shares of Common Stock, 10,014,584 Selling Security Holders' Redeemable Warrants owned by the Selling Security Holders, and 10,014,584 shares of Common Stock issuable upon exercise of such Selling Security Holders' Redeemable Warrants (collectively referred to herein as the "Selling Security Holders' Securities"). See "Resale of Outstanding Securities." Concurrently with this Offering, the Selling Security Holders or their respective transferees, may sell the Selling Security Holders' Securities. The sale of the Selling Security Holders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of Selling Security Holders) in the over-the-counter market or negotiated transactions, through the writing of options on the Selling Security Holders' Securities, through a combination of such methods of sale or otherwise. Sales of Selling Security Holders' Shares or the shares issuable upon exercise of the Selling Security Holders' Redeemable Warrants may depress the price of the Common Stock in any market that may develop for the Common Stock and sales of the Selling Security Holders' Redeemable Warrants may depress the price of the Redeemable Warrants in any market that may develop for the Redeemable Warrants.

    CURRENT PROSPECTUS AND STATE REGISTRATION TO EXERCISE WARRANTS. The Redeemable Warrants and the Selling Security Holders' Redeemable Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrants and the Selling Security Holders' Redeemable Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the jurisdiction of residence of the exercising holder of the Redeemable Warrants. In addition, in the event that any holder of the Redeemable Warrants attempts to exercise any Redeemable Warrants at any time after nine months from the date of this Prospectus, the Company may be required to file a post-effective amendment and deliver a current prospectus before the Redeemable Warrants may be exercised. Although the Company has undertaken to use its best efforts to have all the shares of Common Stock issuable upon exercise of the Redeemable Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, there is no assurance that it will be able to do so. The value of the Redeemable Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Redeemable Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Redeemable Warrants then reside.

    The Redeemable Warrants will be separately tradeable immediately upon issuance and may be purchased separately from the Shares. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, investors may purchase the Redeemable Warrants in the secondary market or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not registered or qualified during the period that the Redeemable Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Redeemable Warrants."

    ADVERSE EFFECT TO HOLDERS OF REDEEMABLE WARRANTS AS A RESULT OF POSSIBLE REDEMPTION OF SUCH WARRANTS. The Redeemable Warrants are subject to redemption by the Company, at any time, commencing one year after the date of this Prospectus, at a price of $.25 per Redeemable Warrant if the average closing bid price for the Common Stock equals or exceeds 140 percent of the initial public offering price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If, prior to exercise, the Company provides holders of the Redeemable Warrants with the 30-day notice of redemption and during such notice period, the Redeemable Warrants are not exercised, the holders thereof would lose their right to exercise their respective Redeemable Warrants and the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Redeemable Warrants, as well as any possible future price appreciation in the Common Stock. Upon the receipt of a notice of redemption of the Redeemable Warrants, the holders thereof would be required to: (i) exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the Redeemable Warrants at the market price, if any, when they might otherwise wish to hold the Redeemable Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. Notwithstanding the above, 4,700,000 of such Redeemable Warrants ("Special Warrants") are not redeemable until sold by the current holders or their affiliates. See "Description of Securities -- Redeemable Warrants" and "Underwriting."

    POSSIBLE ADVERSE IMPACT ON POTENTIAL BIDS TO ACQUIRE SHARES DUE TO ISSUANCE OF PREFERRED OR COMMON STOCK. The Board of Directors of the Company has authority to issue up to 5,000,000 shares of preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. In addition, the Company has authorized 60,000,000 shares of
Common Stock. Only 6,408,321 shares of Common Stock will be outstanding immediately after the completion of this Offering, assuming no exercise of the Underwriters' over-allotment options and assuming that the Representative's Warrants and all other stock options and warrants then to be outstanding are not exercised. An additional 13,134,584 shares of Common Stock are reserved for issuance pursuant to the Underwriters' over-allotment options, Redeemable Warrants, the Selling Security Holders' Redeemable Warrants, the Representative's Warrants, and options that may be granted under the 1996 Stock Option Plan. Thus, an additional 40,457,095 shares of Common Stock remain available for issuance at the discretion of the Board of Directors. The potential issuance of authorized and unissued Preferred Stock or Common Stock of the Company may result in special rights and privileges, including voting rights, to individuals designated by the Company and have the effect of delaying, deferring or preventing a change in control of the Company. As a result, such potential issuance may adversely affect the marketability and potential market price of the shares, as well as the voting and other rights of the holders of the Common Stock. The Company currently has no plans to issue shares of Preferred Stock or additional shares of Common Stock. See "Description of Securities -- Common Stock."

    POSSIBLE DILUTIVE EVENT AS A RESULT OF LACK OF PREEMPTIVE RIGHTS. The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock, or securities convertible into or exercisable to purchase shares of Common Stock, following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be diluted. See "Description of Securities -- Common Stock."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby at the initial public offering price of $5.00 per share and $0.25 per warrant, after deducting underwriting discounts and other estimated expenses of the Offering, are estimated to be approximately $7,504,660 ($8,750,359 if the Underwriters' over-allotment options are exercised in full). The Company intends to apply such proceeds for the general purposes set forth below:

                                                                              APPROXIMATE PERCENTAGE
APPLICATION OF NET PROCEEDS                                   DOLLAR AMOUNT      OF NET PROCEEDS
------------------------------------------------------------  -------------   ----------------------
Conversion of 19 Northwest Restaurants (1)..................   $4,500,000             60.0%
Repayment of Debt (2).......................................      730,000              9.7%
Development of Boulder, Colorado Restaurant (3).............      800,000             10.7%
Working Capital.............................................    1,474,660             19.6%
                                                              -------------          -----
  Total.....................................................   $7,504,660            100.0%
                                                              -------------          -----
                                                              -------------          -----

------------------------
(1) Depending on which of the three BJ's concepts a particular restaurant is converted to, conversion expenditures are estimated to range from $100,000 for a BJ'S PIZZA restaurant to as high as $500,000 for a full BJ'S PIZZA, GRILL & BREWERY restaurant.

(2) To repay: (i) $526,000 of the $3,270,000 outstanding note payable to Roman Systems, which note matures on April 1, 2004 and bears interest at a rate of 7%. See "Certain Transactions -- Acquisition of Restaurants and Intellectual Property," (ii) a $100,000 note due and payable to Ms. Katherine Anderson, a limited partner of BJ's Lahaina, L.P., the California limited partnership which operates the Company's Lahaina, Maui restaurant, which note matures on September 5, 1996 and bears interest at a rate of 19%, (iii) a $79,000 note due on demand and payable to Paul Motenko, which note bears interest at a rate of 6% and (iv) a $25,000 note due and payable to Harold Motenko, which note matures on March 22, 1998 and bears interest at a rate of 12%. See "Certain Transactions -- Certain Other Transactions and Conflicts of Interest."

(3) Represents estimated costs of improvements and equipment purchases for the Boulder, Colorado restaurant not currently expected to be financed through loans or other financing, as well as amounts expected to be applied toward, among other things, advertising, preopening expenses (including hiring and training of personnel) and related expenses in connection with the Boulder, Colorado site.

    The foregoing represents the Company's best estimate of its use of the net proceeds of this Offering based upon its present plans, the state of its business operations and current conditions in the restaurant industry. The
Company reserves the right to change the use of the net proceeds if unanticipated developments in the Company's business, business opportunities, or changes in economic, regulatory or competitive conditions make shifts in the allocation of net proceeds necessary or desirable. The net proceeds from the exercise of the Representative's Warrants, if any, will be added to the general funds of the Company and used for working capital and other general corporate purposes. Amounts received by the Company upon exercise of the Underwriters' over-allotment options, if any, will be used for working capital and other general corporate purposes. Pending any uses, the Company will invest the net proceeds from this Offering in short-term, interest-bearing securities or accounts.

    The Company will not receive any proceeds from the sale of the Selling Security Holders' Securities, although it will receive the exercise price of the Selling Security Holders' Redeemable Warrants when and if they are exercised.

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception. Currently, the Company does not have any funds available for the payment of dividends. In any case, it is the current policy of the Company that it will retain earnings, if any, for expansion of its operations, remodeling of existing restaurants and other general corporate purposes and that it will not pay any cash dividends in respect of the shares in the foreseeable future. Should the Company decide to pay dividends in the future such payments would be at the discretion of the Board of Directors.

                                    DILUTION

    As of June 30, 1996, the Company had a pro forma net tangible deficit book value of $9,144, or approximately $0.00 per share of Common Stock. The pro forma net tangible book value assumed the conversion of $3,000,000 of debt pursuant to the Note Purchase Agreements (as hereinafter defined) by and between the Company and ASSI, Inc. and the Company and Norton Herrick upon the consummation of this Offering. (See "Certain Transactions -- Pietro's and Other Proposed Acquisitions") This pro forma net tangible book value per share of Common Stock is equal to the net tangible assets of the Company (total assets less total liabilities and intangible assets), divided by the number of shares of Common Stock outstanding. After giving effect to the issuance of the 1,800,000 Shares of Common Stock offered hereby (without giving any effect to the net proceeds from the sale of the Shares and Redeemable Warrants subject to the Underwriters' over-allotment options) at an offering price of $5.00 per share, and after deduction of estimated offering expenses and the Underwriters' discount, the pro forma net tangible book value of the Company at June 30, 1996 would have been $7,109,200 or approximately $1.11 per share of Common Stock, representing an immediate dilution (i.e., the difference between the purchase price per Share and the pro forma net tangible book value per share after the Offering) to new investors of $3.89 or 77.8% per share and an immediate increase in net tangible book value of $1.11 per share to existing shareholders, as illustrated by the following table:

Initial public offering price per share of Common Stock.....         $5.00
  Pro forma net tangible deficit book value per share after
   conversion of debt into Common Stock at June 30, 1996....  $0.00
  Increase per share of Common Stock attributable to new
   investors................................................   1.11
                                                              -----
Pro forma net tangible book value per share of Common Stock
 after the Offering.........................................          1.11
                                                                     -----
Dilution per share of Common Stock to new investors.........         $3.89
                                                                     -----
                                                                     -----

    If the net proceeds of $395,460 from the sale of the Redeemable Warrants (after deducting the underwriting discounts and the Representative's nonaccountable expense allowance, but attributing no other costs of this Offering to the Redeemable Warrants) had been attributed to the net tangible book value of the shares of Common Stock after this Offering, the pro forma net tangible book value after this Offering would increase by approximately $.06 per share of Common Stock and decrease the dilution to new public investors by approximately $.06 per share of Common Stock.

    In the event that the Underwriters exercise their over-allotment options in full, the pro forma net tangible book value of the Company after this Offering (after deducting the Underwriters' discount and the Representative's nonaccountable expense allowance, but attributing no other costs of this Offering to the over-allotment options) would be approximately $8,750,359 (including the net proceeds of $395,460 from the sale of the Redeemable Warrants) or $1.31 per share of Common Stock, which would result in immediate dilution in net tangible book value to the public investors of approximately $3.69 per share of Common Stock.

    The following table sets forth the number of shares of Common Stock owned by the current shareholders of the Company, the number of shares of Common Stock to be purchased from the

Company by the purchasers of the shares of Common Stock offered hereby and the respective aggregate consideration paid or to be paid to the Company and the average price per share of Common Stock.

                                                                SHARES PURCHASED           TOTAL CONSIDERATION
                                                              ---------------------      -----------------------     AVERAGE PRICE
                                                               NUMBER       PERCENT         AMOUNT       PERCENT       PER SHARE
                                                              ---------     -------      ------------    -------     -------------
Current shareholders (1)....................................  4,608,321      71.9%       $  9,229,154     50.6%          $2.00
New investors (2)...........................................  1,800,000      28.1%       $  9,000,000     49.4%          $5.00
                                                              ---------     -------      ------------    -------
  Total.....................................................  6,408,321     100.0%       $ 18,229,154    100.0%
                                                              ---------     -------      ------------    -------
                                                              ---------     -------      ------------    -------

------------------------
(1) Includes outstanding Common Stock at June 30, 1996 of 3,788,878 shares, plus the issuance of Woodbridge Holdings, Inc.'s 69,443 shares and the assumed conversion of the debt to Common Stock for ASSI, Inc. and Norton Herrick to 750,000 shares upon the closing of this Offering. See "Certain Transactions."

(2) Does not include the issuance and sale of 1,800,000 Redeemable Warrants, or up to 270,000 additional Shares of Common Stock and 270,000 Redeemable Warrants issuable by the Company upon the exercise of the Underwriters' over-allotment options, which upon full exercise of the respective securities would increase the total shares of Common Stock purchased by new investors by 2,340,000 (26.7%) and the total consideration paid to the Company by new investors to $10,867,500 (54.1%).

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996, as adjusted to give effect to the conversion of $3,000,000 of debt to Common Stock and warrants (see "Certain Transactions -- Pietro's Acquisition") and to the issuance and sale of the 1,800,000 Shares of Common Stock and the 1,800,000 Redeemable Warrants offered hereby by the Company at an Offering price of $5.00 per share and $0.25 per warrant, after the deduction of the estimated expenses of the Offering, and the application of the net proceeds thereof as set forth in "Use of Proceeds." The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                      JUNE 30, 1996
                                          -------------------------------------
                                          COMPANY    ADJUSTMENTS    AS ADJUSTED
                                          --------  -------------   -----------
                                                 (DOLLARS IN THOUSANDS)
Long-term debt, including current
 portion and capital leases.............  $  1,353                    $  1,353
                                                       (3,000)(2)
Notes payable to related parties........     6,793       (730)(1)        3,063
                                          --------                  -----------
    Total debt..........................     8,146                       4,416
Minority interest.......................       254                         254
Equity:
  Preferred stock, no par value,
   5,000,000 shares authorized; none
   issued and outstanding...............     --                         --
  Common stock, no par value, 60,000,000
   shares authorized; 4,608,321 shares                     69(2)
   issued, and pro forma 6,408,321                      2,775(2)
   shares to be outstanding (3).........     5,568      7,109(4)        15,521
  Capital surplus:
  Warrants: 10,014,584 warrants issued;                     6(2)
   and pro forma 11,814,584 warrants to                   225(2)
   be outstanding.......................       330        395(4)           956
  Accumulated deficit...................    (2,899)      (293)(2)       (3,192)
                                          --------                  -----------
    Total equity........................     2,999                      13,285
                                          --------                  -----------
      Total capitalization..............  $ 11,398                    $ 17,955
                                          --------                  -----------
                                          --------                  -----------

--------------------------
(1) The Company will use a portion of the net proceeds to pay (i) $526,000 of the $3,270,000 note payable to Roman Systems, Inc., (ii) a $100,000 note payable to Ms. Katherine Anderson, (iii) a $79,000 note payable to Paul Motenko and (iv) a $25,000 note payable to Harold Motenko.

(2) Conversion of $3,000,000 debt and related accrued interest thereon under certain Convertible Notes to 750,000 shares of Common Stock and 4,500,000 warrants. See "Certain Transactions -- Pietro's Acquisition." The expensing of the unamortized debt issue cost of $292,500 and the related impact on accumulated deficit is anticipated to be charged to operations in the third quarter of 1996 upon the closing of this Offering.

(3) Excludes (i) 1,800,000 shares of Common Stock issuable by the Company upon the full exercise of the Redeemable Warrants offered hereby, (ii) 270,000 shares of Common Stock and 270,000 Redeemable Warrants issuable by the Company upon the full exercise of the Underwriters' over-allotment options,
    (iii) 180,000 shares of Common Stock issuable by the Company upon the full exercise of the Representative's Warrant, (iv) 10,014,584 shares of Common Stock issuable by the Company upon the full exercise of the Selling Security Holders' Redeemable Warrants and (v) 600,000 shares reserved for issuance under the Company's proposed 1996 Stock Option Plan. See "Underwriting."

(4) The net proceeds of this Offering which include 1,800,000 Shares of Common Stock and the issuance and sale of the 1,800,000 Redeemable Warrants offered hereby.

    In December 1994 and May 1995, the Company effected a 19,000-for-one stock split and a .34896-for-one reverse stock split of its Common Stock, respectively. Unless the context otherwise requires, all share and per-share data in this Prospectus have been revised to reflect these stock splits.

               SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

    The selected financial data presented below for, and as of the year ended December 31, 1995 and the end of, each of the years in the two-year period ended December 31, 1995, are derived from the combined (1994) and consolidated (1995) financial statements of the Company and the financial statements of the Pietro's Corp. Business Related to Purchased Assets ("Purchased Assets"), which financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial statements as of December 31, 1995, and for each of the years in the two-year period ended December 31, 1995, and the reports thereon, are included elsewhere in this Prospectus. The consolidated financial data for the six-month periods ended June 30, 1995 and June 30, 1996, are derived from unaudited consolidated financial statements of the Company. The combined financial data for the Purchased Assets on page 25 hereof for the three-month periods ended March 27, 1995 and March 29, 1996, are derived from the unaudited combined financial statements of the Purchased Assets. The consolidated financial data for the Company for the six-month period ended June 30, 1996 includes the results of operations of the Purchased Assets for the period from March 30, 1996 through June 30, 1996. All of the unaudited financial statement data referred to above, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations. The operating results for the six-month periods ended June 30, 1995 and 1996 are not necessarily indicative of the operating results for the full year. The selected combined and consolidated financial data should be read in conjunction with the Company and the Purchased Assets Combined and Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. See Note 1 of Notes to Combined and Consolidated Financial Statements.

CHICAGO PIZZA & BREWERY, INC. (THE "PARENT")

                                                                                                           SIX-MONTH
                                                                                YEAR ENDED DECEMBER      PERIODS ENDED
                                                                                        31,                 JUNE 30,
                                                                                --------------------  --------------------
                                                                                  1994       1995       1995       1996
                                                                                ---------  ---------  ---------  ---------
                                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA: (1)
Revenues......................................................................  $   6,453  $   6,586  $   3,207  $   8,308
Cost of sales.................................................................      1,638      1,848        894      2,614
                                                                                ---------  ---------  ---------  ---------
Gross profit..................................................................      4,815      4,738      2,313      5,694
                                                                                ---------  ---------  ---------  ---------
Costs and expenses:
  Labor.......................................................................      2,706      2,647      1,269      3,088
  Occupancy...................................................................        654        654        314        696
  Operating expenses..........................................................      1,331      1,250        650      1,388
  General & administrative....................................................        474        879        330        833
  Depreciation & amortization.................................................        173        359        182        377
                                                                                ---------  ---------  ---------  ---------
      Total costs and expenses................................................      5,338      5,789      2,745      6,382
                                                                                ---------  ---------  ---------  ---------
Loss from operations..........................................................       (523)    (1,051)      (432)      (688)
Other income (expense):
  Interest expense, net.......................................................       (119)      (472)      (381)      (386)
  Other.......................................................................        (34)      (104)         0          7
                                                                                ---------  ---------  ---------  ---------
      Total other expense.....................................................       (153)      (576)      (381)      (379)
                                                                                ---------  ---------  ---------  ---------
Loss before minority interest and taxes.......................................       (676)    (1,627)      (813)    (1,067)
Minority interest in partnerships.............................................        132         27         17         (1)
                                                                                ---------  ---------  ---------  ---------
      Loss before taxes.......................................................       (544)    (1,600)      (796)    (1,068)
Income tax expense............................................................         (6)        (6)        (2)        (7)
                                                                                ---------  ---------  ---------  ---------
      Net loss................................................................  $    (550) $  (1,606) $    (798) $  (1,075)
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------

BALANCE SHEET DATA (END OF PERIOD): (1)
Working capital (deficit).....................................................             $      22             $  (5,206)
Intangible assets, net........................................................                 5,558                 5,790
Total assets..................................................................                 9,943                14,890
Total long-term debt (including current portion)..............................                 4,127                 8,146
Minority interest (2).........................................................                   253                   254
Shareholders' equity..........................................................                 4,023                 2,999

PURCHASED ASSETS (3)

                                                                                           THREE-MONTH
                                           YEAR ENDED DECEMBER  YEAR ENDED DECEMBER       PERIOD ENDED
                                                26, 1994             25, 1995            MARCH 27, 1995
                                           -------------------  -------------------  -----------------------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA: (4)
Revenues.................................       $  14,609            $  14,634              $   3,671
Cost of sales............................           4,403                4,277                  1,121
                                                 --------             --------                -------
Gross profit.............................          10,206               10,357                  2,550
                                                 --------             --------                -------
Costs and expenses:
  Labor..................................           4,755                4,836                  1,201
  Occupancy..............................           1,402                1,434                    350
  Operating expenses.....................           2,276                2,361                    644
  General & administrative...............           1,944                1,596                    403
  Depreciation & amortization............             662                  581                    140
                                                 --------             --------                -------
      Total costs and expenses...........          11,039               10,808                  2,738
                                                 --------             --------                -------
      Net loss...........................       $    (833)           $    (451)             $    (188)
                                                 --------             --------                -------
                                                 --------             --------                -------

BALANCE SHEET DATA (END OF PERIOD): (4)
Working capital (deficit)................                            $    (247)
Total assets.............................                                1,541
Equity...................................                                1,091

                                                 THREE-MONTH
                                                PERIOD ENDED
                                               MARCH 29, 1996
                                           -----------------------

STATEMENT OF OPERATIONS DATA: (4)
Revenues.................................         $   3,780
Cost of sales............................             1,188
                                                    -------
Gross profit.............................             2,592
                                                    -------
Costs and expenses:
  Labor..................................             1,290
  Occupancy..............................               352
  Operating expenses.....................               620
  General & administrative...............               382
  Depreciation & amortization............               114
                                                    -------
      Total costs and expenses...........             2,758
                                                    -------
      Net loss...........................         $    (166)
                                                    -------
                                                    -------
BALANCE SHEET DATA (END OF PERIOD): (4)
Working capital (deficit)................         $    (105)
Total assets.............................             1,463
Equity...................................             1,125

------------------------
(1) Statement of Operations Data for the Parent includes the operating results for the combined (1994) and consolidated (1995) information for the Parent and the combined information for the Purchased Assets from March 30, 1996 through June 30, 1996. The Balance Sheet Data includes the consolidated balance sheet information for the Parent and the combined balance sheet information for the Purchased Assets as of June 30, 1996. The 1994 information for the Parent is presented on a combined basis due to common ownership and control. The Parent acquired the Purchased Assets on March 29, 1996.

(2) The minority interest represents the 46.32% limited partners' share in equity and the accumulated results from operations for the Lahaina, Maui restaurant, not owned directly by the Parent.

(3) The Purchased Assets represent the 26 restaurants acquired (the "Pietro's Acquisition") from the former Pietro's Corp., a Washington corporation ("Pietro's"). The financial results for the Purchased Assets represent the Pietro's Corp.'s Business Related to Purchased Assets acquired by the Parent. On May 15, 1996 the Parent agreed to sell seven of the restaurants purchased from Pietro's. The sale was completed during the second quarter of 1996. The operating results of those seven restaurants are included in the table. The Company recognized no gain or loss on the sale and adjusted the goodwill recorded in the acquisition of the Purchased Assets. The sales for the seven restaurants which the Company sold totaled approximately $3,492,000 and $3,683,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Operating profit excluding overhead allocation for the seven restaurants totaled approximately $268,000 and $313,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Loss after overhead allocation relating to the seven restaurants totaled approximately $327,000 and $454,000 for the years ended December 25, 1995 and December 26, 1994, respectively. See the Combined Financial Statements, Pietro's Corp.'s Business Related to Purchased Assets. The sales for the seven restaurants sold totaled approximately $841,000 and $940,000 for the three-month periods ended March 31, 1996 and 1995, respectively. Operating profit excluding overhead allocation totaled approximately $31,000 and
    $95,000  for  the  three-month  periods  ended  March  31,  1996  and  1995, respectively. Loss after overhead allocation relating to the seven restaurants totaled approximately $54,000 and $42,000 for the three-month periods ended March 31, 1996 and 1995, respectively. See the Combined Financial Statements, Pietro's Corp.'s Business Related to Purchased Assets.

(4) Statement of Operations and Balance Sheet Data for the Purchased Assets include the combined information for the Purchased Assets as of the dates and for each of the periods presented.

               PRO FORMA COMBINED FINANCIAL DATA FOR THE COMPANY

    The following unaudited pro forma combined financial information reflects the acquisition of the Purchased Assets by the Company. The pro forma statement of operations for the six-month period ended June 30, 1996 and the year ended December 31, 1995 assumes the transaction occurred January 1, 1995.

    The historical financial information of the Company for the six-month period ended June 30, 1996 and the year ended December 31, 1995 has been derived from the consolidated and combined financial statements included elsewhere in this Prospectus. The pro forma financial information should be read in conjunction with the accompanying notes thereto and with the financial statements of the Company and the Purchased Assets included elsewhere in this Prospectus. The pro forma combined financial information does not purport to be indicative of operating results which would have been achieved had the acquisition of the Purchased Assets occurred as of the dates indicated and should not be construed as representative of future operating results. In the opinion of Management, all adjustments have been made to reflect the effects of the acquisition.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                       HISTORICAL                       PRO FORMA
                                       HISTORICAL       PRO FORMA       PRO FORMA      SIX-MONTH        PRO FORMA       SIX-MONTH
                                       YEAR ENDED      ADJUSTMENTS      YEAR ENDED    PERIOD ENDED     ADJUSTMENTS     PERIOD ENDED
                                      DECEMBER 31,      PURCHASED      DECEMBER 31,     JUNE 30,        PURCHASED        JUNE 30,
                                          1995         ASSETS (1)        1995 (5)         1996         ASSETS (2)        1996 (5)
                                      ------------   ---------------   ------------   ------------   ---------------   ------------
Revenues............................    $ 6,586          $14,634         $21,220        $ 8,308          $ 3,780         $12,088
Cost of sales.......................      1,848            4,277           6,125          2,614            1,188           3,802
                                      ------------   ---------------   ------------   ------------       -------       ------------
  Gross profit......................      4,738           10,357          15,095          5,694            2,592           8,286
Costs and expenses:
  Labor.............................      2,647            4,836           7,483          3,088            1,290           4,378
  Occupancy.........................        654            1,434           2,088            696              352           1,048
  Operating expenses................      1,250            2,361           3,611          1,388              620           2,008
  General & administrative..........        879            1,596(4)        2,475            833              382(4)        1,215
  Depreciation & amortization.......        359              581             940            377              114             491
                                      ------------   ---------------   ------------   ------------       -------       ------------
    Total costs and expenses........      5,789           10,808          16,597          6,382            2,758           9,140
Loss from operations................     (1,051)            (451)         (1,502)          (688)            (166)           (854)
Minority interest in partnership....         27                0              27             (1)               0              (1)
Other income (expense):.............
  Interest expense, net.............       (472)               0            (472)          (386)               0            (386)
  Other.............................       (104)               0            (104)             7                0               7
                                      ------------   ---------------   ------------   ------------       -------       ------------
  Loss before taxes.................     (1,600)            (451)         (2,051)        (1,068)            (166)         (1,234)
Provision for taxes (3).............         (6)               0              (6)            (7)               0              (7)
                                      ------------   ---------------   ------------   ------------       -------       ------------
    Net loss........................    $(1,606)         $  (451)        $(2,057)       $(1,075)         $  (166)        $(1,241)
                                      ------------   ---------------   ------------   ------------       -------       ------------
                                      ------------   ---------------   ------------   ------------       -------       ------------

------------------------
(1) To adjust operating results for the year ended December 31, 1995 to include Pietro's Corp.'s business related to the Purchased Assets described further elsewhere in this Prospectus.

(2) Reflects the results of the operations of the Purchased Assets for the three-month period from January 1 to March 29, 1996.

(3) No income tax benefit has been provided for the results of the operations of the Company and the Purchased Assets as it is more likely than not that the deferred tax assets originated in the net operating losses will not be realized.

(4) Reflects overhead allocation from Pietro's Corp.

(5) On May 15, 1996 the Parent agreed to sell seven of the restaurants purchased from Pietro's Corp. The Company recognized no gain or loss on the sale of these restaurants and adjusted the goodwill related to the acquisition of the Purchased Assets. The sales for the seven restaurants sold totaled approximately $3,492,000 and $1,533,000 for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively. Operating profit before allocation of overhead for the locations to be sold total $268,000 and $9,000 for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively. Losses after allocation of overhead for the locations to be sold totaled $327,000 and $133,000 for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the Company's financial condition and results of operations, for the years ended December 31, 1994 and 1995 and the six-month periods ended June 30, 1995 and 1996 concern the Company including the assets of CPNI as of March 30, 1996. The Company including the assets of CPNI as of March 30, 1996, is referred to as the "Parent." This discussion and analysis should be read in conjunction with the Parent's combined financial statements and related notes thereto included elsewhere in this Prospectus.

GENERAL
    Chicago Pizza & Brewery, Inc. (the "Company") was formed in 1991 by Mr. Jeremiah Hennessy and Mr. Paul Motenko (the "Owners") to operate and manage five existing restaurants that operated as BJ's Chicago Pizzeria restaurants (now all operated as BJ'S PIZZA & GRILL restaurants) in Southern California. These five restaurants were owned by Roman Systems, Inc. ("Roman Systems"). The Company began managing these five restaurants in 1991 pursuant to a Management Agreement (the "Management Agreement") with Roman Systems. Pursuant to the Management Agreement, the Company had the right to open, operate and manage BJ's restaurants. In 1992, the Owners formed CPA-BG, Inc. ("CPA-BG") and opened two restaurants with CPA-BG as the general partner of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. in 1992 and 1993, respectively. In 1994, the Company opened BJ's restaurants in Huntington Beach and Seal Beach, California. Additionally in 1994, the Company, through a limited partnership interest in BJ's Lahaina, L.P., opened a BJ's restaurant in Lahaina, Maui. The general partners of BJ's Lahaina, L.P. were CPA010, Inc. ("CPA010"), owned by Messrs. Motenko and Hennessy, and Blue Max, Inc. ("Blue Max"). In addition to its limited partnership interest, the Company managed the Lahaina, Maui restaurant.

    Effective January 1, 1995, pursuant to the Asset Purchase Agreement between the Company and Roman Systems (the "Asset Purchase Agreement"), the Company purchased three of the existing BJ's restaurants operated and managed under the Management Agreement (Balboa in Newport Beach, La Jolla Village and Laguna Beach, California) and terminated the Management Agreement. As part of the Asset Purchase Agreement, the Company assumed responsibility for closing the other two Roman Systems BJ's restaurants in Santa Ana and San Juan Capistrano, California and assumed certain liabilities related thereto. The Santa Ana and San Juan Capistrano, California restaurants were closed in 1995.

    Effective January 1, 1995, the Company purchased the limited partnership interests of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. The general partnership interests of CPA-BG were transferred to the Company for no consideration prior to the acquisition of the limited partnership interests. The stock of the corporate general partners of BJ's Lahaina, L.P., CPA010 and Blue Max, was also transferred to the Company for no consideration. Additionally, in 1995 the Company closed the BJ's restaurant located on Prospect Street in La Jolla, California ("La Jolla -- Prospect"). As of December 31, 1995, the Company owned seven BJ's restaurants, all in Southern California and a 53.68% interest in the BJ's restaurant in Lahaina, Maui. The Company subsequently opened BJ's restaurants in Westwood Village in Los Angeles, California in March 1996, and Brea, California in April 1996.

    On March 29, 1996, the Company acquired 26 restaurants located in Oregon and Washington by providing the funding for Pietro's Plan of Reorganization, dated February 29, 1996, as modified (the "Debtor's Plan") and thereby acquired all of the stock in the reorganized entity known as Chicago Pizza Northwest, Inc. The Debtor's Plan was confirmed by an order of the Bankruptcy Court on March 18, 1996 and the Company funded the Debtor's Plan on March 29, 1996. The Company's consolidated balance sheet as of June 30, 1996 includes CPNI and the Statement of Operations for the six-month period ended June 30, 1996 includes the results of CPNI for the period March 30, 1996 through June 30, 1996.

    As   a  result  of  these  transactions  the  Company  owned  the  following restaurants during 1995 and 1996, except for the Lahaina, Maui restaurant in which the Company owned an interest:

LOCATION                                                             ACQUIRED FROM              DATE ACQUIRED
-----------------------------------------------------------  -----------------------------  ----------------------
Seal Beach, California.....................................  N.A. (3)                       February 22, 1994
Lahaina, Maui..............................................  N.A. (3)                       June 22, 1994
Huntington Beach, California...............................  N.A. (3)                       August 30, 1994
Balboa in Newport Beach, California........................  Roman Systems                  January 1, 1995
Laguna Beach, California...................................  Roman Systems                  January 1, 1995
La Jolla Village, La Jolla, California.....................  Roman Systems                  January 1, 1995
Belmont Shore, California..................................  BJ's Belmont Shore, L.P.       January 1, 1995
La Jolla -- Prospect, California (1).......................  BJ's La Jolla, L.P.            January 1, 1995
Westwood Village in Los Angeles, California................  N.A. (3)                       March 15, 1996
Brea, California...........................................  N.A. (3)                       March 29, 1996
Milwaukie, Oregon..........................................  Pietro's Corp.                 March 29, 1996
Salem, Oregon..............................................  Pietro's Corp.                 March 29, 1996
Eugene, Oregon.............................................  Pietro's Corp.                 March 29, 1996
Portland, Oregon...........................................  Pietro's Corp.                 March 29, 1996
Eugene, Oregon.............................................  Pietro's Corp.                 March 29, 1996
Salem, Oregon..............................................  Pietro's Corp.                 March 29, 1996
Gresham, Oregon............................................  Pietro's Corp.                 March 29, 1996
Eugene, Oregon.............................................  Pietro's Corp.                 March 29, 1996
Woodstock, Oregon..........................................  Pietro's Corp.                 March 29, 1996
Jantzen Beach, Oregon......................................  Pietro's Corp.                 March 29, 1996
Portland, Oregon...........................................  Pietro's Corp.                 March 29, 1996
Portland, Oregon...........................................  Pietro's Corp.                 March 29, 1996
Portland, Oregon...........................................  Pietro's Corp.                 March 29, 1996
Hood River, Oregon.........................................  Pietro's Corp.                 March 29, 1996
The Dalles, Oregon.........................................  Pietro's Corp.                 March 29, 1996
Aloha, Oregon..............................................  Pietro's Corp.                 March 29, 1996
North Bend, Oregon.........................................  Pietro's Corp.                 March 29, 1996
McMinnville, Oregon........................................  Pietro's Corp.                 March 29, 1996
Redmond, Oregon (2)........................................  Pietro's Corp.                 March 29, 1996
Albany, Oregon (2).........................................  Pietro's Corp.                 March 29, 1996
Madras, Oregon (2).........................................  Pietro's Corp.                 March 29, 1996
Bend, Oregon (2)...........................................  Pietro's Corp.                 March 29, 1996
Richland, Washington (2)...................................  Pietro's Corp.                 March 29, 1996
Kennewick, Washington (2)..................................  Pietro's Corp.                 March 29, 1996
Longview, Washington.......................................  Pietro's Corp.                 March 29, 1996
Yakima, Washington (2).....................................  Pietro's Corp.                 March 29, 1996

------------------------
(1) Closed June 1995.

(2) In May of 1996, the Company entered into an agreement to sell these restaurants. The sale of these restaurants was completed during the second quarter of 1996. See "Certain Transactions -- Sale of Restaurants."

(3) These restaurants were developed by the Company rather than purchased.

    The above list does not include the Boulder, Colorado restaurant, which the Company is currently developing and expects to open in Winter of 1996.

    The Parent's revenues are derived primarily from food and beverage sales at its restaurants. The Parent's expenses consist primarily of food and beverage costs, labor costs (consisting of wages and benefits), operating expenses (consisting of marketing costs, repairs and maintenance, supplies, utilities and other operating expenses), occupancy costs, general and administrative expenses and depreciation and amortization expenses.

    Certain preopening costs, including direct and incremental costs associated with the opening of a new restaurant, are amortized over a period of one year from the opening date of such restaurant. These costs include primarily those incurred to train a new restaurant management team, food, beverage and supply costs incurred to test all equipment and systems, and any rent or operating expenses incurred prior to opening. As of June 30, 1996, approximately $309,000 of preopening costs had been incurred in connection with the opening of the restaurants in Westwood Village in Los Angeles, California; Brea, California; and Boulder, Colorado. Construction costs, including leasehold capital improvements are amortized over the remaining useful life of the related asset, or, for leasehold improvements, over the initial term, if less.

    The Company's conversion of five of its restaurants from "BJ's Chicago Pizzerias" to BJ'S PIZZA & GRILL restaurants resulted in above-normal food and labor costs in late 1995, and the first quarter of 1996 -- results which are similar to that normally experienced in the opening of a new restaurant. Management believes that the conversions were a significant contributing factor to substantial comparable store sales increases experienced by the affected restaurants during the first quarter of 1996. The Parent utilizes a calendar year-end for financial reporting purposes.

RESULTS OF OPERATIONS

    SIX-MONTH PERIOD ENDED JUNE 30, 1996 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30, 1995

    REVENUES. Total revenues for the six-month period ended June 30, 1996 increased to $8,308,000, from $3,207,000 for the comparable period in 1995, an increase of $5,101,000 or 159.1%. The Northwest Restaurants, acquired on March 29, 1996, accounted for $3,557,000 of revenues from the date of acquisition through June 30, 1996. Excluding the Northwest Restaurants, total revenues for the six-month period ended June 30, 1996 increased to $4,751,000 from $3,207,000, an increase of $1,544,000 for the comparable period in 1995. The increase was achieved despite the La Jolla -- Prospect restaurant being closed during 1996. Approximately $1,130,000 of the increase was due to the opening of the Westwood Village, Los Angeles, California and Brea, California restaurants in March and April, 1996, respectively. Revenues for the seven stores open the entire comparable period increased from $3,035,000 to $3,621,000 or 19.3%. Management primarily attributes the increase in revenues in these stores to the following factors, in order of their significance: (i) the introduction of the new BJ's menu and concept, (ii) the winter storms experienced during the first quarter of 1995 which resulted in reduced customers during that period, and
(iii) the refurbishment of the La Jolla Village restaurant in November, 1995.

    COST OF SALES. Cost of food, beverages and paper for the restaurants increased to $2,614,000 for the six months ended June 30, 1996 from $894,000 for the comparable period in 1995, an increase of $1,720,000 or 192.4%. As a percentage of revenues, cost of sales increased to 31.5% for the period ended June 30, 1996 from 27.9% for the comparable period in 1995. The Northwest Restaurants, acquired on March 29, 1996, accounted for $1,150,000 of cost of sales from the date of acquisition through June 30, 1996. Excluding the Northwest Restaurants, cost of sales for the six-month period ended June 30, 1996 increased to $1,464,000 from $894,000 for the comparable period in 1995, an increase of 63.8%. Excluding the Northwest Restaurants, as a percentage of revenues, cost of sales increased to 30.8% for the six-month period ended June 30, 1996 from 27.9% for the comparable period in 1995. Management believes that food cost as a percentage of sales increased primarily due to costs incurred, as anticipated, during the testing and initial implementation phase of the menu expansion and special promotional pricing of certain of the new menu items through May, 1996. While the Company will continue to test and implement new menu items, Management anticipates that the impact of the menu testing and implementation upon cost of sales as a percentage of revenue will decline. However, a portion of the increased food cost percentage is associated with higher relative costs of certain of the new menu items, which will have an ongoing impact on cost of sales.

    LABOR. Labor costs for the restaurants increased to $3,088,000 for the six-month period ended June 30, 1996 from $1,269,000 for the comparable period in 1995, an increase of $1,819,000 or 143.3%. The Northwest Restaurants, acquired on March 29, 1996, accounted for $1,199,000 of labor costs from the date of acquisition through June 30, 1996. Excluding the Northwest Restaurants, labor costs for the six-month period ended June 30, 1996 increased to $1,889,000 from $1,269,000 for the comparable period in 1995, an increase of 48.9%. Excluding the Northwest Restaurants, as a percentage of revenues, labor costs increased to 39.8% for the six-month period ended June 30, 1996 from 39.6% for the comparable period in 1995. This increase resulted from the implementation of the new menu and expanded concepts which required the re-training of every employee in the restaurants. In addition, the Company temporarily increased the number of staff members per shift in both the kitchen and dining room in order to maintain a high level of service during the transition period. As of June 1996, labor costs have been reduced to levels which Management believes are more representative of ongoing staffing requirements. The above-described increase in labor cost as a percentage of sales was partially offset due to the increased revenues for the six-month period ended June 30, 1996 relative to the comparable period in 1995.

    OCCUPANCY. Occupancy costs increased to $696,000 for the six-month period ended June 30, 1996 from $314,000 for the comparable period in 1995, an increase of $382,000 or 121.7%. The Northwest Restaurants, acquired on March 29, 1996, accounted for $350,000 of occupancy costs from the date of acquisition through June 30, 1996. Excluding the Northwest Restaurants, occupancy costs for the six-month period ended June 30, 1996 increased to $346,000 from $314,000 for the comparable period in 1995, an increase of 10.2%. The $32,000 increase was due to the opening of the Westwood, Los Angeles, California and Brea, California restaurants in March and April, 1996, respectively, offset partially by the discontinuation of the La Jolla -- Prospect restaurant in June 1995. Excluding the Northwest Restaurants, as a percentage of revenues, occupancy costs decreased to 7.3% for the six-month period ended June 30, 1996 from 9.8% for the comparable period in 1995. This decrease was due to increased revenues.

    OPERATING EXPENSES. Operating expenses increased to $1,388,000 for the six-month period ended June 30, 1996 from $650,000 for the comparable period in 1995, an increase of $738,000 or 113.5%. The Northwest Restaurants, acquired on March 29, 1996, accounted for $576,000 of operating expenses from the date of acquisition through June 30, 1996. Excluding the Northwest Restaurants, operating expenses for the six-month period ended June 30, 1996 increased to $812,000 from $650,000 for the comparable period in 1995. The $162,000 or 24.9%
increase resulted primarily from the opening of the Westwood, Los Angeles, California and Brea, California restaurants in March and April, 1996, respectively. Excluding the Northwest Restaurants, as a percentage of revenue, operating expenses decreased to 17.1% for the six-month period ended June 30, 1996 from 20.3% for the comparable period in 1995, primarily due to increased revenue. Operating expenses include restaurant-level operating costs, the major components of which include marketing, repairs and maintenance, supplies, utilities and the amortization of pre-opening expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $833,000 for the six-month period ended June 30, 1996 from $330,000 for the comparable period in 1995, a $503,000 or 152.4% increase. The Northwest Restaurants, acquired on March 29, 1996, accounted for $365,000 of general and administrative expenses from the date of acquisition through June 30, 1996, including an $83,000 reserve for severance pay due to the elimination of duplicate overhead expenses. Excluding the Northwest Restaurants, general and administrative expenses for the six-month period ended June 30, 1996 increased to $468,000 from $330,000 for the comparable period in 1995. Excluding the Northwest Restaurants, as a percentage of revenue, general and administrative expenses decreased to 9.8% for the six-month period through June 30, 1996 from

10.3% for the comparable period in 1995. The decrease resulted from increased revenues, offset partially by additional administrative expenses related to the increased company size in preparation for substantial growth and the Offering, including the hiring of several key employees.

    With the opening of the Westwood Village and Brea restaurants in California which management believes will increase revenues, and the elimination of duplicate overhead between the Southern California and Northwest locations, which management believes will decrease general and administrative expenses, management anticipates that general and administrative expenses as a percentage of sales will continue to decrease. This is a forward-looking statement, and there can be no assurance that total revenues will increase, or that general and administrative expenses will decrease, since each of these items are subject to a number of risk factors, as described herein. See "Risk Factors."

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $377,000 for the six-month period ended June 30, 1996 from $182,000 for the comparable period in 1995, an increase of $195,000 or 107.1%. The Northwest Restaurants, acquired on March 29, 1996, accounted for $124,000 of depreciation and amortization from the date of acquisition through June 30, 1996. Excluding the Northwest Restaurants, depreciation and amortization for the six-month period ended June 30, 1996 increased to $253,000 from $182,000 for the comparable period in 1995. The increase was primarily due to the depreciation related to the remodeling of the La Jolla Village restaurant in November 1995 and the opening of the Westwood Village, Los Angeles, California and Brea, California restaurants in March and April, 1996, respectively.

    INTEREST EXPENSE. Interest expense increased to $386,000 for the six-month period ended June 30, 1996 from $381,000 for the comparable period in 1995, an increase of $5,000 or 1.3%. During 1995 the Company issued 222,462 shares of stock as additional interest valued at $.75 per share in conjunction with a January 1995 debt private placement. For accounting purposes the value of these shares was treated as interest expense. The debt was fully paid during 1995. During 1996, the Company incurred $3,000,000 in convertible debt accruing interest at 10% per annum. In addition, the costs associated with obtaining this debt financing are being charged to interest expense over the period from March 1996 through February 1997. During the six-month period ended June 30, 1996 $97,500 of these costs were charged to interest expense.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Revenues for the year ended December 31, 1995 increased to $6,586,000, from $6,453,000 for the comparable period in 1994, an increase of $133,000 or 2.1%. The increase resulted from the opening of the Seal Beach, California, Lahaina, Maui and Huntington Beach, California restaurants in February, June and August, 1994, respectively, and was partially offset by the closure of the Santa Ana, San Juan Capistrano and La Jolla -- Prospect, California restaurants in 1995. The operations of the Santa Ana and San Juan Capistrano restaurants were reserved as of January 1, 1995 as part of the purchase price of the Roman Systems acquisition. Revenues for the year ended December 31, 1994 include revenues derived from these three restaurants closed in 1995.

    Sales at the four restaurants (Balboa in Newport Beach, La Jolla Village, Laguna Beach and Belmont Shore, California) open during the entire period decreased to $3,415,000 in 1995 from $3,553,000 in 1994, a decrease of 3.9%.
This decrease was due to the following factors in order of their significance:

        (i) The harsh winter of 1995 depressed sales, particularly at the beach restaurants (Laguna Beach and Balboa in Newport Beach, California). Sales at these restaurants decreased 4.3% from 1994 to 1995.

        (ii) Several competitive restaurants opened in the Fall of 1994 in the area surrounding the La Jolla Village restaurant, impacting its 1995 sales prior to the remodeling in November 1995. Sales at La Jolla Village during 1995 prior to and during the remodeling decreased 16.7% from the comparable period in 1994. A portion of this decrease was due to the closure of La Jolla Village for two weeks during the remodeling. Sales during December 1995, immediately subsequent to the remodeling of the restaurant and introduction of the new menu, increased 37.5% from December 1994.

    COST OF SALES. Cost of food, beverages and paper increased to $1,848,000 for the year ended December 31, 1995, from $1,638,000 for the comparable period in 1994, an increase of $210,000 or 12.8%. As a percentage of revenues, cost of sales increased to 28.1% for the fiscal year ended December 31, 1995, from 25.4% for the comparable period in 1994. Management believes that this increase is primarily due to the new menu development and implementation during the latter part of 1995. Additionally, extraordinarily high produce costs resulting from flooding in California during the winter of 1995 contributed to the increase.

    LABOR. Labor costs for the restaurants decreased to $2,647,000 for the year ended December 31, 1995, from $2,706,000 for the comparable period in 1994 a decrease of $59,000 or 2.2%. As a percentage of revenues, labor costs decreased to 40.2% for the year ended December 31, 1995, from 41.9% for the comparable period in 1994. This decrease resulted from the closure of the Santa Ana, San Juan Capistrano and La Jolla -- Prospect, California restaurants in 1995. The cost of closing the restaurants as well as the loss from operations for Santa Ana and San Juan Capistrano restaurants were reserved as part of the purchase price for the Roman Systems acquisition. In 1994, these restaurants were included in results from operations. In addition to the reduction of the Company's labor force due to the Company's discontinuation of these restaurants, such restaurants had relatively low sales volumes which resulted in higher labor costs as a percentage of sales.

    OCCUPANCY. Occupancy costs remained constant at $654,000 for the year ended December 31, 1995 and the comparable period in 1994 due to the following offsetting factors: (i) an increase in occupancy due to a full year of operations for the Seal Beach and Huntington Beach, California restaurants, as well as the Lahaina, Maui restaurant and (ii) a decrease in occupancy due to the closure of the Santa Ana and San Juan Capistrano, California restaurants as discussed above as well as the Company's closure of the La Jolla -- Prospect, California restaurant in 1995. As a percentage of revenues, occupancy costs decreased to 9.9% for the year ended December 31, 1995, from 10.1% for the comparable period in 1994.

    OPERATING EXPENSES. Operating expenses decreased to $1,250,000 for the year ended December 31, 1995, from $1,331,000 for the comparable period in 1994, a decrease of $81,000 or 6.1%. As a percentage of revenues, operating expenses decreased to 19.0% for the fiscal year ended December 31,1995, from 20.6% for the comparable period in 1994. Management believes that the decrease was primarily attributable to the closure of the Santa Ana and San Juan Capistrano, California restaurants as discussed above, the closure of the La Jolla -- Prospect, California restaurant in mid-1995 and preopening costs of $112,000 incurred during 1994 relating to the Lahaina, Maui, and Seal Beach and Huntington Beach, California restaurants. Operating expenses include restaurant-level operating costs, the major components of which are marketing, repairs and maintenance, supplies and utilities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $879,000 for the fiscal year ended December 31, 1995, from $474,000 for the comparable period in 1994, an increase of $405,000 or 85.4%. As a percentage of revenues, general and administrative expenses increased to 13.3% for the year ended December 31, 1995, from 7.3% in 1994. The increase resulted from administrative expenses related to the increased company size in preparation for substantial growth and the IPO, including the hiring of several key employees.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $359,000 for the year ended December 31, 1995, from $173,000 for the comparable period in 1994, an increase of $186,000. The increase resulted from the amortization of goodwill resulting from the January 1, 1995 acquisition of Roman Systems, BJ's Belmont Shore, L.P., and BJ's La Jolla, L.P.

    INTEREST EXPENSE. Interest expense increased to $472,000 for the year ended December 31, 1995 from $119,000 in 1994. The $353,000 increase resulted from interest debt incurred for the Roman Systems acquisition. See the Consolidated Financial Statements and "Certain Transactions -- Private Placements."

    MINORITY INTEREST. The combined net loss related to restaurants owned by limited partnerships decreased to $27,000 for the year ended December 31, 1995, from $132,000 in 1994, due to the acquisition of BJ's Belmont, L.P. and BJ's La Jolla, L.P., eliminating the minority interest. Additionally, the net loss in BJ's Lahaina, L.P. decreased to $35,000 for the year ended 1995, from $141,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Company historically has operated without working capital, but it does not have significant inventory or trade receivables and customarily receives several weeks of credit in purchasing food and supplies. The Company's working capital deficit is primarily due to its operating losses, acquisition costs and restaurant development costs. Net cash used in operating activities for the year ended December 31, 1994 and the year ended December 31, 1995, and the six-month period ended June 30, 1996 were approximately $257,000, $973,000 and $221,000, respectively.

    To date the Company has primarily financed its operations, acquisitions, development and expansion from private placements completed in January, March and September 1995, and convertible notes issued in March 1996 (See "Certain Transactions"). These funds have been used primarily for acquiring and/or developing the Roman Systems restaurants, the Brea restaurant, the Northwest Restaurants, menu and restaurant development costs, restaurant refurbishment, and working capital. Capital expenditures for the year ended December 31, 1994 and December 31, 1995 and the six-month period ended June 30, 1996 were approximately $997,000, $5,132,000 and $4,917,000, respectively.

    In connection with the development of the Huntington Beach restaurant in 1994, the Company issued a demand note payable to a related party in the amount of $350,000 with interest accruing at a rate of 6%. This demand note is collateralized by the Huntington Beach restaurant and equipment. $150,000 of this demand note was repaid in the second quarter of 1996. An additional $100,000 of this demand note was repaid in July 1996.

    In connection with the 1995 Roman Systems acquisition, the Company, in addition to a $550,000 cash down payment and assumption of certain liabilities, issued a note in favor of the sellers in the amount of $3,700,000, which note accrues interest at a rate of 7% per annum and matures on April 1, 2004. This note is payable in monthly principal and interest installments of $38,195. Under this note the Company is also required to make additional payments of $25,000 per month toward the total outstanding principal until an aggregate of $875,000 in additional principal payments under the note have been made. The Company intends to use $526,000 of proceeds derived from this Offering to pay the remaining portion of this $875,000 principal obligation. See "Use of Proceeds." This note is collateralized by the restaurants in Balboa in Newport Beach, La Jolla Village and Laguna Beach, California.

    In connection with the 1996 Brea acquisition, the Company issued a note in favor of the seller in the amount of $228,000 and assumed a bank note payable in the amount of $751,000, collateralized by a $200,000 certificate of deposit maturing March 1, 1998. During April 1996 the $228,000 note was repaid. The $751,000 is payable in monthly principal installments of $12,513 plus interest accrued at the bank's reference rate plus 2% and matures March 1, 2001.

    In connection with the Pietro's Acquisition, the Company funded the Debtor's Plan of Reorganization in the amount of $2,350,000 and assumed notes payable to federal and state taxing authorities in the aggregate amount of $506,000. The Company is required to pay these notes in the following principal installments:
(i) $32,670 per quarter from July 1, 1996 until April 1, 1997, (ii) $20,071 per quarter from July 1, 1997 until June 30, 2001, and (iii) varying payments totaling $34,122 from October 1, 2001 until April 1, 2002. In addition, the Company is required to make interest payments at the rate of 8.25%.

    Also in connection with the Pietro's Acquisition, the Company sold an aggregate of $3,000,000 in Convertible Notes. Upon the closing of this Offering, the entire principal and interest of the Convertible Notes convert into Shares and Warrants. See "Certain Transactions -- Pietro's and Other Proposed Acquisitions."

    With respect to the leases for the La Jolla -- Prospect, California and the Richland, Washington restaurants, which restaurants were closed and sold by the Company, respectively, the Company remains liable in the event of default by the current lessees. Contingent liability for the full remaining term of the leases is estimated at $716,000 and $466,000 for the La Jolla -- Prospect and Richland locations, respectively. The Company may also be liable for additional expenses, such as, insurance, real estate taxes, utilities and maintenance and repairs. Management currently has no reason to believe that such expenses, if incurred, will be significant.

    With respect to the La Jolla -- Prospect property, the tenant has paid all rents for a year and Management currently has no reason to believe that the tenant will not continue to pay rent as due in the future.

    With respect to the Richland, Washington site, Abby's Inc. ("Abby's"), an affiliate of A-II, L.L.C., an Arizona LLC, which is the purchaser (the "Purchaser") of the site has agreed to guarantee payment under the lease. Both Abby's and the Purchaser have agreed to indemnify the Company with respect to such related liabilities. Finally, in the event of a default, the landlord of the Richland site has agreed to exhaust all remedies against the Purchaser and Abby's prior to pursuing any remedies against the Company. Management currently has no reason to believe that the Purchaser and/or Abby's is not capable of performing under the lease.

    During 1995 and early 1996 the Company developed and implemented its extended menu, restaurant concept change and brewery concept for the BJ'S PIZZA, GRILL & BREWERY and BJ'S PIZZA & GRILL restaurants. Expenditures for the new menu items included food development costs, menu development costs, menu design and printing, management and staff training and new kitchen equipment to facilitate new menu items. Expenditures for the BJ'S PIZZA, GRILL & BREWERY and BJ'S PIZZA & GRILL restaurant concepts included new interior design, logo design, signage design and uniform design. Expenditures for the brewery concept included the hiring of a director of brewing operations, beer menu development costs and brewery design. Management believes it has completed the menu development and restaurant concept development phase of its business plan and that the costs associated with many of these changes are non-recurring.

    Management believes the Company can be profitable through increased sales relating to its extended menu, reduced costs associated with Company produced beer and vendor volume purchasing associated with the recent Northwest Restaurant acquisition, its recent restaurant openings in Westwood Village, Los Angeles and Brea, California, the future opening of the restaurant in Boulder, Colorado, the reduction of overhead through consolidation of the general and administrative expenses of the Company's Southern California operations and its Northwest operations and the conversion and refurbishment of the Northwest Restaurants.

    The Company currently intends to utilize capital primarily for the conversion and refurbishment of restaurants in the Northwest, development of the restaurant in Boulder, Colorado, repayment of certain debts and for working capital purposes. Management currently anticipates a total of $5,300,000 in additional capital expenditure requirements, including approximately $4,500,000 for the Northwest Restaurant conversions and $800,000 for the Boulder, Colorado restaurant development. Management believes the proceeds from this Offering will be sufficient for the Company to meet its business plan over the next 18 months. There can be no assurance that future events, including problems, delays, additional expenses and difficulties encountered in expansion and conversion of restaurants, will not require additional financing, or that such financing will be available if necessary. See "Risk Factors -- Need for Additional Financing."

IMPACT OF INFLATION

    Impact of inflation on food, labor and occupancy costs can significantly affect the Parent's operations. Many of the Parent's employees are paid hourly rates related to the federal minimum wage, which has been increased numerous times and remains subject to increase. Management believes that food costs, which increased in the first quarter due to the expanded menu, will stabilize and efficiencies may be obtained in purchasing and brew-pub operations.

SEASONALITY AND ADVERSE WEATHER

    The Parent's results of operations have historically been impacted by seasonality, which directly impacts tourism at the Parent's coastal locations. Further, Management believes that adverse weather impacted the 1995 first quarter operating results, causing a significant decrease in the Parent's revenues. For those locations open during the entire years 1994 and 1995 (Balboa in Newport Beach and La Jolla Village, Laguna and Belmont Shore, California), the sales for the first quarter of 1995 decreased by approximately $87,000 or 10.5%, compared with the same period in 1994. Management believes that improved weather conditions during the first half of 1996 partially contributed to the increase in sales of 22.1% for the first half of 1996, compared with the same period in 1995 for the same four restaurants.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

      RECENTLY ISSUED ACCOUNTING STANDARDS. In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Company is required to adopt the provisions of SFAS No. 121 for 1996, and currently believes that upon its adoption there should be no impact on the Company's result of operations.

    In  November  1995,  the FASB  also  issued  SFAS No.  123,  "Accounting for
Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes new accounting standards for the measurement and recognition of stock-based awards. SFAS No. 123 permits entities to continue to use the traditional accounting for stock-based awards prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" however, under this option, the Company will be required to disclose the pro forma effect of stock-based awards on net income and earnings per share as if SFAS No. 123 had been adopted. SFAS No. 123 is effective for 1996. The Company intends to continue to use the provisions of APB Opinion No. 25 in accounting for stock-based awards. As such, SFAS No. 123 will have no impact on the Company's results of operations.

    Other recently issued standards of the FASB are not expected to affect the Company as conditions to which those standards apply are absent.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS

    The following discussion and analysis of Pietro Corp.'s Business Related to Purchased Assets' combined financial condition and results of operations for the three months ended March 29, 1996 and March 27, 1995, and the fiscal years ended December 25, 1995 and December 26, 1994 should be read in conjunction with the Purchased Assets' combined financial statements and related notes thereto included elsewhere in this Prospectus. After March 29, 1996, the financial condition and results of operations of the Purchased Assets are included in the consolidated financial data of the Company.

GENERAL

    Pietro's Corp., a Washington State corporation ("Debtor" or "Pietro's") filed a petition for reorganization in the United States Bankruptcy Court for the Western District of Washington at Seattle under Chapter 11 of title 11 of the United States Code on September 26, 1995 (the "Petition Date"). The Company provided the funding for the "Debtor's Plan of Reorganization, Dated February 29, 1996" as modified (the "Plan") and thereby acquired all of the stock in the reorganized entity known as Chicago Pizza Northwest, Inc. ("CPNI"), a Washington corporation and defined in the Plan as the "Reorganized Debtor." The Plan was confirmed by an order of the Bankruptcy Court entered on March 18, 1996.

    During the course of the bankruptcy case, the Debtor disposed of some assets, rejected certain store leases, satisfied certain liabilities and substantially reduced its operations. For example, although as of the Petition Date the Debtor consisted of 46 stores and a distribution center, the Reorganized Debtor consisted of only 26 stores. To the extent the store closings resulted in claims against the Debtor, such claims became general unsecured claims against the Debtor only and will be satisfied pursuant to the terms of the Plan. The Plan also specifies the treatment for the claims of secured creditors, unsecured creditors, and creditors holding claims relating to the administration and operation of the Debtor's business and the bankruptcy case. Except for certain causes of action and other assets which are specified in the Plan, all of the remaining property of the Debtor's bankruptcy estate vests in CPNI as Reorganized Debtor. The assets vest in CPNI free and clear of all of the Debtor's pre-confirmation liabilities except that CPNI is liable to pay the Debtor's ordinary course post-petition operation expenses outstanding on the Effective Date (hereinafter defined) and to fund approximately $506,000 in Plan payments relating to the Debtor's pre-petition tax liability.

    The Plan provided that the Company invest $2,850,000 to fund the Plan. The aggregate funding amount consists of approximately $2,350,000 which was deposited into a "Reorganization Fund" and of $456,000 and $50,000 to be paid over six years and one year, respectively, with respect to certain prepetition priority tax debts of Debtor. The Reorganization Fund will be used to pay the Debtor's administrative (post-petition), priority and lease cure claims in full and the balance will be distributed to the Debtor's unsecured creditors on a pro rata basis. Holders of common stock of the Debtor will receive nothing.

    Through the deposit of funds and assumption of tax liabilities, the Company funded the Plan as described above on March 29, 1996 (the "Effective Date"). On the Effective Date, the outstanding common stock of the Debtor was cancelled and common stock in CPNI as the Reorganized Debtor, and a wholly-owned subsidiary of the Company, was issued.

    The financial statements of the Pietro's Corp.'s Business Related to the Purchased Assets includes 26 pizza restaurants located throughout the States of Oregon and Washington. Pietro's owned and operated these and other restaurants. The combined financial statements include the accounts of the Purchased Assets, including allocations of overhead from Pietro's, for accounting, legal, information processing, administrative, financing and marketing services. Such allocation is computed based on the net sales related to the Purchased Assets as a percentage of the Company's total restaurant net sales. Management believes such allocation is reasonable as each individual restaurant will incur a portion of cost relative to its sales volume. The Purchased Assets, as a combined entity, have no separate legal status. All significant inter-company transactions and balances have been eliminated in combination.

    On May 15, 1996, CPNI agreed to sell seven of the restaurants purchased from Pietro's Corp. for approximately $1,000,000. The sales transactions were completed during the second quarter of 1996. The operating results of those seven restaurants are also included in the Selected Combined Financial and Restaurant Data.

    CPNI's revenues are derived exclusively from food and beverage sales at its 26 restaurants. The expenses consist primarily of food and beverage costs, labor costs, operating costs (consisting of marketing costs, repairs and maintenance, supplies, utilities and other operating expenses) occupancy costs, general and administrative expenses and depreciation and amortization expenses related to the acquired operation. There were no pre-opening costs incurred in the periods presented for CPNI.

    CPNI's balance sheet and related statistical data have been presented as Pietro Corp.'s Business Related to Purchased Assets as defined in its Combined Financial Statements included in this Prospectus.

    Several important factors to consider in evaluating the results of operations of CPNI are (i) 1995 and 1994 restaurant operations reflect the Pietro's concept, (ii) Management intends to use a portion of the proceeds from this Offering to convert each restaurant acquired from what Management believes is an outdated Pietro's concept to a BJ'S PIZZA, GRILL & BREWERY, a BJ'S PIZZA & GRILL or a BJ'S PIZZA restaurant over the next 18 months, (iii) Management believes that conversion of the current BJ's restaurants to one of the three BJ's concepts may increase sales based on higher present sales volumes and (iv) the Company has already sold 7 of the 26 restaurants acquired under the Plan.

    The sales for the seven restaurants sold totaled approximately $3,492,000 and $3,683,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Operating profit excluding overhead allocation totaled approximately $268,000 and $313,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Loss after overhead allocation relating to the seven restaurants totaled approximately $327,000 and $454,000 for the years ended December 25, 1995 and December 26, 1994, respectively.

RESULTS OF OPERATIONS

    THREE-MONTH PERIOD ENDED MARCH 27, 1996 COMPARED TO THREE-MONTH PERIOD ENDED MARCH 29, 1995

    REVENUES. Revenues for the three months ended March 29, 1996 increased to $3,780,000 from $3,671,000 for the comparable period of 1995, an increase of $109,000 or 3.0%. This increase is primarily due to the opening of the Woodstock, Oregon restaurant in June 1995.

    COSTS OF SALES. Cost of food, beverages and paper supplies (cost of sales) increased to $1,188,000 for the three months ended March 31, 1996, from $1,121,000 for the comparable period in 1995, an increase of $67,000 or 6.0%. As a percentage of revenues, cost of sales increased to 31.4% for the period ended March 29, 1996, from 30.5% for the comparable period in 1995. This increase is due to conversion to a third-party distributor from an internal distribution system in which the operating expenses were treated as part of corporate overhead.

    LABOR. Restaurant labor and benefits expense increased to $1,290,000 for the three-month period ended March 27, 1996, from $1,201,000 for the comparable period to 1995, an increase of $89,000 or 7.4%. As a percentage of revenues, restaurant labor and benefits increased to 34.1%, for the period ended March 29, 1996, from 32.7% for the comparable period in 1995. This increase is principally due to the labor required to convert from a central commissary to dough preparation in stores and labor costs associated with the Woodstock, Oregon restaurant opened in June 1995.

    OCCUPANCY. Occupancy costs remained relatively constant for the three-month period ended March 31, 1996, as compared to the same period for the prior year 1995, at approximately $350,000.

    OPERATING EXPENSES. Operating expenses, including marketing and advertising, decreased to $620,000 for the three-month period ended March 29, 1996, from $644,000 for the comparable period in 1995, a decrease of $24,000 or 3.7%. Management believes this decrease is principally due to a change in marketing strategy that relies less on coupon distribution, which was reduced significantly over the prior period. As a percentage of revenues, operating expenses decreased to 16.4%, for the period ended March 29, 1996, from 17.5% for the comparable period in 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses decreased to $114,000 for the three-month period ended March 27, 1996, from $140,000 for the comparable period in 1995. The $26,000 or 18.6% decrease resulted from certain assets which became fully depreciated.

    YEAR ENDED DECEMBER 25, 1995 COMPARED TO YEAR ENDED DECEMBER 26, 1994

    REVENUES. Revenues for the year ended December 25, 1995 increased to $14,634,000 from $14,609,000 for the comparable period of 1994, an increase of $25,000 or 0.2%. An increase of $183,000 resulted from the opening of the Woodstock, Oregon delivery only restaurant, in June 1995, partially offset by a decrease in comparable store sales due to an increase in the amount of discount coupons redeemed.

    COST OF SALES. Cost of food, beverages and paper supplies (cost of sales) for the restaurants decreased to $4,277,000 for the year ended December 25, 1995, from $4,403,000 for the comparable period in 1994, a decrease of $126,000 or 2.9%. As a percentage of revenues, cost of sales decreased to 29.2% for the fiscal year ended December 25, 1995, from 30.1% for the comparable period in 1994. Management believes that price increases on the salad bar and pan pizza partially offset by an increase in discount coupon redemption was mainly responsible for this percentage decrease.

    LABOR. Labor for the year ended December 25, 1995 increased to $4,836,000 from $4,755,000 for the comparable period in 1994, an increase of $81,000 or 1.7%. As a percentage of revenue, labor increased to 33%, from 32.5% for the comparable period in 1994, due primarily to the opening of a restaurant in Woodstock, Oregon in 1995. As a percentage of revenue the Woodstock, Oregon restaurant's labor cost was 38.6% in 1995, 5.5 percentage points higher than the Purchased Assets average of 33.1%. This increase was due to training costs incurred after the opening of the restaurant.

    OCCUPANCY. Occupancy costs increased to $1,434,000 for the year ended December 31, 1995, from $1,402,000 in the comparable period in 1994. The $32,000 or 2.3% increase resulted from scheduled lease increases and the addition of the Woodstock, Oregon restaurant.

    OPERATING EXPENSES. Operating expenses, increased to $2,361,000 for the year ended December 25, 1995, from $2,276,000 for the comparable period in 1994. The $85,000 or 3.7% increase was due primarily to increased marketing costs relating to coupon distribution and the opening of the Woodstock, Oregon restaurant in June 1995. As a percentage of revenues, operating expenses increased to 16.1%, from 15.6% for the comparable period in 1994.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses decreased to $581,000 for the year ended December 25, 1995, from $662,000 for the comparable period in 1994. The $81,000 or 12.2% decrease resulted from certain assets which became fully depreciated.

                                  THE COMPANY

HISTORY AND BACKGROUND

    Chicago Pizza & Brewery, Inc. (the "Company") was formed in 1991 by Mr. Jeremiah Hennessy and Mr. Paul Motenko (the "Owners") to operate and manage five existing restaurants that operated as BJ's Chicago Pizzeria restaurants (now all operated as BJ'S PIZZA & GRILL restaurants) in Southern California. These five restaurants were owned by Roman Systems, Inc. ("Roman Systems"). The Company began managing these five restaurants in 1991 pursuant to a Management Agreement (the "Management Agreement") with Roman Systems. Pursuant to the Management Agreement, the Company had the right to open, operate and manage BJ's restaurants. In 1992, the Owners formed CPA-BG, Inc. ("CPA-BG") and opened two restaurants with CPA-BG as the general partner of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. in 1992 and 1993, respectively. In 1994, the Company opened BJ's restaurants in Huntington Beach and Seal Beach, California. Additionally in 1994, the Company, through a limited partnership interest in BJ's Lahaina, L.P., opened a BJ's restaurant in Lahaina, Maui. The general partners of BJ's Lahaina, L.P. were CPA010, Inc. ("CPA010"), owned by Messrs. Motenko and Hennessy, and Blue Max, Inc. ("Blue Max"). In addition to its limited partnership interest, the Company managed the Lahaina, Maui restaurant.

    Effective January 1, 1995, pursuant to the Asset Purchase Agreement between the Company and Roman Systems (the "Asset Purchase Agreement"), the Company purchased three of the existing BJ's restaurants operated and managed under the Management Agreement (Balboa in Newport Beach, La Jolla Village, and Laguna Beach, California) and terminated the Management Agreement. As part of the Asset Purchase Agreement, the Company assumed responsibility for closing the other two Roman Systems BJ's restaurants in Santa Ana and San Juan Capistrano, California and assumed certain liabilities related thereto. The Santa Ana and San Juan Capistrano, California restaurants were closed in 1995.

    Effective January 1, 1995, the Company purchased the limited partnership interests of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. The general partnership interests of CPA-BG were transferred to the Company for no consideration prior to the acquisition of the limited partnership interests. The stock of the corporate general partners of BJ's Lahaina, L.P., CPA010 and Blue Max, was also transferred to the Company for no consideration. Additionally, in 1995 the Company closed the BJ's restaurant located on Prospect Street in La Jolla, California ("La Jolla -- Prospect"). As of December 31, 1995, the Company owned seven BJ's restaurants, all in Southern California and a 53.68% interest in the BJ's restaurant in Lahaina, Maui. The Company subsequently opened BJ's restaurants in Westwood Village in Los Angeles, California in March 1996, and Brea, California in April 1996.

    On March 29, 1996, the Company acquired 26 restaurants located in Oregon and Washington by providing the funding for Pietro's Plan of Reorganization, dated February 29, 1996, as modified (the "Debtor's Plan") and thereby acquired all of the stock in the reorganized entity known as Chicago Pizza Northwest, Inc. The Debtor's Plan was confirmed by an order of the Bankruptcy Court on March 18, 1996 and the Company funded the Debtor's Plan on March 29, 1996. In May, 1996 the Company agreed to sell seven of the 26 restaurants acquired from Pietro's. The sale was completed during the second quarter of 1996.

    As a result of these transactions the Company owns eight restaurants in Southern California and an interest in one restaurant in Lahaina, Maui, all operated as BJ's restaurants, and 19 restaurants in

Oregon and Washington, which restaurants will continue to operate under the "Pietro's" name awaiting conversion to either the BJ'S PIZZA, GRILL & BREWERY, BJ'S PIZZA & GRILL or BJ'S PIZZA concept.

                                            DATE      CURRENTLY OPERATES  PLANNED TO OPERATE
                                          ACQUIRED          AS (5)              AS (5)
                                          ---------   ------------------  ------------------
CALIFORNIA (1)
Balboa in Newport Beach.................   1/95             Grill               Grill
La Jolla Village........................   1/95             Grill               Grill
Laguna Beach............................   1/95             Grill               Grill
Belmont Shore...........................   1/95             Grill               Grill
Seal Beach..............................   2/94 (6)         Grill               Grill
Huntington Beach........................   8/94 (6)         Grill               Grill
Westwood Village, Los Angeles...........   3/96 (6)         Grill               Grill
Brea....................................   3/96 (6)        Brewery             Brewery
HAWAII
Lahaina, Maui...........................   6/94 (6)         Grill               Grill
OREGON (2)
Hood River..............................   3/96            Pietro's            Brewery
Gresham.................................   3/96            Pietro's            Brewery
Eugene I (3)............................   3/96            Pietro's            Brewery
Milwaukie...............................   3/96            Pietro's            Brewery
Salem I.................................   3/96            Pietro's             Grill
Jantzen Beach (4).......................   3/96            Pietro's             Grill
The Dalles..............................   3/96            Pietro's             Grill
Eugene II...............................   3/96            Pietro's             Grill
Eugene III..............................   3/96            Pietro's             Grill
Salem II................................   3/96            Pietro's             Pizza
Portland (Stark)........................   3/96            Pietro's             Grill
Portland (Lloyd Center).................   3/96            Pietro's             Pizza
Portland (Burnside).....................   3/96            Pietro's             Pizza
Portland (Lombard)......................   3/96            Pietro's             Pizza
Aloha...................................   3/96            Pietro's             Pizza
North Bend..............................   3/96            Pietro's             Pizza
McMinnville.............................   3/96            Pietro's             Pizza
Woodstock...............................   3/96            Pietro's             Pizza
WASHINGTON (2)
Longview................................   3/96            Pietro's             Grill

------------------------

(1) Does not include the La Jolla -- Prospect restaurant which was closed in 1995. Also does not include the Roman Systems restaurants located in Santa Ana and San Juan Capistrano, California, which restaurants were closed in 1995.

(2) Does not include restaurants which were purchased in March 1996 and which the Company sold during the second quarter of 1996. (Oregon -- Bend, Albany, Redmond and Madras; Washington -- Richland, Kennewick and Yakima). See "Certain Transactions -- Sale of Restaurants."

(3) May require an extension of lease from landlord in order to justify the expense of conversion to a BJ'S PIZZA, GRILL & BREWERY. In the event an extension is not granted, the Company will convert the site to a BJ'S PIZZA & GRILL.

(4) May be taken by government under power of eminent domain.

(5) "Grill" means the BJ'S PIZZA & GRILL concept. "Brewery" means the BJ'S PIZZA, GRILL & BREWERY concept. "Pizza" means the BJ'S PIZZA concept. See "Business -- Business and Strategy."

(6) Developed by the Company.

    The above list does not include the Boulder, Colorado restaurant which the Company is currently developing and expects to open in the Winter of 1996.

                                    BUSINESS

BUSINESS AND STRATEGY

    Chicago Pizza & Brewery, Inc. (the "Company" or "BJ's") owns eight restaurants in Southern California (the "California Restaurants") and an interest in one restaurant in Lahaina, Maui, each of which are currently operated as either a BJ'S PIZZA, GRILL & BREWERY or a BJ'S PIZZA & GRILL. The Company recently acquired 19 additional restaurants in Oregon and Washington (the "Northwest Restaurants") which it plans to convert into BJ's restaurants. The Company has recently completed a refurbishment program and the expansion of its menu around its core pizza products in its California Restaurants. In addition, the Company has introduced handcrafted, micro-brewed beers in its California Restaurants and has built a micro-brewery in Brea, California. The Company plans to refurbish the Northwest Restaurants and add its award-winning pizza products, some or all of the expanded BJ's menu and handcrafted, micro-brewed beers to the menu offerings at the Northwest Restaurants. If this plan can be successfully executed, all 28 of the Company's restaurants will fit into one of the three following BJ's concepts:

    - BJ'S PIZZA, GRILL & BREWERY is designed to provide a dining experience in an operating micro-brewery environment where a variety of proprietary, hand-crafted beers are produced on-site. The menu features the core pizza products surrounded by a selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Currently, the Company operates one of its California Restaurants as, and plans to convert four of its Northwest Restaurants into, the BJ'S PIZZA, GRILL & BREWERY concept, as well as developing a BJ'S PIZZA, GRILL & BREWERY restaurant in Boulder, Colorado.

    - BJ'S PIZZA & GRILL is designed to provide a casual, dining experience with table service featuring a menu of pizza, pasta, sandwiches, salads and desserts. Currently, the Company operates seven of its California Restaurants and the Lahaina, Maui restaurant as, and plans to convert seven of its Northwest Restaurants into, the BJ'S PIZZA & GRILL concept.

    - BJ'S PIZZA is designed to provide an informal dining experience with counter-service and a menu featuring pizza and a limited selection of pastas, sandwiches and salads. Currently, the Company plans to operate none of the California Restaurants as, and plans to convert eight of the Northwest Restaurants into, the BJ'S PIZZA concept.

    Management believes that having three concepts, which can be utilized in alternative locations, facilities and markets, provides the Company a broader scope of potential acquisitions and development sites.

    According to certain newspaper polls, BJ's pizza is considered among the best in Orange County, California. It has won numerous awards over the past years from publications such as the Orange County edition of the Los Angeles Times, Orange Coast Magazine, Daily Pilot and The Metropolitan, and BJ's pizza was featured in 1994 on the TV show "Live in LA" as one of the five best pizzas in the Los Angeles area. Finally, BJ's pizza was voted number one by the readers of the Orange County Register, a leading Orange County, California-based newspaper and by the readers of the Maui News.

    The Company was formed in 1991 to assume the management of five "BJ's Chicago Pizzeria" restaurants and to develop additional BJ's restaurants. Between 1992 and 1995, the Company developed five additional restaurants, purchased three of those original five restaurants that it managed and discontinued one of those that it had developed. As a result of these transactions, at the end of 1995 the Company owned restaurants in California located in La Jolla Village, Laguna Beach, Belmont Shore, Seal Beach, Huntington Beach, and Balboa in Newport Beach, as well as a 53.68% interest in a restaurant in Lahaina, Maui.

    The Company has embarked on a campaign to broaden its customer base by: i) surrounding its core pizza product with a more expansive menu including appetizers, grilled sandwiches, specialty salads and pastas, ii) adding hand-crafted, micro-brewed beers through on-site micro-breweries in certain locations and the sale of internally-produced beer through other Company restaurants and

iii) differentiating the BJ's identity and expanding merchandising opportunities through a comprehensive new logo and identity program, new uniforms a new interior design concept and redesigned signage.

    The Company has also sought to expand through acquisitions and conversions, such as the acquisition of the Northwest Restaurants and the Brea, California restaurant. The Company intends to seek other acquisitions if financing is available.

    During late 1995 and early 1996, the Company converted the restaurants in Balboa in Newport Beach, La Jolla Village, Laguna Beach, Belmont Shore, Seal Beach and Huntington Beach, California to the BJ'S PIZZA & GRILL concept and opened a new BJ'S PIZZA & GRILL restaurant in Westwood Village in Los Angeles, California. Management believes that customer frequency and sales volumes at the converted restaurants have been significantly enhanced in the comparable period of 1995 to 1996, primarily due to the conversion to this expanded concept. The four California Restaurants open for the entire first half of 1994, 1995 and 1996 (Balboa in Newport Beach, California, La Jolla Village, Laguna Beach and Belmont Shore, California) had a decrease of sales of 8.3% in the first half of 1995 compared to 1994. Management believes this was primarily due to rains and flooding in the first half of 1995. However, with the introduction of the new menu and the refurbishment of the La Jolla Village restaurant at year end 1995, same store sales in these four restaurants increased 22.1% from the first half of 1996 compared to the first half of 1995. Same store sales volumes at the seven restaurants operating during the entire first half of 1995 and 1996 were up 19.3% in 1996 over the prior year. The La Jolla Village restaurant, which had the most significant physical upgrade, experienced sales increases of 45.7% in the comparable periods.

    The first BJ'S PIZZA GRILL & BREWERY opened in Brea, California in April 1996. This 10,000-square-foot restaurant features elaborate brick walls and archways, high molded tin ceilings, warm lighting and industrial railings. The on-premises brewing equipment includes a 30-barrel, copper-clad kettle,
60-barrel, stainless steel fermentation tanks, kegging equipment, and a 40,000-pound-capacity corrugated metal grain silo located at the front entrance to the restaurant. Management believes the brewery capacity is sufficient to supply beer for all of the Company's existing Southern California restaurants. Management believes the relatively low production cost and high premium pricing associated with micro-brewed beer can significantly improve margins.

    The March, 1996 multi-unit Pietro's Acquisition was a key step in the strategy to quickly develop a market presence for the thick crust, Chicago style pizza and micro-brewery concept. Management believes that the Company will significantly benefit from the Pietro's Acquisition as 19 restaurants in the Northwest market will provide the Company with an immediate and significant presence in that market area, without the more cumbersome and time-consuming licensing and permitting issues which would be involved in the development of individual restaurants. These 19 restaurants will continue to operate under the "Pietro's" name awaiting conversion to either BJ'S PIZZA, GRILL & BREWERY, BJ'S PIZZA & GRILL or BJ'S PIZZA concept. Management believes that it can significantly capitalize on the Pietro's Acquisition based upon the following factors:

        1. ESTABLISHED CUSTOMER BASE. Each of the restaurants purchased already has a customer base which Management feels can be expanded with the renovation and introduction of the BJ's menu and concept.

        2. REDUCTION OR ELIMINATION OF DISCOUNTING. Pietro's relied heavily on discounting to maintain its share of the pizza market. Discounts were as high as 25% of total sales. BJ's does very little discounting, relying instead on the quality of its product and service to compete in the marketplace. As Pietro's restaurants are converted to BJ's restaurants, Management intends to reduce or eliminate the use of discounting, which Management believes will have a positive effect on gross profit margins.

        3. POSITIVE IMPACT UPON MARKETING COSTS AS A RESULT OF REDUCED DISCOUNTING. Due to its widespread use of discount coupons, Pietro's marketing costs, consisting mainly of printing and distribution, have been extremely high. Marketing costs averaged approximately 6.7% of sales. BJ's marketing costs average under 2% of sales. Management believes that the anticipated reduction in discounting upon conversion of the units to BJ's restaurants will also significantly reduce marketing costs.

        4. CAPITALIZATION UPON INCREASED PURCHASING VOLUMES. Management will attempt, and believes that it can achieve, significant cost reductions from capitalizing on the increased purchasing volumes resulting from the operation of the 19 additional restaurants.

        5. ELIMINATION OF DUPLICATE OVERHEAD. Management is in the process of eliminating duplicate overhead in accounting, finance, purchasing and executive management. Management believes that such reductions will reduce overhead in total and as a percentage of sales. This is a forward looking statement, and there can be no assurance that total overhead expenses will decrease for the reasons described herein. See "Risk Factors."

        6. ECONOMIC BENEFITS OF INTERNALLY PRODUCED BEER. The installation of micro-breweries in several of the converted Pietro's restaurants should provide the economic benefits of internally produced beer, not only to those restaurants but to other converted restaurants as well. Management intends to distribute the beer produced at BJ's micro-breweries, subject to local regulations, to as many of the other converted restaurants as possible.

        7. INCREASED SALES THROUGH RENOVATION AND CONVERSION. Annual sales at BJ's seven Southern California and one Lahaina, Maui unit open during 1995 averaged $323 per square foot while sales at the Pietro's restaurants acquired by the Company averaged $114 per square foot. Management believes that through renovation and conversion of the acquired restaurants to BJ's restaurants, the sales volumes could increase to be more consistent with the volumes of the other BJ's restaurants.

    The Company's current objectives after the closing of this Offering are to remodel and refurbish those restaurants acquired from Pietro's to one of the three "BJ's" concepts over the next 12 to 18 months. The Company has designated approximately $4.5 million of the net proceeds of this Offering for use in refurbishment and redesign of these restaurants. The Company also plans to acquire and develop additional "BJ's" restaurants in order to expand operations to other cities and towns consistent with the Company's location strategy and market niche. In this regard, the Company has executed a lease for an approximately 5,500-square-foot facility in the Pearl Street Mall, a popular, high-traffic pedestrian promenade in Boulder, Colorado. The Company expects to open this BJ'S PIZZA, GRILL & BREWERY in Winter of 1996. No assurance can be given that the Company's objectives can be achieved or that sufficient capital will be available to finance the Company's business plan. See "Risk Factors."

MENU

    The BJ's menu has been developed on a foundation of excellence. BJ's core product, its deep-dish, Chicago-style pizza, has been highly acclaimed since it was originally developed in 1978. This unique version of Chicago-style pizza is unusually light, with a crispy, flavorful crust. Management believes BJ's lighter crust helps give it a broader appeal than some other versions of deep-dish pizza. The pizza is topped with high-quality meats, fresh vegetables and whole-milk mozzarella cheese. BJ's pizza consistently has been awarded "best pizza" honors by restaurant critics and public opinion polls in Orange County, California. In addition, BJ's recently won the award for "best pizza on Maui" in a poll conducted by the Maui News.

    Management's objective in developing BJ's expanded menu was to ensure that all items on the menu maintained and enhanced BJ's reputation for quality. BJ's pasta sauces, soups and salad dressings are made fresh in each restaurant. Sandwiches are made from freshly grilled chicken and turkey roasted in BJ's ovens. BJ's developed a dessert several years ago which has become another signature item. The "Pizookie" is a freshly baked-to-order cookie, served hot out of the oven in a deep-dish pizza pan, topped with gourmet vanilla bean ice cream. Since its introduction in 1992, the Pizookie has become extremely popular and brings people back to BJ's for a whole meal or just for the dessert itself.

    Many of BJ's food portions have been increased in conjunction with the new menu, creating a real value orientation. Because of the relatively low food cost associated with pizza, BJ's highest volume item, Management believes it will still be able to maintain favorable gross profit margins while providing a value to the consumer. When the new menu items were first developed in late 1995 and early 1996, they were introduced at promotional prices. Management believes this artificially low pricing contributed to the higher food cost percentage incurred during that time period. Prices on most of the new items were increased effective May 1996. While the menu is still very value-oriented, the new pricing is more consistent with Management's gross profit margin objectives.

    BJ's restaurants provide a constantly evolving selection of domestic, imported and micro-brewed beers. In addition, subject to local regulations and the capacity of the restaurants, BJ's restaurants will feature a selection of beers brewed at one or more of BJ's micro-breweries. Management believes that this will provide two major benefits:

        1. The quality and freshness of the BJ's brewed beers will be under the constant supervision of the Company's Director of Brewing Operations. This should have a positive impact on both the actual quality and the perceived quality of the beer.

        2. Management believes that the production costs of the internally brewed beer will be significantly less than purchased beer. The relatively low production costs and premium pricing often associated with micro-brewed beers should have a significant, positive impact on gross profit margins.

MARKETING

    To date, the majority of marketing has been accomplished through community-based promotions and customer referrals. Management's philosophy has been to "spend its marketing dollars on the plate," or use funds that would typically be allocated to marketing to provide a better product and value to its existing guests. Management believes this will result in increased frequency of visits and greater customer referrals. During the roll-out of the new menu, however, the Company has utilized more media advertising than usual in order to gain increased awareness of the significant changes on the menu and in the restaurants. BJ's expenditures on advertising and marketing are typically 1% to 1.5% of sales.

    BJ's is very much involved in the local community and charitable causes, providing food and resources for many worthwhile events. Management feels very strongly about its commitment to helping others, and this philosophy has benefited the Company in its relations with its surrounding communities.

    The Company distributes very few coupons and does not try to compete with other pizza chains that rely on heavy discounting. This philosophy has enabled BJ's to maintain its quality image and its gross profit margins through a period of "price wars" which have plagued the pizza industry.

    Pietro's had traditionally marketed itself through the widespread use of discount coupons. Expenditures for advertising were approximately 6.7% of sales and discounted items accounted for 25.7% of sales. The resulting reductions in margins forced Pietro's management to reduce the quality of its product in order to maintain a reasonable food cost. Management believes that these pizza "price wars" ultimately resulted in reduced value perceptions among Pietro's clientele, and Pietro's lacked the financial resources to strategically overcome this obstacle. Through the refurbishment of the Northwest Restaurants, and the introduction of BJ's quality food and service, Management believes that discounting will be reduced or eliminated, and expenditures on marketing should fall to a range more typical for a BJ's operation. This could have a substantial positive impact on the Company's profitability.

OPERATIONS

    The Company's policy is to staff the restaurants with enthusiastic people, who can be an integral part of BJ's fun, casual atmosphere. Prior experience in the industry, is only one of the qualities Management looks for in its employees. Enthusiasm, motivation and the ability to interact well with the Company's clientele are the most important qualities for BJ's management and staff.

    Both management and staff undergo thorough formal training prior to assuming their positions at the restaurants. Management has designated certain managers, servers and cooks as "trainers," who are responsible for properly training and monitoring all new employees. In addition, the Company's Director of Operations, Director of Food and Beverage, and Director of Service supervise the training functions in their particular areas.

    A typical BJ's restaurant is staffed with a general manager, two assistant managers, between 15 and 25 servers and drivers, 7 to 10 cooks and 5 to 10 support staff. The staffing levels at BJ'S PIZZA, GRILL & BREWERY in Brea, California are much more substantial, with a general manager, three assistant managers, a kitchen manager, 65 servers and drivers, 23 cooks, 23 support staff, and 15 bar staff.

    Staffing at Pietro's typically consisted of a general manager, two to three assistant or shift managers, five drivers and 10 to 15 service/kitchen personnel. Management believes that as the Pietro's restaurants are converted into BJ's restaurants, they will be staffed in a manner similar to the current BJ's restaurants. Staffing levels at each restaurant will be dependent upon the variation of the BJ's concept to which that particular restaurant is converted.

    The Company purchases its food product from several key suppliers. A majority of food and operating supplies for the California restaurants is purchased from Jacmar Sales, with which the Company has had a long-term, valuable relationship. A majority of food and operating supplies for the Northwest Restaurants is purchased from McDonald Wholesale Company. Product specifications are very strict, because the Company insists on using fresh, high-quality ingredients.

    Pietro's formerly operated a commissary and distribution center which, as its number of units was reduced, became an economic and operational burden. In January 1996, Pietro's discontinued the commissary and distribution center and contracted with an outside distributor to provide and distribute product to its restaurants and, as a result, direct food costs have increased. The reduction in overhead, however, has effectively offset this increase.

    As the Pietro's restaurants are converted into BJ's restaurants, the Company hopes to capitalize on the reduced costs usually associated with higher purchasing volumes.

COMPETITION

    The restaurant industry is highly competitive. A great number of restaurants and other food and beverage service operations compete both directly and indirectly with the Company in many areas including: food quality and service, the price-value relationship, beer quality and selection, and atmosphere, among other factors. Many competitors who use concepts similar to that of the Company are well-established, and often have substantially greater resources.

    Because the restaurant industry can be significantly affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, weather and the type and number of competing restaurants, any changes in these factors could adversely affect the Company. In addition, factors such as inflation and increased food, liquor, labor and other employee compensation costs could also adversely affect the Company. The Company believes, however, that its ability to offer high-quality food at moderate prices with superior service in a distinctive dining environment, will be the key to overcoming these obstacles.

GOVERNMENT REGULATIONS

    The Company is subject to various federal, state and local laws, rules and regulations that affect its business. Each of the Company's restaurants is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, building, land use, health, safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties obtaining the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area or could adversely affect the operation of an existing restaurant. Similar difficulties, such as the inability to obtain a liquor, restaurant license or a given restaurant's products and services could also limit restaurant development and/or profitability. Management believes, however, that the Company is in compliance in all material respects with all relevant laws, rules, and regulations. Furthermore, the Company has never experienced abnormal difficulties or delays in obtaining the required licenses or approvals required to open a new restaurant or continue the operation of its existing restaurants. Additionally, Management is not aware of any environmental regulations that have had or that it believes will have a materially adverse effect upon the operations of the Company.

    Alcoholic beverage control regulations require each of the Company's restaurants to apply to a federal and state authority and, in certain locations, municipal authorities for a license and permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause by such authority at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to alcoholic beverage licenses or permits to date and does not expect to encounter any material problems going forward. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

    The Company is subject to "dram-shop" statutes in California and other states in which it operates. Those statutes generally provide a person who has been injured by an intoxicated person, the right to recover damages from an establishment that has wrongfully served alcoholic beverages to such person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance which it believes is consistent with coverage carried by other entities in the restaurant industry and will protect the Company from possible claims. Even though the Company carries liquor liability insurance, a judgment against the Company under a dram-shop statute in excess of the Company's liability coverage could have a materially adverse effect on the Company. To date, the Company has never been the subject of a "dram-shop" claim.

    Various federal and state labor laws, rules and regulations govern the Company's relationship with its employees, including such matters as minimum wage requirements, overtime and working conditions. Significant additional, governmental mandates such as an increased minimum wage, an increase in paid leaves of absence, extensions in health benefits or increased tax reporting and payment requirements for employees who receive gratuities, could negatively impact the Company's restaurants.

EMPLOYEES

    As of September 30, 1996, the Company employed 398 employees at its eight California Restaurants and one Hawaii restaurant. Additionally, 497 are employed at the recently acquired restaurants in Washington and Oregon. The Company also employs nine administrative and field supervisory personnel at its corporate offices. Historically, the Company has experienced relatively little turnover of key management employees. The Company believes that it maintains favorable relations with its employees, and currently no unions or collective bargaining arrangements exist.

INSURANCE

    The Company maintains worker's compensation insurance and general liability coverage which it believes will be adequate to protect the Company, its business, its assets and its operations. There is no assurance that any insurance coverage maintained by the Company will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company's ability to economically obtain or maintain such insurance. The Company does not currently have any key person life insurance but has applied for $1,000,000 in key person life insurance for each of Mr. Motenko and Mr. Hennessy.

TRADEMARKS AND COPYRIGHTS

    The Company has not secured any rights in connection with its trademarks, servicemarks or any other proprietary rights related to the use of the BJ'S PIZZA, GRILL & BREWERY, BJ'S PIZZA & GRILL and BJ'S PIZZA names. There are other restaurants using the BJ's name throughout the United States, thus, no assurance can be given that the Company will be able to secure any such rights in the future or that the use of the BJ's name may not be subject to claims by third parties.

PROPERTY AND LEASES

    The Company's corporate headquarters in California are located in a 2,219-square-foot leased facility in Mission Viejo, California. The initial term of the lease expires on December 31, 1998. Chicago Pizza Northwest, Inc., the Company's subsidiary in Washington has headquarters in a 5,337-square-foot leased facility in Bothell, Washington. This lease expires on April 30, 1999 and is currently being renegotiated.

    All of the Company's 28 restaurants, and the Colorado restaurant to be opened in the Winter of 1996, are on leased premises and are subject to varying lease-specific arrangements. For example, some of the leases require a flat rent, subject to regional cost-of-living increases, while others additionally include a percentage of gross sales. In addition, certain of these leases expire in the near future, and there is no automatic renewal or option to renew. No assurance can be given that leases can be renewed, or, if renewed, that rents will not increase substantially, both of which would adversely affect the Company. Other leases are subject to renewal at fair market value, which could involve substantial increases.

    With respect to future restaurant sites, the Company believes the locations of its restaurants are important to its long-term success and will devote significant time and resources to analyzing prospective sites. The Company's strategy is to open its restaurants in high-profile locations with strong customer traffic  during  day,  evening  and  weekend  hours.  The  Company  has developed specific criteria for evaluating prospective sites, including demographic information, visibility and traffic patterns. In connection with a potential brew-pub joint venture the Company is consulting with ASSI, Inc., a Nevada corporation with experience in the hospitality industry as well as direct experience in real estate, construction and development in Las Vegas, Nevada. See "Certain Transactions."

LEGAL PROCEEDINGS

    Restaurants such as those operated by the Company are subject to a continuous stream of litigation in the ordinary course of business, most of which the Company expects to be covered by its general liability insurance. Punitive damages awards, however, are not covered by general liability insurance. To date, the Company has not paid punitive damages in respect of any claims, but there can be no assurance that punitive damages will not be given with respect to any of such claims or in any other actions which may arise in any future action.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's directors and/or executive officers.

           NAME             AGE                            POSITION
--------------------------  ---   ----------------------------------------------------------
Paul A. Motenko             41    Chairman of the Board, Chief Executive Officer, Vice
                                   President and Secretary

Jeremiah J. Hennessy        37    President, Chief Operating Officer and Director

Laura Parisi                37    Chief Financial Officer, Assistant Secretary

Alexander M. Puchner        35    Director of Brewing Operations and Director

Barry J. Grumman            45    Director

Stanley B. Schneider (1)    60    Director

Stephen P. Monticelli (1)   41    Director

Steven F. Mayer (1)         36    Director

------------------------
(1) Mr. Schneider was nominated by Messrs. Motenko and Hennessy. Mr. Monticelli was nominated by ASSI, Inc. and Mr. Mayer was nominated by Mr. Herrick, both pursuant to the Note Purchase Agreements. See "Certain Transactions -- Pietro's Acquisition."

    The directors serve until the next annual meeting of shareholders and the election and qualification of their successors. The officers are elected by the directors and serve at the discretion of the Board of Directors. The Company has agreed to grant to the Representative, effective upon the closing of this Offering, the right to nominate from time to time one individual to be a director of the Company or to have an individual selected by the Representative attend all meetings of the Board of Directors of the Company as a non-voting advisor. At this time the Representative has waived its right to nominate a director. See "Underwriting."

    PAUL A. MOTENKO has been the Chief Executive Officer, Chairman of the Board, Vice President and Secretary of the Company since its inception in 1991. He is also Chairman of the Board and Secretary of CPNI. He is a certified public accountant and was a founding partner in the firm Motenko, Bachtelle & Hennessy from 1980 to 1991. In this capacity, Mr. Motenko provided accounting and consulting services to several restaurant companies, including BJ's Chicago Pizzeria. From 1976 to 1980, Mr. Motenko was employed as an accountant and consultant for several accounting firms, including Kenneth Leventhal and Company and Peat, Marwick, Main. Mr. Motenko graduated with high honors from the University of Illinois in 1976 with a Bachelor of Science in accounting.

    JEREMIAH J. HENNESSY has been the President, Chief Operating Officer and a Director of the Company since its inception in 1991. He is also Chief Executive Officer and a Director of CPNI. Mr. Hennessy is a certified public accountant and was a partner in the firm Motenko, Bachtelle & Hennessy from 1988 to 1991. His public accounting practice involved extensive work for food service and restaurant clientele. He served as a controller for a large Southern California construction company and has extensive background in construction and development. Mr. Hennessy has also worked in various aspects of the restaurant industry for Marie Callendar's and Knott's Berry Farm. Mr. Hennessy graduated Magna Cum Laude from National University in 1983 with a Bachelor of Science in accounting.

    LAURA PARISI has been the Chief Financial Officer and Assistant Secretary of the Company, having served in such capacity since December 1995. She is also Treasurer and a Director of CPNI. Previously, Ms. Parisi was Vice President of Finance for Ruby's Diner, Inc. from 1994 to 1995, and before that served as Corporate Accounting Controller and in other senior-level positions for Restaurant Enterprises Group, Inc. from 1985 to 1994. Ms. Parisi received degrees in accounting and business administration from Illinois State University in 1980. Ms. Parisi is a certified public accountant.

    BARRY J. GRUMMAN has been the Senior Partner in the Law Offices of Grumman & Rockett, a Los Angeles law firm specializing in civil litigation, since 1977. Mr. Grumman is a principal of FM Records, Inc., a Los Angeles record company. Mr. Grumman also has extensive experience as an investor in private companies and has invested in companies which have gone public. Mr. Grumman was named a Director of the Company in November 1994.

    ALEXANDER M. PUCHNER is Director of Brewing Operations for the Company, having been appointed to such position in January 1996. From 1994 to 1995, Mr. Puchner served as brew master for Laguna Beach Brewing Co. and from 1993 to 1994 as brewmaster for the Huntington Beach Beer Co. from 1988 to 1993, Mr. Puchner served as Product Manager for Aviva Sports/Mattel Inc. and Marketing Research Manager for Mattel Inc. Mr. Puchner was awarded a silver medal in the American pale ale category at the 1994 Great American Beer Festival. Mr. Puchner has also earned over 40 awards as a homebrewer, including in the 1991 and 1992 National Homebrew Competition. Mr. Puchner received a Bachelor of Arts from Cornell University in 1983 and a Master of Business Administration degree from the University of Chicago in June 1986.

    STANLEY B. SCHNEIDER is a certified public accountant and founding member and the managing partner of Gursey, Schneider & Co., an independent public accounting firm founded in 1964 that specializes in general accounting services, litigation support, audits, tax consulting and compliance as well as business management and management advisory services. Mr. Schneider serves as a director of Perceptronics, Inc., a Woodland Hills based high-tech defense firm; American Recreation Centers Co., the largest publicly-owned bowling center company in the United States; Jerry's Famous Deli, Inc., a Los Angeles-based restaurant company; Golden West Baseball Co., the corporate co-owner of the California Angels; Golden West Broadcasters, Inc., a broadcast media holding company; The Autry Museum of Western Heritage and P.A.T.H., an organization dedicated to helping the homeless in Los Angeles. Mr. Schneider obtained a Bachelor of Science in accounting from the University of California at Los Angeles in 1958.

    STEPHEN P. MONTICELLI is the President of Mosaic Ventures, LLC, a venture capital firm based in San Francisco and currently serves on the Board of Directors of Meris Laboratories, Inc., a publicly-traded clinical laboratory company listed on Nasdaq and of Vestro Natural Foods, Inc., a publicly-traded natural foods company, also listed on Nasdaq. From 1991 to 1995, Mr. Monticelli was a Managing Director of Baccharis Capital, Inc., a venture capital and buyout firm located in Menlo Park, California. From 1987 to 1991, Mr. Monticelli was a Principal in the private ventures group of The Fremont Group (formerly known as Bechtel Investments, Inc.), a private family investment firm. Prior to 1987, he was a management consultant with Marakon Associates and a certified public accountant with Deloitte & Touche. He received a Bachelor of Science and a Master of Business Administration degree from the Haas School of Business at the University of California at Berkeley.

    STEVEN F. MAYER is currently the president and managing director of Aries Capital Group, L.L.C., a private investment firm. From April 1992 until June 1994, when he left to co-found Aries Capital Group, Mr. Mayer was an investment banker with Apollo Advisors, L.P. ("Apollo") and Lion Advisors, L.P. ("Lion"), affiliated private investment firms, Prior to that time, Mr. Mayer was a lawyer with Sullivan & Cromwell specializing in mergers, acquisitions, divestitures, leveraged buyouts and corporate finance. While at Apollo and Lion, Mr. Mayer was responsible for equity and debt investments in a wide range of industries, including the aluminum, apparel, automobile parts manufacturing, bedding, cable television, cosmetics, environmental services, furniture distribution, homebuilding, hotel, plastics, radio, real estate, retail and textile industries. Mr. Mayer is a current or former member of the Boards of Directors of Mednet, MPC Corporation, a publicly traded managed prescription care company, Electropharmacology, Inc., a publicly traded medical device manufacturer, BDK Holdings, Inc., a textile manufacturer, Roland International Corporation, a real estate holding company and The

Greater LA Fund, a non-profit investment group affiliated with Rebuild LA. In addition, Mr. Mayer has served as the chairman or a member of numerous creditors' committees. Mr. Mayer is a graduate of Princeton University and Harvard Law School.

SIGNIFICANT EMPLOYEES

    The following table sets forth certain information concerning certain significant employees of the Company.

         NAME            AGE                             POSITION
-----------------------  ---   ------------------------------------------------------------
Robert B. DeLiema        47    Director of Marketing and Southern California Regional
                                Operations

Salvador A. Navarro      41    Director of Food and Beverage

Stephen White            42    Director of Operations

    ROBERT B. DELIEMA has been the Director of Marketing and Southern California Regional Operations for the Company since February 1996. Previously, Mr. Deliema owned and operated a graphic design, advertising and marketing firm from 1981 to 1996. From 1970-1981, Mr. DeLiema was a principal and Vice President of Operations for Meyerhof's, a restaurant holding company, where Mr. DeLiema concentrated on the Back Bay Rowing and Running Club restaurants. Mr. DeLiema received a Bachelor of Arts in 1970 from the University of California at Santa Barbara.

    SALVADOR A. NAVARRO has served as the Director of Food and Beverage for the Company since 1995. Previously, Mr. Navarro was Central Operations Manager for Knott's Berry Farms in Buena Park, California and served as the Director of Food and Beverages for Southwest Foods, Inc.'s Claim Jumper Restaurants from 1978 to 1994.

    STEPHEN WHITE has been the Director of Operations of the Company since July 1994. Mr. White has been in the restaurant business his entire working life. From 1992 until joining the Company, Mr. White was an independent consultant to the restaurant industry. From 1980 to 1992, Mr. White was employed with
Southwest Foods, Inc.'s Claim Jumper Restaurants in Irvine, California as Corporate General Manager and Vice President of Operations. At Claim Jumper, Mr. White designed and implemented new menus, quality assurance procedures, personnel training, purchasing and operations protocols.

COMPENSATION OF BOARD OF DIRECTORS

    Directors previously have received no cash compensation for serving on the Board of Directors. Beginning in August 1996, the Company will pay fees to its non-employee directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Company pays each non-employee director an annual fee of $1,000, plus $750 per board meeting attended in person, $400 per telephonic board meeting over 30 minutes, $200 per telephonic board meeting under 30 minutes, $500 per committee meeting in person, $300 per telephonic committee meeting over 30 minutes, and $100 per telephonic committee meeting under 30 minutes.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation of the Chief Executive Officer and each other executive officer who received annual compensation in excess of $100,000 for the fiscal year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                    ANNUAL COMPENSATION   ----------------------------
NAME AND                                                            --------------------  STOCK OPTIONS    ALL OTHER
PRINCIPAL POSITION (1)                                        YEAR   SALARY     BONUS       (SHARES)      COMPENSATION
------------------------------------------------------------  ----  --------  ----------  -------------   ------------
Paul A. Motenko.............................................  1995  $101,289  $ 50,000(2)      -0-           $8,858(3)
 Chief Executive Officer
Jeremiah J. Hennessy........................................  1995  $101,289  $ 50,000(2)      -0-           $8,417(4)
 Chief Operating Officer

------------------------
(1) No other executive officer received salary and bonuses in excess of $100,000 in respect of the year ended December 31, 1995.

(2) Paid in respect of the acquisition from Roman Systems, Inc. See "Certain Transactions -- Acquisition of Restaurants and Intellectual Property."

(3) The amount shown above is the estimated value of perquisites and other personal benefits, including health insurance (approximately $7,757) and life insurance (approximately $1,101).

(4) The amount shown above is the estimated value of perquisites and other personal benefits, including health insurance (approximately $7,316), and life insurance (approximately $1,101).

EMPLOYMENT AGREEMENTS

    The terms summarized below are qualified in their entirety by the respective employment agreements filed as exhibits to the registration statement of which this Prospectus is a part.

    The Company has entered into identical eight-year term employment agreements with Paul Motenko and Jeremiah J. Hennessy (sometimes referred to herein as the "Executives"), effective as of March 25, 1996. Pursuant to such agreements, Messrs. Motenko and Hennessy are each to receive annual cash compensation of $135,000, subject to escalation annually in accordance with the Consumer Price Index (the "CPI"). In addition, Messrs. Motenko and Hennessy's employment agreements entitle each of them to receive two annual bonuses based on the Company's financial performance, one for attainment of specified earnings before interest, amortization, depreciation and income taxes ("EBITDA"), and one for attainment of specified pre-tax income.

    The EBITDA bonus would entitle Messrs. Motenko and Hennessy each to receive the following amounts if the following EBITDA amounts are attained for each fiscal year during the term of their respective employment agreements:

            EBITDA    CUMULATIVE CASH BONUS
          ----------  ---------------------
          $2,000,000        $ 25,000
          $3,000,000        $ 35,000
          $6,000,000        $ 80,000
          $9,000,000        $150,000

    The pre-tax income bonus would entitle each of Messrs. Motenko and Hennessy to receive the following amounts if the following pre-tax income amounts (as determined by the Company's independent public accountants in accordance with
GAAP) are attained for each fiscal year during the term of their respective employment agreements, commencing with the fiscal year ending December 31, 1997:

           PRE-TAX
            INCOME    CUMULATIVE CASH BONUS
          ----------  ---------------------
          $2,000,000        $ 25,000
          $4,000,000        $ 75,000
          $8,000,000        $150,000

    The pre-tax income levels required to receive each bonus level for each fiscal year following the 1997 fiscal year will be increased by 20% per year.

    Pursuant to their respective employment agreements, Messrs. Motenko and Hennessy are each entitled to certain other fringe benefits including use of a Company automobile or automobile allowance, life insurance coverage, disability insurance, family health insurance and the right to participate in the Company's customary executive benefit plans. Messrs. Motenko and Hennessy's employment agreements further provide that following the voluntary or involuntary termination of their employment by the Company, each of them is entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. Upon the occurrence of any Termination Event (as hereinafter defined), the Company may terminate the employment agreements. If such termination occurs, Mr. Motenko or Mr. Hennessy, as the case may be, will be entitled to receive all amounts payable by the Company under his respective employment agreement to the date of termination. If the Company terminates the employment agreement for a reason other than the occurrence of a Termination Event or if Mr. Motenko or Mr. Hennessy terminates the employment agreement because of a breach by the Company of its obligations thereunder or for Good Reason (as hereinafter defined), Mr. Motenko or Mr. Hennessy, as the case may be, will be entitled to receive any and all payments and benefits which would have been due to him by the Company up to and including March 24, 2004 or any extension thereof had he not been terminated and any and all damages resulting therefrom.

    "Termination Event" means any of the following: (i) the willful and continued failure by the Executive to substantially perform his duties under the Employment Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties; (ii) the Executive being convicted of a crime constituting a felony;
(iii) the Executive intentionally committing acts or failing to act, either of which involves willful malfeasance with the intent to maliciously harm the business of the Company; (iv) the Executive's willful violation of the confidentiality provisions under the Employment Agreement; or (v) death or physical or mental disability which results in the inability of the Executive to perform the required services for an aggregate of 180 calendar days during any period of 12 consecutive months. No act, or failure to act, on the Executive's part shall be considered "willful" unless intentionally done, or intentionally omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, a Termination Event shall not have been deemed to have occurred unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive conducted, or failed to conduct, himself in a manner set forth above in clauses (i)-(iv), and specifying the particulars thereof in detail.

    For purposes of the Employment Agreement, "Good Reason" shall mean (i) any removal of the Executive from, or any failure to re-elect the Executive to his current office except in connection with termination of the Executive's employment for disability; provided, however, that any removal of the Executive from, or any failure to re-elect the Executive to his current office (except in connection with termination of the Executive's employment for disability) shall not diminish or reduce the obligations of the Company to the Executive under the employment agreement; (ii) a reduction of ten percent (10%) or more in the Executive's then current base salary; (iii) any failure by the Company to comply with any of its obligations to the Executive under the employment agreement; (iv) for any reason within 120 days following a Change of Control (as defined in the employment agreement); or (v) the failure of the Company to obtain the assumption of the employment agreement by any successor to the Company, as provided in the employment agreement.

OPTIONS

    There are currently no arrangements to issue options other than pursuant to the Company's 1996 Stock Option Plan.

1996 STOCK OPTION PLAN

    The Company has adopted a 1996 Stock Option Plan (the "1996 Plan"). The following summary of the 1996 Plan is qualified in its entirety by the proposed form of Stock Option Plan filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The 1996 Plan is designed to promote and advance the interests of the Company and its stockholders by (1) enabling the Company to attract, retain and reward managerial and other key employees and non-employee directors and (2) strengthening the mutuality of interests between participants in the 1996 Plan and the stockholders of the Company in its long-term growth, profitability and financial success by offering stock options.

    SUMMARY OF THE 1996 PLAN. The 1996 Plan empowers the Company to award or grant from time to time until May 31, 2006, to officers, directors, outside consultants and employees of the Company and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Stock Option Committee of the Board of Directors (the "Committee"), which will administer the 1996 Plan.

    ADMINISTRATION. The 1996 Plan will be administered by the Committee. The 1996 Plan provides that the Committee must consist of at least two directors of the Company who are "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee has the sole authority to construe and interpret the 1996 Plan, to make rules and procedures relating to the implementation of the 1996 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the Committee will not be eligible to receive discretionary Options under the 1996 Plan. On or after August 15, 1996, the requirement that all members of the Board of Directors or the Committee be "disinterested persons" shall not apply. However, all members of the Committee must be "non-employee directors" within the meaning of Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission.

    ELIGIBILITY CONDITIONS. All employees (including officers) of the Company, its subsidiaries, non-employee directors and outside consultants will be eligible to receive Options under the 1996 Plan. Non-employee directors and outside consultants are only eligible to receive Non-Qualified Stock Options under the 1996 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1996 Plan will be wholly within the discretion of the Committee. Subject to specific formula provisions relating to the grant of options to non-employee directors and except with respect to the exercisability of Incentive Stock Options and the total shares available for option grants under the 1996 Plan, there is no limit on the number of shares of Common Stock or type of option in respect of which Options may be granted to or exercised by any person.

    SHARES SUBJECT TO 1996 PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the 1996 Plan (the "Plan Maximum") is 600,000. However, options for no more than 250,000 shares may be issued to any optionee in any calendar year. For the purpose of computing the total number of shares of Common Stock available for Options under the 1996 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options previously granted, determined at the date of the grant of such Options. However, if any Options previously granted are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further grants under the 1996 Plan. The shares of Common Stock which may be issued to participants in the 1996 Plan upon exercise of an Option may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. No fractional shares may be issued under the 1996 Plan.

    The maximum numbers of shares of Common Stock issuable upon the exercise of Options granted under the 1996 Plan are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

    TRANSFERABILITY.   No Option  granted under the  1996 Plan, and  no right or
interest therein shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

    TERM, AMENDMENT AND TERMINATION. The 1996 Plan will terminate on May 31, 2006, except with respect to Options then outstanding. The Board of Directors of the Company may amend or terminate the 1996 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the stockholders of the Company, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1996 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1996 Plan, and (ii) prior to August 15, 1996, the provisions of the 1996 Plan governing the award of options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

    INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), in an amount up to the Plan Maximum may be granted under the 1996 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any participant in the 1996 Plan during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Committee.

    NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee shall determine.

    OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1996 Plan also provides for the grant of Options to non-employee directors of the Company without any action on the part of the Board or the Committee, only upon the terms and conditions set forth in the 1996 Plan. Each non-employee director shall automatically receive Non-Qualified Options to acquire 25,000 shares of Common Stock upon appointment, and shall receive Options to acquire an additional 10,000 shares of Common Stock for each additional year that the non-employee director continues to serve on the Board of Directors. Each Option shall become exercisable as to 50% of the shares of Common Stock subject to the Option on the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire on the earlier of ten years from the date the Option was granted, upon expiration of the 1996 Plan or three months after the optionee ceases to be a director of the Company (one year if due to the director's death or disability). The exercise price of such Options shall be equal to 100% of the fair market value of the Common Stock subject to the Option on the date on which such Options are granted. Each Option shall be subject to the other provisions of the 1996 Plan.

    OPTION EXERCISE PRICES. The exercise price of any Option granted under the 1996 Plan shall be at least 85% of the fair market value of the Common Stock on the date of grant, except that the exercise price of any Option granted to any participant in the 1996 Plan who owns in excess of 10% of the outstanding voting stock of the Company shall be 110% of the fair market value of the Common Stock on the date of grant. The exercise price of any Incentive Stock Options shall be at least 100% of the fair market value on the date of grant. Fair market value per share of Common Stock shall be determined as the closing price per share on the last trading day if the Common Stock is listed on an established stock exchange, or as the average of the closing bid and asked prices per share if the Common Stock is quoted by the Nasdaq National Market, or as the amount determined in good faith by the Committee if the Common Stock is neither listed for trading on an exchange or quoted by the Nasdaq National Market. Options granted effective as of the closing date of this Offering will have an exercise price equal to the initial public offering price per share.

    EXERCISE OF OPTIONS. Each option shall become exercisable according to the terms specified in the Option Agreement. No Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Company. No Options shall be exercisable after the earlier of ten years from grant or three months after employment or service as a director of the Company or its subsidiary terminates (one year if such termination is due to the participant's death or disability). Options shall be exercisable upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, by instruction to a broker directing the broker to sell the Common Stock for which such Option is exercised and remit to the Company the aggregate exercise price of the Option or, in the discretion of the Plan Administrator, upon such terms as the Committee shall approve, in shares of the Common Stock then owned by the optionee (at the fair market value thereof at exercise date). The Plan Administrator also has discretion to extend or arrange for the extension of credit to the optionee to finance the purchase of shares on exercise.

    GRANT OF OPTIONS. In addition to the Options for 25,000 shares of Common Stock each granted to the Company's four non-employee directors, the Company has granted Options to acquire a total of 453,500 shares of Common Stock to certain employees, including executive officers of the Company, effective as of the closing date of this Offering, at an exercise price equal to the initial public offering price per share. The exercise price of such Options shall be equal to 100% of the fair market value of the Common Stock subject to the Option on the date on which such Options are granted. No more than 250,000 shares may be granted to any optionee under any option in any calendar year. Each Option shall become exercisable according to the terms specified in the individual Option Agreement.

    The following executive officers and non-officer directors of the Company will receive Incentive Stock Options for the following amounts of shares of Common Stock:

                                                                           DOLLAR
NAME                                                                        VALUE     NUMBER OF SHARES
-----------------------------------------------------------------------  -----------  -----------------
Laura Parisi...........................................................       *               75,000
Alexander M. Puchner...................................................       *               75,000
Non-officer directors as a group (4)...................................       *              100,000
                                                                                            --------
Executive officers and directors as a group (8 persons)................       *              250,000
                                                                                            --------
                                                                                            --------

------------------------
*   Not yet determinable.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

    Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the Company, as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under
Section 310 of the California General Corporation Law (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors of the Company. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Company's Articles of Incorporation also authorize the Company to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Company has entered into indemnification agreements with its non-employee directors whereby the Company will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company intends to purchase a directors' and officers' liability policy insuring directors and officers of the Company effective upon the closing of this Offering.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996 as to (a) each director, (b) each executive officer identified in the Summary Compensation Table, (c) all officers and directors of the Company as a group and (d) each person who beneficially owns 5% or more of the outstanding shares of Common Stock.

                                                     SHARES BENEFICIALLY OWNED (1)
                                          ---------------------------------------------------
                                                              PERCENT
                                                            OWNED PRIOR          PERCENT
                                             NUMBER            TO THE          OWNED AFTER
NAME AND ADDRESS (2)                        OF SHARES       OFFERING (3)     THE OFFERING (3)
----------------------------------------  -------------   ----------------   ----------------
Paul Motenko............................        658,857(4)           14.30%       10.28%
Jeremiah Hennessy.......................        658,857(4)           14.30%       10.28%
Louis Habash............................        526,172(5)           11.42%        8.21%
ASSI, Inc...............................        500,000(6)           10.85%        7.80%
Norton Herrick..........................        250,000              5.42%         3.90%
Barry Grumman...........................        250,876(7)            6.20%        3.90%
Laura Parisi............................            (80)                0%            0%
Alexander M. Puchner....................            (80)                0%            0%
Stanley B. Schneider....................         25,000(8)            0.54%        0.39%
Stephen P. Monticelli...................            (80)                0%            0%
Steven Mayer............................            (80)                0%            0%
All directors and executive officers as
 a group (8 persons)....................      1,593,590             34.58%        24.87%

------------------------
(1) The persons named in the table, to the Company's knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. For purposes of this table, information as to shares of Common Stock assumes that the Underwriters' over-allotment options are not exercised and that the Representative's Warrants are not exercised.

(2) The address of the aforementioned individuals is at the Company's principal executive offices at 26131 Marguerite Parkway, Suite A, Mission Viejo, California 92692.

(3) Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. The Percent Owned Prior to the Offering is calculated based on 4,608,321 shares of Common Stock outstanding as of the date hereof, which amount includes: (i) 500,000 shares of Common Stock to be issued to ASSI, Inc. and (ii) 250,000 shares of Common Stock to be issued to Mr. Norton Herrick, all of which are to be issued upon the completion of this Offering in connection with the financing of the Pietro's Acquisition. See "Certain Transactions -- Pietro's Acquisition." The Percent Owned After the Offering is calculated based upon 6,408,321 shares of Common Stock outstanding, assuming the issuance and sale of all of the 1,800,000 Shares by the Company and no exercise of the Underwriters' over-allotment options or the Representative's Warrants, and does not include shares issuable upon exercise of any warrants issued by the Company.

(4) Certain of the shares beneficially owned by Messrs. Motenko and Hennessy have been pledged to the Sellers in the Roman Systems, Inc. acquisition. See "Certain Transactions -- Acquisition of Restaurants and Intellectual Property."

(5) Includes 26,172 shares held by Mr. Habash personally and 500,000 shares to be issued to ASSI, Inc., a Nevada corporation controlled by Mr. Habash. (See Footnote 3 above.)

(6) ASSI, Inc. is controlled by Louis Habash, and its shares are also included in Mr. Habash's beneficial ownership.

(7) Includes 10,000 shares of Common Stock which are held in a Professional Corporation Money Purchase Plan of which Mr. Grumman is the beneficiary. Does not include warrants to acquire up to 300,000 shares of Common Stock issued to Mr. Grumman in May 1995 which are not currently exercisable but are included in the Selling Security Holders' Redeemable Warrants. See "Certain Transactions -- Private Placements."

(8) Does not include shares of Common Stock purchasable upon exercise of options which will be granted to these individuals.

    As a result of their share ownership and positions with the Company, Messrs. Hennessy and Motenko may be deemed "parents" of the Company as defined pursuant to the rules and regulations of the Securities and Exchange Commission. However, in connection with the Pietro's Acquisition and certain consulting arrangements, the Company has issued a significant percentage of shares and warrants which may result in a change of control. See "Certain Transactions."

                        RESALE OF OUTSTANDING SECURITIES

    This Prospectus relates to the sale by the Company of 1,800,000 shares of Common Stock and 1,800,000 Redeemable Warrants for aggregate gross consideration of $9,450,000 based on the Offering price of $5.00 per Share and $0.25 per Redeemable Warrant. A separate Prospectus is being filed with the Registration Statement of which this Prospectus is a part, which relates in part to the sale by the Selling Security Holders of 1,766,864 shares of Common Stock, 10,014,584 Selling Security Holders' Redeemable Warrants, and 10,014,584 shares of Common Stock issuable upon exercise of the Selling Security Holders' Redeemable Warrants. None of the Selling Security Holders' Shares, Selling Security Holders' Redeemable Warrants, or shares issuable upon exercise of the Selling
Security  Holders'   Redeemable  Warrants   are   being  underwritten   by   the
Underwriters.

    The Company will not receive any of the proceeds of the sale of the Selling Security Holder's Shares, Selling Security Holders' Redeemable Warrants or shares issuable upon exercise of the Selling Security Holders' Redeemable Warrants, although it will receive the exercise price of such Selling Security Holders' Redeemable Warrants when and if they are exercised. Except for Messrs. Grumman and Schneider, and as described in "Certain Transactions," none of the Selling Security Holders had any position, office or material relationship with the Company or its affiliates during the last three years. Of the Selling Security Holders, Mr. Barry Grumman has been an independent director of the Company since 1994 and Mr. Stanley Schneider has been an independent director of the Company since August 1996.

    Prior to this offering, the Selling Security Holders collectively held 1,766,864 shares of Common Stock of the Company and warrants to purchase 10,014,584 shares of Common Stock of the Company. Assuming the sale of all such Selling Security Holders' Shares and Selling Security Holders' Redeemable Warrants which the respective Selling Security Holders are registering pursuant to the separate Prospectus referred to above, the Selling Security Holders will own approximately 974,117 shares of Common Stock of the Company after the completion of such offering.

                              CERTAIN TRANSACTIONS

ACQUISITION OF RESTAURANTS AND INTELLECTUAL PROPERTY

    "BJ's Chicago Pizzeria" restaurants, as the Company's restaurants were originally known, were established in Southern California in 1978 by entities controlled by Michael L. Phillips ("Phillips") and William A. Cunningham, Jr. ("Cunningham"). Phillips and Cunningham built the chain to five locations in Southern California by 1991.

    The Company was formed in October 1991 by Paul Motenko ("Motenko") and Jerry Hennessy ("Hennessy") to assume the management of the five existing "BJ's Chicago Pizzeria" restaurants. In addition, the Company obtained the right to use the trademarks, servicemarks, recipes and other intellectual property ("BJ's Intellectual Property") from the owners of the five restaurants for use in the development of additional "BJ's Chicago Pizzeria" restaurants. This arrangement was pursuant to a management agreement ("Management Agreement") which gave the Cunningham and Phillips entities certain guaranteed payments and rights in newly developed BJ's restaurants. From the date of the Management Agreement through December 1994, the Company opened five additional restaurants, the first in July 1992 followed by one more in 1993 and three in 1994. As discussed in detail below, in January 1995 the Management Agreement was terminated in connection with the closing of the Company's acquisition of the BJ's Intellectual Property and three of the restaurants managed by the Company for the prior owners (the "Acquisition").

    Pursuant to the terms of an Asset Purchase Agreement, dated as of November 7, 1994 (the "Acquisition Agreement"), Roman Systems, Inc., a California corporation, Bristol Restaurants, a California general partnership, William A. Cunningham, Jr. and Michael L. Phillips (collectively, "Sellers") transferred to the Company the three BJ's Chicago Pizzeria Restaurants located in Balboa in Newport Beach, California, La Jolla and Laguna Beach, California, and all of the right, title and interest of the Sellers in trademarks, trademark registrations, servicemarks, menus, recipes, trade secrets and other know-how or intangible property utilized in the operation of the BJ's Chicago Pizzeria Restaurants that Sellers may own (the "BJ's Intellectual Property"). Two other restaurants, located in Santa Ana and San Juan Capistrano, California, owned by Sellers were not transferred. The Santa Ana and San Juan, Capistrano restaurants were operated by the Company until such restaurants were sold in 1995.

    Pursuant to the terms of the Acquisition Agreement, the payment by the Company for the Acquisition was scheduled to occur in three parts: (i) a $550,000 payment was made to Sellers by the Company simultaneously with the closing of the Acquisition; (ii) a payment to Sellers of $38,195 per month for 108 consecutive months starting April 30, 1995, for a total of $4,125,060; and
(iii) a total of $875,000 was payable by the Company to Sellers from 15% of adjusted net proceeds of additional equity offerings of the Company, provided that any amounts which were not paid from a percentage of offerings by July 11, 1995 were to be paid at the rate of $25,000 per month until the payments to Sellers from 15% of adjusted net equity offering proceeds plus the monthly $25,000 payments totaled the $875,000 owed by the Company to Sellers. In addition to the aforementioned consideration for the Acquisition, simultaneously with the closing of the Acquisition the Company also issued 500,000 shares of Common Stock of the Company to each of Mr. Cunningham and Mr. Phillips, which as a result of the May 1995 stock split are currently equivalent to 174,480 shares of Common Stock of the Company outstanding to each of Mr. Phillips and Mr. Cunningham. The Company also assumed certain liabilities of the Sellers, including approximately $873,000 in loans, accrued salaries, certain accounts payable, sales tax payable and accrued operating expenses of the purchased restaurants.

    In regard to the Acquisition, the Company has granted Phillips a limited license to operate up to four pizzeria restaurants in areas outside of California and Hawaii or other areas where they may compete with the Company's restaurants. These restaurants operated by Phillips or his family may use the intellectual property associated with the operation of BJ's Chicago Pizzeria restaurants, except for the name "BJ's" or any name so similar as to confuse the public. The Company has been granted a right of first refusal to purchase the restaurants of Phillips or his family if they are sold. A similar license has been given to Cunningham for up to two restaurants. Pursuant to the Acquisition, the Company is obligated to provide Phillips and Cunningham, and their respective spouses, with health insurance, or reimburse them for the cost of mutually satisfactory arrangements regarding health insurance coverage, until they each turn 65 years of age.

    The Company assumed responsibility for the operation and divestment costs of restaurants excluded from the purchase (Santa Ana and San Juan Capistrano, California). At the time of purchase, January 1, 1995, a reserve for restaurant closure totaling $157,000 was established for the operating and divestment costs incurred by the restaurants excluded from the sale.

    In connection with the Acquisition, Motenko and Hennessy have pledged all of their stock for the benefit of Sellers. In the event of default, Sellers have the right and ability to vote all of the stock so pledged by Motenko and Hennessy. In addition, in event of a default, Sellers have the right to foreclose upon and cause to be sold for their benefit half of the stock of Motenko and Hennessy so pledged. An event of default will occur if, on four occasions in any one calendar year, the Company shall fail to make a scheduled payment due to Sellers which failure remains uncured for 30 days after the Company's receipt of written notice of the failure until such time as Sellers have received the $875,000 payment noted above. After such time, a default shall be considered to have occurred under the Note if the Company shall fail to make a scheduled payment under the Note which remains uncured for six months after the debt is received after written notice of such failure. All payments have been timely. The pledge shall remain in force and effect until the earlier of the date upon which all amounts owed to Sellers in respect to the Acquisition have been fully paid or both of the following have occurred: (i) the Company has made the $875,000 payment to Sellers as specified above, and (ii) the Company has registered its stock pursuant to the Securities Exchange Act of 1934 and its Common Stock is listed or reported by a national/regional securities exchange or market quotation system.

    In addition, each of the three restaurants obtained by the Company pursuant to the Acquisition have been pledged to Sellers to secure the payments owed to Sellers.

    As of June 30, 1996 the principal amount outstanding under the Acquisition Agreement is $3,270,000. After the completion of this Offering and the application of proceeds as set forth in "Use of Proceeds," the outstanding principal amount under the Acquisition Agreement will be $2,744,000.

ACQUISITION AND SALE OF LIMITED PARTNERSHIP INTERESTS

    The Company owned and/or operated restaurants in addition to those purchased under the Acquisition Agreement through the acquisition and sale of limited partnership interests. Restaurants in Belmont Shore and La Jolla -- Prospect were both owned by limited partnerships, BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P., respectively. The general partner of each of these partnerships was CPA-BG, Inc., a wholly-owned subsidiary of the Company that was transferred to the Company for no consideration by Motenko and Hennessy prior to the closing of the acquisition of the partnership interests.

    Prior to the acquisition of the partnership interests, the sole limited partner of BJ's Belmont Shore, L.P. was Barry Grumman ("Grumman"). The sole limited partner of BJ's La Jolla, L.P. was BJ's La Jolla, Ltd., a limited partnership of which Grumman was the sole general partner. In addition, pursuant to an agreement dated November 14, 1994, Grumman and BJ's La Jolla, Ltd. agreed to transfer all of their right, title and interest in BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P., respectively, for an aggregate of 226,824 shares of Common Stock in the Company, which shares are valued at $.75 per share or $170,118. The aggregate amount of liabilities assumed in the acquisition of the limited partnership interests totaled $277,000, including $70,000 in acquisition costs and $207,000 in assumed liabilities. $55,000 of the latter assumed liabilities included capitalized equipment leases, sales tax payable and accrued operating expenses of the purchased restaurants. Following the acquisition of the partnership interests, both BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. were terminated, and CPA-BG, Inc. was merged into the Company.

    The BJ's in Lahaina, Maui will continue to be owned by BJ's Lahaina, L.P., a limited partnership. The two general partners of BJ's Lahaina, L.P. were CPA010, Inc. and Blue Max, Inc. Blue Max, Inc. was wholly-owned by CPA010, Inc., which was formerly owned by Motenko and Hennessy. Motenko and Hennessy transferred their ownership of such corporation to the Company for nominal consideration prior to the closing of the acquisition of the partnership interests. CPA010, Inc. has recently been merged into the Company. As a result, the Company is currently the managing general partner of BJ's Lahaina, L.P. and owns an approximately 54% interest in the partnership. The Company purchased the 54% interest for approximately $114,000, which interest consists of a 40% general partnership interest and an approximately 14% limited partnership interest.

CONSULTING AGREEMENT

    On November 1, 1994 the Company entered into an agreement with Woodbridge Holdings, Inc. ("WHI"), a consulting firm in Newport Beach, California. The agreement was for services related to selection of professional advisers and general corporate development. WHI was to assist the Company in the selection of legal counsel and accountants, in designing public relations materials and printed materials, in formulating a description of the Company's business plan, in designing a stock compensation plan and negotiating for printing services. The contract expired on May 1, 1995 and was not renewed. Actual services provided by WHI were limited to logo printing design, printing arrangements and selection of professionals. For its services in that period, WHI received $60,000, from which WHI was required to pay for printing expenses. In addition, for services rendered during that period, WHI received 69,792 shares of Common Stock which were earned and issuable on May 1, 1995 and the right to receive an additional 69,443 shares of Common Stock ("Additional Shares") issuable after completion of an initial public offering, such as this Offering, by the Company. The value attributed to the 69,792 shares earned and issuable to WHI as of May 1, 1995 is $0.75 per share or $52,344 and the value currently attributed to the 69,443 shares to be issued is $6.00 or $416,658. On October 7, 1996, on the assumption that this Offering would close, the Company issued WHI the Additional Shares. WHI has the right to have its shares registered by the Company at WHI's cost.

PRIVATE PLACEMENTS

    In January 1995, the Company raised $850,000 through a private placement of 17 Units at $50,000 per Unit, consisting of (i) a Series A Promissory Note in the principal amount of $50,000 and due December 31, 1995 and (ii) 13,086 shares of Common Stock. The Series A Promissory Notes bear interest, payable quarterly, at a rate of 10% until June 30, 1995 and 13.5% thereafter. The proceeds of the January 1995 private placement were used to close the Acquisition and for working capital. The Series A Promissory Notes were repaid in the third quarter of 1995 with proceeds from the September 1995 placement described below. The shares issued in this placement are being registered concurrently with this Offering and are included as Selling Security Holder Shares which may be sold by the holders or respective transferees commencing on the date of this Prospectus.

    In March 1995, the Company raised $400,000 through a private placement of four Units at $100,000 per Unit, consisting of (i) a $98,000 promissory note bearing interest at a rate of 10% per annum (the "Promissory Notes") with interest and principal due upon the earlier of completion of an initial public offering of the Company's Common Stock, or 18 months from the date of issuance and (ii) warrants to purchase 34,896 shares of Common Stock at a price of $2.87 per share. The proceeds of the private placement were used for working capital. The Promissory Notes were repaid in the third quarter of 1995 with proceeds from the September 1995 private placement described below. Upon effectiveness of the Registration Statement of which this Prospectus is a part, the warrants issued in this placement convert into a like number of Redeemable Warrants which are being registered concurrently with this Offering as Selling Security Holders' Redeemable Warrants. The Selling Security Holders' Redeemable Warrants and all of the shares issuable upon exercise of such Selling Security Holders' Redeemable Warrants may be sold by the holders or respective transferees commencing on the date of this Prospectus.

    In May 1995, the Company issued warrants to purchase up to 300,000 shares of Common Stock at a price of $5.00 per share to each of Barry Grumman, a director of the Company, and Lexington Ventures, Inc. The warrants were issued to each of Mr. Grumman and Lexington Ventures, Inc. at a price of $0.07 per warrant or a total price to each of $21,000. Mr. Grumman's liability for payment of the warrants was extinguished in consideration for past services as a director of the Company which had not been previously compensated. Upon effectiveness of the Registration Statement of which this

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Prospectus  is a part, the warrants issued in this placement convert into a like number of Redeemable Warrants which are being registered concurrently with this Offering as Selling Security Holders' Redeemable Warrants. With the exception of Mr. Grumman, the Selling Security Holders' Redeemable Warrants and all of the shares issuable upon exercise of such Selling Security Holders' Redeemable Warrants may be sold by the holders or respective transferees commencing on the date of this Prospectus. Mr. Grumman has agreed not to directly or indirectly sell, loan, pledge, assign, transfer, encumber, distribute, grant or otherwise dispose of his warrants for a period of one year from the date hereof without the written consent of the Representative.

    In September 1995, the Company completed an offering of $6,100,000 in Units, each consisting of 25,000 shares of Common Stock at a price of $3.85 per share and 75,000 warrants at a price of $0.05 per warrant. Half of the shares issued in this placement are being registered concurrently with this Offering and are included in the Selling Security Holders' Shares. Upon effectiveness of the Registration Statement of which this Prospectus is a part, all of the warrants issued in this placement convert into a like number of Redeemable Warrants which are also being registered concurrently with this Offering and are included in the Selling Security Holders' Redeemable Warrants. As a result, half of the shares, the Selling Security Holders' Redeemable Warrants and all of the shares issuable upon exercise of such Selling Security Holders' Redeemable Warrants may be sold by the holders or respective transferees commencing on the date of this Prospectus. Thereafter, each holder of outstanding Common Stock purchased in this private offering shall have the right to include the remaining one-half of such Common Stock in certain registration statements filed by the Company so long as the securities in question are not saleable under Rule 144 of the Securities Act. Any sales of Common Stock pursuant to such registration statement(s) shall be effected through the underwriter, if any, and the holders thereof shall compensate the underwriter in accordance with its customary compensation practices.

    In March 1996, there was a private placement of convertible debt to ASSI, Inc. and Norton Herrick. See "-- Pietro's Acquisition."

    Almost all of the Selling Security Holders are clients of the Representative
and  are   obligated   to  sell   their   respective  Securities   through   the
Representative.

CERTAIN OTHER TRANSACTIONS AND CONFLICTS OF INTEREST

    Paul Motenko and Jeremiah Hennessy advanced $204,028 to the Company in the form of deferred salary ($125,000) and direct loans ($79,028). Messrs. Motenko and Hennessy agreed to defer repayment of the loans without interest until all of the Company's Series A Promissory Notes (the "Notes") issued in connection with the January 1995 private placement were repaid. The direct loans to Messrs. Motenko and Hennessy have not been paid; however, the Notes and deferred salaries were repaid in 1995.

    Pursuant to the terms of the Acquisition, Messrs. Motenko and Hennessy pledged their ownership interest in the Company to Sellers. As a result, a conflict of interest may exist between Messrs. Motenko and Hennessy and the Company with respect to the determination of which obligations will be paid out of the proceeds of this Offering or the Company's operating cash flow and when such payments will be made. The Company also had notes payable to Sydney Feldman in the amount of $40,000, which note accrued interest at a rate of 12%. This note was repaid in 1995.

    In addition, the Company currently has the following debt outstanding with related parties: (i) a $100,000 note due and payable to Ms. Katherine Anderson, a limited partner of BJ's Lahaina, L.P., the California limited partnership which operates the Company's Lahaina, Maui restaurant, which note matures on September 5, 1996 and bears interest at a rate of 19%, (ii) a $79,000 note due on demand and payable to Paul Motenko, which note bears interest at a rate of 6% and is referenced above in connection with certain advances by Mr. Motenko and Mr. Hennessy and (iii) a $28,000 note due and payable to Harold Motenko, which note matures on March 22, 1998 and bears interest at a rate of 12%. The Company plans to pay the foregoing debt with proceeds from the sale of the Securities offered hereby. See "Use of Proceeds."

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
    Finally, in May 1995 the Company issued warrants to purchase up to 300,000 shares of Common Stock. The shares issuable upon exercise of the warrants are currently valued at $21,000. Mr. Grumman's liability for payment of the warrants was extinguished in consideration for past services as a director of the Company which were not previously compensated.

    Management believes that the transactions with the officers and/or shareholders of the Company and their affiliates were made in terms no less favorable than would have occurred with unaffiliated third parties. The Company has adopted a policy not to engage in transactions with officers, directors, principal shareholders or affiliates of any of them unless such actions have been approved by a majority of the disinterested directors and are upon terms no less favorable to the Company than could be obtained from an unaffiliated third party in an arms length transaction.

PIETRO'S ACQUISITION

    In order to finance the Pietro's Acquisition, on February 20, 1996, the Company sold to ASSI, Inc. and to Mr. Norton Herrick for $2,000,000 and $1,000,000, respectively, certain convertible notes (the "Convertible Notes") pursuant to certain note purchase agreements (the "Note Purchase Agreements") with substantially similar terms. Under the Note Purchase Agreements, the Company issued to each of ASSI, Inc. and to Mr. Herrick, Convertible Notes in the principal amounts of $2,000,000 and $1,000,000, respectively, which Convertible Notes, plus accrued interest thereon, both convert simultaneously with the closing of this Offering. The Convertible Note, plus accrued interest thereon, issued to ASSI, Inc. converts into 500,000 shares of Common Stock and into Special Warrants to purchase 3,000,000 shares of Common Stock. See "Description of Securities -- Redeemable Warrants." The Convertible Note, plus accrued interest thereon, issued to Mr. Herrick converts into 250,000 shares of Common Stock and into Special Warrants to purchase 1,500,000 shares of Common Stock. The 4,700,000 Redeemable Warrants into which the 4,700,000 Special Warrants convert upon sale of the Special Warrants by the current holders or their affiliates are included in the Selling Security Holders' Redeemable Warrants. In addition, in connection with the above financing, the Company agreed subject to the terms of the Note Purchase Agreements, to use its best reasonable efforts to cause one individual designated by each of ASSI, Inc. and Mr. Norton Herrick to be elected to the Board of Directors of the Company or to have such selected individuals attend all meetings of the Board of Directors as non-voting advisors. ASSI, Inc's nominee to the Board of Directors of the Company was Mr. Stephen Monticelli. Mr. Herrick's nominee to the Board of Directors was Mr. Steven Mayer. See "Principal Shareholders."

    In connection with the aforementioned financing of the Pietro's Acquisition,
which   was  obtained   through  the   Representative,  the   Company  paid  the
Representative 13% of the total $3,000,000 investment, or $390,000.

    In connection with the Pietro's Acquisition, the Company has also assumed liability to Edward Peabody and Christopher Wheeler in the amount of $25,000 in exchange for which Messrs. Peabody and Wheeler agreed to release the Company and its subsidiary, Chicago Pizza Northwest, Inc., for any and all other finder's fees related to the Pietro's Acquisition.

    On February 20, 1996, the Company entered into a consulting agreement with ASSI, Inc. regarding the Pietro's Acquisition (the "Pietro's Consulting Agreement"). Under this Agreement, ASSI, Inc. agrees to advise the Company in connection with the reconstruction, expansion, marketing and strategic development of the restaurants acquired from Pietro's. In consideration for such services, the Company shall pay to ASSI, Inc. an annual fee equal to 5% of Net Profits (as hereinafter defined) of the restaurants acquired under the plan of reorganization and retained by the Company. As additional consideration for the consulting services, the Company has issued to ASSI, Inc. an additional aggregate of 100,000 Special Warrants to purchase shares of common stock of the Company. These Special Warrants convert into Redeemable Warrants upon their sale by the current holders or their affiliates and such Redeemable Warrants are also included in the Selling Security Holders' Redeemable Warrants. See "Description of Securities -- Redeemable Warrants." The Pietro's Consulting Agreement terminates on December 31, 2000.

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
    For purposes of the Vegas Consulting Agreements (as hereinafter defined) and the Pietro's Consulting Agreement, "Net Profits" shall mean net profits of the respective operations as determined under generally accepted accounting principles ("GAAP") before payment of the Annual Fee, less income, franchise and like taxes. In addition, GAAP is to be applied as if the acquired operations were owned in a stand-alone, separate legal entity and without regard to: (i) parent company overhead which is not directly attributable to the acquired operations and (ii) any amortization of goodwill related to the acquisition of the respective acquired operations.

OTHER CONSULTING ARRANGEMENTS

    On February 20, 1996, the Company entered into a consulting agreement with ASSI, Inc. (the "Vegas Consulting Agreement") pursuant to which ASSI, Inc. agrees to advise the Company with site selection and marketing and development strategy for penetrating the Las Vegas, Nevada market. In consideration for such services, the Company shall pay to ASSI, Inc. an annual fee (the "Annual Fee") equal to 10% of Net Profits (as hereinafter defined) of the acquired Las Vegas restaurants. As additional consideration for the consulting services, the Company has issued to ASSI, Inc. an aggregate of 100,000 Special Warrants. The Vegas Consulting Agreement terminates on December 31, 2000. These Special Warrants convert into Redeemable Warrants upon their sale by the current holders or their affiliates and such Redeemable Warrants are included in the Selling Security Holders' Redeemable Warrants. See "Description of Securities -- Redeemable Warrants."

    In summary, under the Pietro's Consulting Agreement, ASSI, Inc. will be entitled to a total consideration of 5% of Net Profits of the Pietro's Restaurants acquired and retained by the Company plus 100,000 Special Warrants to purchase shares of Common Stock of the Company. Under the Vegas Consulting Agreement ASSI, Inc. will be entitled to a total consideration of 10% of Net Profits of restaurants acquired in Las Vegas plus 100,000 Special Warrants to purchase shares of Common Stock of the Company. Finally, pursuant to the financing of the Pietro's Acquisition, ASSI, Inc. will be entitled to 500,000 shares of Common Stock of the Company and 3,000,000 Special Warrants to purchase shares of Common Stock of the Company. See "-- Pietro's Acquisition." All of the Special Warrants to which ASSI, Inc. is entitled convert into Redeemable Warrants upon their sale by the current holders or their affiliates and such Redeemable Warrants are included in the Selling Security Holders' Redeemable Warrants.

SALE OF RESTAURANTS

    The Company and CPNI entered into an Asset Purchase Agreement (the "Abby's Purchase Agreement") dated May 15, 1996 with A-II L.L.C. ("A-II") and Abby's, Inc., pursuant to which CPNI agreed to sell to A-II substantially all of the assets and liabilities of seven of the restaurants acquired from Pietro's. All of the sales transactions were completed during the second quarter of 1996. The restaurants sold were located in Richland, Kennewick and Yakima, Washington, and in Albany, Madras, Redmond, and Bend, Oregon. Under the terms of the Abby's Purchase Agreement, Abby's agreed to pay total consideration of $1,000,000, to be adjusted for certain deposits, liabilities assumed and inventory levels. The Abby's Purchase Agreement further provided that $400,000 of the consideration was to be paid on May 31, 1996, concurrent with the closing of the sale of the Bend and Albany restaurants, with the remainder payable on July 1, 1996. The sale of the Albany and Bend restaurants was consummated on May 31, 1996, and the $400,000 of consideration, plus an aggregate of $150,000 as an earnest money deposit for purchase of the balance of the seven restaurants was paid. $100,000 of the $150,000 earnest money deposit was paid directly to CPNI as of that date and the remaining $50,000 was held in a trust account. Under the Abby's Purchase Agreement, the Company and CPNI also agreed to not become affiliated with any pizza-style restaurant or any restaurant with a menu substantially similar to those restaurants operated by CPNI in any of the cities of Yakima, Kennewick, and Richland, Washington, or Albany, Madras, Redmond and Bend, Oregon, for a period of three years from the date of the Abby's Purchase Agreement. Finally, under the Abby's Purchase Agreement, the Company has granted A-II the right to use trademarks associated with Pietro's for a period of four months in the case of the Albany restaurant and a period of one year in the case of the other six restaurants sold by the Company.

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
                           DESCRIPTION OF SECURITIES

    The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. As of the date hereof, there were 4,608,321 shares of Common Stock outstanding, held by 104 persons or entities, and no shares of Preferred Stock outstanding.

COMMON STOCK

    The holders of outstanding Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Company has no present intention of paying dividends on its Common Stock. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, and subject to the priority of any outstanding Preferred Stock, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock at the time outstanding.

    No holder of shares of Common Stock has a preemptive right to subscribe to future issuances of securities by the Company. Accordingly, all investors in this Offering will suffer dilution of their percentage interest in the Company upon future sales of Common Stock or securities convertible into Common Stock.

    Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders, other than with respect to the election of directors, for which cumulative voting is currently required under certain circumstances by applicable provisions of California law. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes among as many candidates as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. The Common Stock will be, when issued pursuant to the terms of this Prospectus, fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of Preferred Stock. The Company's Board of Directors is authorized to issue the Preferred Stock in one or more series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividends rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting rights of the holders of Common Stock and could have certain anti-takeover effects.

REDEEMABLE WARRANTS

    The following is a brief summary of certain provisions of the Redeemable Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant agreement (the "Warrant Agreement") between the Company, The Boston Group, L.P., as warrant solicitation agent and U.S. Stock Transfer Corporation (the "Warrant Agent), as warrant agent. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

    Each Redeemable Warrant entitles the holder thereof to purchase, at any time during the 54-month period commencing one year after the date of this Prospectus, one share of Common Stock at a price of 110% of the initial public offering price per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

    The Redeemable Warrants are subject to redemption by the Company, at any time, commencing one year after the date of this Prospectus, at a price of $.25 per Redeemable Warrant if the average closing bid price of the Common Stock equals or exceeds 140% of the initial public offering price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. Redemption of the Redeemable Warrants can be made only after 30 days notice, during which period the holders of the Redeemable Warrants may exercise the Redeemable Warrants. If the Redeemable Warrants are redeemed, the holders thereof may lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Redeemable Warrants, as well as any possible future price appreciation in the Common Stock. Notwithstanding the above, the Special Warrants described below are not redeemable until sold by the current holder or their affiliates.

    The exercise price and the terms of the Redeemable Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

    The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification on or of the Common Stock and issuances of shares of Common Stock for a consideration less than the exercise price of the Redeemable Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable holders of Redeemable Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares that might otherwise have been purchased upon the exercise of the Redeemable Warrant. No adjustments will be made unless such adjustment would require an increase or decrease of at least $.10 or more in such exercise price. No adjustment to the exercise price of the shares subject to the Redeemable Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock.

    The Redeemable Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Redeemable Warrants being exercised. The holders of Redeemable Warrants do not have the rights or privileges of holders of Common Stock.

    No Redeemable Warrant will be exercisable unless at the time of exercise the Company has filed a current prospectus with the Commission covering the shares of Common Stock issuable upon exercise of such Redeemable Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the jurisdiction of residence of the holder of such Redeemable Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable
Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so. This Prospectus covers the shares initially issuable upon exercise of the Redeemable Warrants.

    No fractional shares will be issued upon exercise of the Redeemable Warrants. However, if a warrantholder exercises all Redeemable Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

    The Selling Security Holders' Redeemable Warrants include 4,700,000 Special Warrants, which convert into Redeemable Warrants upon sale by the current holders or their affiliates. By definition, these Special Warrants are governed by the same terms as the Redeemable Warrants offered hereby with the exception that subject to certain conditions, the Special Warrants are not subject to any rights which the Company may have to call the Redeemable Warrants offered hereby for redemption and these Special Warrants provide for certain additional demand and piggy-back registration rights so long as owned by their current owners or affiliates, but when sold by said owners convert into Redeemable Warrants. See "Certain Transactions -- Pietro's Acquisition."

TRANSFER AGENT AND REDEEMABLE WARRANTS AGENT

    U.S. Stock Transfer Corporation, Glendale, California is the transfer agent and registrar for the shares of Common Stock and warrant agent for the Redeemable Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    All outstanding shares prior to this Offering are restricted securities under Rule 144 under the Securities Act. However, of these restricted securities the 1,766,864 shares held by the Selling Security Holders may be sold at any time in the over the counter market and an additional 2,772,014 shares may be eligible for resale in the near future under Rule 144. However, 1,529,332 of such 2,772,014 shares include shares held by officers and directors who, with the exception of Mr. Grumman and Mr. Schneider, have agreed not to sell their shares for one year after the date hereof without the written consent of the Representative. 211,618 shares owned by Mr. Grumman are subject to lock-up; however Mr. Grumman will, subject to certain conditions, be permitted to sell 7,500 Shares of Common Stock per month during the one year lock-up period. See "Underwriting." In general, under Rule 144, a person (or persons whose shares are aggregated) holding restricted securities who has satisfied a two-year holding period may, commencing 90 days after the date hereof, under certain circumstances, sell within any three-month period that number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. The Commission has proposed to shorten the two year and three year holding periods of Rule 144 to one year and two years, respectively. If such holding periods are shortened, the holders of restricted securities could accelerate the date that they could sell such securities. Future sales under Rule 144 or by the Selling Security Holders (including sales of the Selling Security Holders' Redeemable Warrants and the shares issuable upon exercise of the Selling Security Holders' Redeemable Warrants) may have an adverse effect on the market price of the shares of Common Stock or Redeemable Warrants should a public market develop for such Securities.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part), the Underwriters named below (the "Underwriters"), represented by The Boston Group, L.P. (the "Representative"), have severally agreed to purchase from the Company, as applicable, the respective number of Shares and the respective number of Redeemable Warrants set forth opposite their names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated, as set forth in the Underwriting Agreement, to purchase all of the 1,800,000 Shares and 1,800,000 Redeemable Warrants being offered hereby, excluding Shares and Redeemable Warrants covered by the over-allotment options granted to the Underwriters, if any are purchased.

                                                             NUMBER OF        NUMBER OF
UNDERWRITER                                                   SHARES     REDEEMABLE WARRANTS
----------------------------------------------------------  -----------  --------------------
The Boston Group, L.P.....................................    1,206,000         1,206,000
EVEREN Securities, Inc....................................       90,000            90,000
Hampshire Securities Corporation..........................       72,000            72,000
Pennsylvania Merchant Group Ltd...........................       72,000            72,000
Van Kasper & Company......................................       72,000            72,000
Gilford Securities Corporation............................       36,000            36,000
Hill, Thompson, Magid & Co., Inc..........................       36,000            36,000
Joseph Stevens & Company, L.P.............................       36,000            36,000
Laidlaw Equities, Inc.....................................       36,000            36,000
Madison Securities, Inc...................................       36,000            36,000
M.H. Meyerson & Co., Inc..................................       36,000            36,000
Nutmeg Securities, Ltd....................................       36,000            36,000
LT Lawrence & Company, Inc................................       36,000            36,000
                                                            -----------        ----------
  Total...................................................    1,800,000         1,800,000
                                                            -----------        ----------
                                                            -----------        ----------

    Through the Representative, the Underwriters have advised the Company that the Underwriters propose to offer the Shares and the Redeemable Warrants to the public initially at the public offering prices set forth on the cover page of this Prospectus and may offer the Shares to selected dealers at such prices less a concession of not more than $.27 per Share. No concession shall be granted to selected dealers with respect to the Redeemable Warrants. The Underwriters may allow, and such dealers may reallow, a concession of not more than $.10 per Share on sales to certain other dealers. After this Offering, the public offering prices and concessions and reallowances to dealers may be changed by the Underwriters.

    The Company has granted the Underwriters an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an aggregate of an additional 270,000 Shares and 270,000 Redeemable Warrants from the Company, at the same price per Share and per Redeemable Warrant being paid by the Underwriters for the other Shares and Redeemable Warrants offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will have, subject to certain conditions, a firm commitment, as set forth in the Underwriting Agreement, to purchase approximately the same percentage of the additional Shares and Redeemable Warrants that the number of Shares and Redeemable Warrants to be purchased by it shown in the above table bears to 1,800,000 and the Company will be obligated, pursuant to the option, to sell such Shares and Redeemable Warrants to the Underwriters.

    The Company has agreed to grant to the Representative, effective upon the closing of this Offering, the right to nominate from time to time one individual to be a director of the Company or to have an individual selected by the Representative attend all meetings of the Board of Directors of the Company as a non-voting advisor. The Company has agreed to indemnify and hold harmless such director or advisor to the maximum extent permitted by law in connection with such individual's service as a director or advisor. At this time, however, the Representative has waived his right to nominate a director.

    The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of all Shares and Redeemable Warrants offered hereby, including Shares and Redeemable Warrants sold to cover over-allotments, if any. The Company has agreed to sell to the Representative for an aggregate of $100 the Representative's Warrants to purchase up to 180,000 shares of Common Stock at an exercise price of 120% of the initial public offering price per share of Common Stock. The Representative's Warrants may not be transferred for one year, except to officers or partners of the Representative, and are exercisable during the four-year period commencing one year from the date of this Prospectus. The Representative's Warrants grant to the holder(s) thereof piggy-back and demand registration rights for a period of seven years and five years, respectively, after the date of this Prospectus with respect to the Representative's Warrants and the securities issuable upon exercise of the Representative's Warrants. The demand registration rights require the Company to prepare and file two registration statements covering the sale of the Representative's Warrants and the securities issuable upon exercise of the Representative's Warrants, one of which is to be prepared at the expense of the Company.

    With the exception of the securities purchased by Mr. Schneider in the September 1995 private placement and 39,258 shares owned by Mr. Grumman, all of the Company's officers and directors have agreed not to directly or indirectly offer, offer to sell, sell, grant an option to purchase or sell, transfer, assign, pledge, hypothecate or otherwise encumber any shares of Common Stock owned by them for a period of one year from the date of this Prospectus without the prior written consent of the Representative. Notwithstanding the foregoing, in addition to the aforementioned 39,258 shares owned by Mr. Grumman, Mr. Grumman will be permitted to sell 7,500 shares of Common Stock per month during the one year lock-up period provided that Mr. Grumman sells all such shares of Common Stock through the Representative at prevailing market prices or in block transactions at negotiated prices, with usual and customary discounts, concessions or commissions.

    The Company has agreed, in connection with the exercise of Redeemable Warrants pursuant to solicitation by the Representative (commencing one year from the date of this Prospectus), to pay to the Representative a fee of 5% of the Redeemable Warrant exercise price for each Redeemable Warrant exercised, provided, however, that the Representative will not be entitled to receive such compensation in any Redeemable Warrant exercise transactions in which (i) the market price of the Common Stock of the Company at the time of exercise is lower than the exercise price of the Redeemable Warrants; (ii) the Redeemable Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Redeemable Warrants at the time of exercise; (iv) the exercise of the Redeemable Warrants is unsolicited;
(v)  the Company has already called  the Redeemable Warrants for redemption; and
(vi) the solicitation of exercise of the Redeemable Warrants was in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. In addition, unless granted an exemption by the Commission from Rule 10b-6, the Representative will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the period prescribed by Rule 10b-6 before the solicitation of the exercise of any Redeemable Warrant until the later of (i) the termination of such solicitation activity or (ii) the termination by waiver or otherwise of any right the Representative may have to receive a fee for the exercise of the Redeemable Warrants following such solicitations. The Company has agreed not to solicit warrant exercises other than through the Representative.

    The Representative has informed the Company that no sales to any accounts over which it exercises discretionary authority will be made in this Offering.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this Offering, there has not been an established public market for the Common Stock or Redeemable Warrants. The initial public offering price of the Shares and Redeemable Warrants offered hereby and the exercise price and other terms of the Representative's Warrants have been determined by negotiations between the Company and the Representative. The major factors considered in determining the public offering price of the Shares and the Redeemable Warrants were the prevailing market conditions, the market prices relative to earnings, cash flow and assets for publicly traded common stocks of comparable companies, the sales and earnings of the Company and comparable companies in recent periods, the Company's earning potential, the experience of its management and the position of the Company in the industry.

    For certain transactions between the Company and the Representative, see "Certain Transactions -- Pietro's and Other Proposed Acquisitions."

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock and Redeemable Warrants offered hereby will be passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Kaye, Scholer, Fierman, Hays & Handler, LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated balance sheet of Chicago Pizza & Brewery, Inc. as of December 31, 1995, the combined statements of operations, shareholders' equity and cash flows for the year ended December 31, 1994 and the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The combined balance sheet of Pietro's Corp.'s Business Related to Purchased Assets as of December 25, 1995 and the combined statements of operations, equity and cash flows for the year ended December 26, 1994 and the year ended December 25, 1995, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement under the Securities Act with respect to the Shares and Redeemable Warrants. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock and Redeemable Warrants, reference is made to such registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         CHICAGO PIZZA & BREWERY, INC.

            INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                            ------------------------

                                                                            PAGE
                                                                            ----
Report Of Independent Accountants.........................................  F-2
Consolidated Balance Sheets As Of December 31, 1995, June 30, 1996
 (Unaudited) And June 30, 1996 (Unaudited Pro Forma)......................  F-3
Combined Statement Of Operations For The Year Ended December 31, 1994 And
 Consolidated Statements Of Operations For The Year Ended December 31,
 1995 And For The Six-Month Periods Ended June 30, 1995 (Unaudited) And
 1996 (Unaudited).........................................................  F-4
Combined Statement Of Shareholders' Equity For The Year Ended December 31,
 1994 And Consolidated Statements Of Shareholders' Equity For The Year
 Ended December 31, 1995 And For The Six-Month Period Ended June 30, 1996
 (Unaudited)..............................................................  F-5
Combined Statement Of Cash Flows For The Year Ended December 31, 1994 And
 Consolidated Statements Of Cash Flows For The Year Ended December 31,
 1995 And For The Six-Month Periods Ended June 30, 1995 (Unaudited) And
 1996 (Unaudited).........................................................  F-6
Notes To Combined And Consolidated Financial Statements...................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Investors and Shareholders
Chicago Pizza & Brewery, Inc.

    We have audited the accompanying consolidated balance sheet of Chicago Pizza & Brewery, Inc., as identified in Note 1 of the Notes To Combined And Consolidated Financial Statements (referred to as the "Company"), as of December 31, 1995, and the related combined and consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Pizza & Brewery, Inc. as of December 31, 1995, and the combined and consolidated results of their operations and their cash flows for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Los Angeles, California
June 14, 1996

                         CHICAGO PIZZA & BREWERY, INC.
                          CONSOLIDATED BALANCE SHEETS

                            ------------------------

                                    ASSETS:

                                                                        DECEMBER 31,
                                                                            1995
                                                                        ------------    JUNE 30,     JUNE 30,
                                                                                          1996         1996
                                                                                       -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED
                                                                                                    PRO FORMA)
Current assets:
  Cash and cash equivalents...........................................  $  1,791,769   $   994,979  $   994,979
  Restricted cash.....................................................       200,000
  Accounts receivable.................................................        11,100       101,124      101,124
  Inventory...........................................................        62,525       215,542      215,542
  Prepaids and other current assets...................................       285,432     1,170,027      877,527
                                                                        ------------   -----------  -----------
      Total current assets............................................     2,350,826     2,481,672    2,189,172
Property and equipment, net...........................................     1,870,531     5,507,150    5,507,150
Other assets..........................................................       163,608       548,781      548,781
Restricted cash.......................................................                     562,116      562,116
Intangible assets, net................................................     5,558,244     5,790,349    5,790,349
                                                                        ------------   -----------  -----------
      Total assets....................................................  $  9,943,209   $14,890,068  $14,597,568
                                                                        ------------   -----------  -----------
                                                                        ------------   -----------  -----------
                                     LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable....................................................  $    446,597   $ 1,530,434  $ 1,530,434
  Accrued expenses....................................................       900,326     1,769,969    1,694,969
  Notes payable to related parties....................................       967,474     4,066,409    1,066,409
  Notes payable, current..............................................                     268,235      268,235
  Current portion of obligations under capital lease..................        14,655        53,047       53,047
                                                                        ------------   -----------  -----------
      Total current liabilities.......................................     2,329,052     7,688,094    4,613,094
Notes payable to related parties......................................     3,122,761     2,726,938    2,726,938
Obligations under capital lease.......................................        22,239       113,707      113,707
Notes payable.........................................................                     918,332      918,332
Minority interest in partnerships.....................................       252,541       253,984      253,984
Other liabilities.....................................................       193,167       190,308      190,308
                                                                        ------------   -----------  -----------
      Total liabilities...............................................     5,919,760    11,891,363    8,816,363
                                                                        ------------   -----------  -----------
Commitments (Note 8)
Shareholders' equity:
  Preferred stock, 5,000,000 shares authorized, none issued or outstanding
  Common stock, no par value, 20,000,000 and 60,000,000 shares authorized as of December 31, 1995 and June 30, 1996, respectively,
   3,788,878 shares issued and outstanding as of December 31, 1995 and
   June 30, 1996 and 4,608,321 shares (unaudited pro forma) as of June
   30, 1996...........................................................     5,568,467     5,568,467    8,412,842
  Capital surplus.....................................................       278,750       328,750      559,375
  Accumulated deficit.................................................    (1,823,768)   (2,898,512)  (3,191,012)
                                                                        ------------   -----------  -----------
      Total shareholders' equity......................................     4,023,449     2,998,705    5,781,205
                                                                        ------------   -----------  -----------
      Total liabilities and shareholders' equity......................  $  9,943,209   $14,890,068  $14,597,568
                                                                        ------------   -----------  -----------
                                                                        ------------   -----------  -----------

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

                         CHICAGO PIZZA & BREWERY, INC.
               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

                            ------------------------

                                                                          FOR THE YEARS ENDED    SIX-MONTH PERIODS ENDED
                                                                             DECEMBER 31,               JUNE 30,
                                                                        -----------------------  -----------------------
                                                                           1994        1995         1995        1996
                                                                        ----------  -----------  ----------  -----------
                                                                                                       (UNAUDITED)
Revenues..............................................................  $6,452,582  $ 6,586,195  $3,207,366  $ 8,308,054
Cost of sales.........................................................   1,638,068    1,848,282     894,209    2,614,190
                                                                        ----------  -----------  ----------  -----------
      Gross profit....................................................   4,814,514    4,737,913   2,313,157    5,693,864
                                                                        ----------  -----------  ----------  -----------
Costs and expenses:
  Labor and benefits..................................................   2,706,463    2,647,089   1,269,058    3,088,130
  Occupancy...........................................................     653,804      654,138     313,649      695,716
  Operating expenses..................................................   1,330,750    1,249,418     650,313    1,387,751
  General and administrative..........................................     473,699      878,681     330,753      832,926
  Depreciation and amortization.......................................     173,449      359,282     181,516      377,243
                                                                        ----------  -----------  ----------  -----------
      Total cost and expenses.........................................   5,338,165    5,788,608   2,745,289    6,381,766
                                                                        ----------  -----------  ----------  -----------
      Loss from operations............................................    (523,651)  (1,050,695)   (432,132)    (687,902)
Other income (expense):
  Interest expense, net...............................................    (118,841)    (471,653)   (381,167)    (385,659)
  Other...............................................................     (33,741)    (104,000)                   7,342
                                                                        ----------  -----------  ----------  -----------
      Total other expense.............................................    (152,582)    (575,653)   (381,167)    (378,317)
                                                                        ----------  -----------  ----------  -----------
      Loss before minority interest and taxes.........................    (676,233)  (1,626,348)   (813,299)  (1,066,219)
Minority interest in partnerships.....................................     132,165       26,828      17,405       (1,444)
                                                                        ----------  -----------  ----------  -----------
      Loss before taxes...............................................    (544,068)  (1,599,520)   (795,894)  (1,067,663)
Income tax expense....................................................      (6,400)      (6,400)     (2,400)      (7,081)
                                                                        ----------  -----------  ----------  -----------
      Net loss........................................................  $ (550,468) $(1,605,920) $ (798,294) $(1,074,744)
                                                                        ----------  -----------  ----------  -----------
                                                                        ----------  -----------  ----------  -----------
  Net loss per common share...........................................              $     (0.55) $    (0.32) $     (0.28)
                                                                                    -----------  ----------  -----------
                                                                                    -----------  ----------  -----------
  Weighted average of common shares outstanding.......................                2,935,819   2,502,547    3,788,878
                                                                                    -----------  ----------  -----------
                                                                                    -----------  ----------  -----------

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

                         CHICAGO PIZZA & BREWERY, INC.
          COMBINED AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                            ------------------------

                                             CHICAGO PIZZA &
                                          BREWERY, INC. COMMON               ROMAN SYSTEMS
                                                  STOCK                      COMMON STOCK     PARTNER'S
                                          ---------------------  CAPITAL   -----------------   CAPITAL    ACCUMULATED
                                           SHARES      AMOUNT    SURPLUS   SHARES    AMOUNT   (DEFICIT)     DEFICIT       TOTAL
                                          ---------  ----------  --------  -------  --------  ---------   -----------  -----------
Balance, December 31, 1993..............  1,395,840                         20,000  $ 10,000  $ 392,112   $  (462,793) $   (60,681)
  Partner distributions.................                                                       (186,531)                  (186,531)
  Net loss..............................                                                       (166,726)     (383,742)    (550,468)
  Common stock issued for purchase of
   Limited Partnerships.................    226,824  $  170,118                                                            170,118
                                          ---------  ----------  --------  -------  --------  ---------   -----------  -----------
Balance, December 31, 1994..............  1,622,664     170,118             20,000    10,000     38,855      (846,535)    (627,562)
  Adjustment to consolidate previously
   combined entities....................                                   (20,000)  (10,000)   (38,855)      628,687      579,832
  Common stock issued for consulting
   services.............................     69,792      52,344                                                             52,344
  Common stock issued for the purchase
   of Roman Systems.....................    348,960     261,720                                                            261,720
  Common stock issued for private
   placement offerings (net of issuance
   costs of $953,812)...................  1,747,462   5,084,285                                                          5,084,285
  Warrants issued for financing.........                         $ 42,000                                                   42,000
  Warrants issued for private placement
   offerings............................                          236,750                                                  236,750
  Net loss..............................                                                                   (1,605,920)  (1,605,920)
                                          ---------  ----------  --------  -------  --------  ---------   -----------  -----------
Balance, December 31, 1995..............  3,788,878   5,568,467   278,750                                  (1,823,768)   4,023,449
  Net loss (unaudited)..................                                                                   (1,074,744)  (1,074,744)
  Warrants issued for consulting........                           50,000                                                   50,000
                                          ---------  ----------  --------  -------  --------  ---------   -----------  -----------
Balance, June 30, 1996 (unaudited)......  3,788,878  $5,568,467  $328,750                                 $(2,898,512) $ 2,998,705
                                          ---------  ----------  --------  -------  --------  ---------   -----------  -----------
                                          ---------  ----------  --------  -------  --------  ---------   -----------  -----------

 The accompanying notes are an integral part of these combined and consolidated financial statements.

                         CHICAGO PIZZA & BREWERY, INC.
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                            ------------------------

                                                                FOR THE YEARS ENDED     SIX-MONTH PERIODS ENDED
                                                                    DECEMBER 31,                JUNE 30,
                                                              ------------------------  ------------------------
                                                                 1994         1995         1995         1996
                                                              -----------  -----------  -----------  -----------
                                                                                              (UNAUDITED)
Cash flows provided by (used in) operating activities:
  Net loss..................................................  $  (550,468) $(1,605,920) $  (798,294) $(1,074,744)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
    Depreciation and amortization...........................      173,449      359,282      181,516      377,243
    Minority interest in partnership........................     (132,165)     (26,828)     (17,405)       1,444
    Noncash interest expense on private placement offering
     notes..................................................                   166,847      166,847
    Noncash payment of Director fees........................                    21,000
    Noncash interest and consulting expense on private
     placement offerings warrants...........................                     8,000        8,000       50,000
    Changes in assets and liabilities:
      Accounts receivable...................................      (15,913)       4,850       (5,494)      (2,756)
      Inventory.............................................      (20,218)       4,313        2,850       27,932
      Prepaids and other current assets.....................       41,140     (227,381)     (23,140)    (724,096)
      Other assets..........................................     (556,054)     142,238      (33,481)    (220,416)
      Accounts payable......................................      264,005      (31,713)    (174,305)     856,057
      Accrued expenses......................................      539,251      212,040      (18,056)     311,581
      Other liabilities.....................................                                103,770      176,520
                                                              -----------  -----------  -----------  -----------
        Net cash used in operating activities...............     (256,973)    (973,272)    (607,192)    (221,235)
                                                              -----------  -----------  -----------  -----------
Cash flows provided by (used in) investing activities:
  Acquisition of Roman Systems and limited partnership
   interests................................................                (4,421,142)  (4,421,142)
  Acquisition of Chicago Pizza Northwest....................                                          (2,591,208)
  Acquisition of Brea, California micro-brewery leasehold
   interest.................................................                                            (930,400)
  Purchases of equipment....................................   (1,000,944)    (710,532)    (496,333)  (1,367,060)
  Capitalized leases........................................                                            (145,249)
  Receivable from related party.............................        4,372
  Proceeds from Abby's sale, net of expenses................                                             950,000
                                                              -----------  -----------  -----------  -----------
        Net cash used in investing activities...............     (996,572)  (5,131,674)  (4,917,475)  (4,083,917)
                                                              -----------  -----------  -----------  -----------
Cash flows provided by (used in) financing activities:
  Borrowings on related party debt..........................    1,127,672    4,988,113    3,746,113    3,100,000
  Borrowing on short-term debt..............................                                             227,912
  Borrowing on long-term debt...............................                                             750,771
  Payments on related party debt............................     (135,918)  (2,096,587)    (495,149)    (396,888)
  Payments on debt..........................................                                            (303,293)
  Increase in capital lease obligations.....................                                             145,249
  Transfer to restricted cash...............................                  (200,000)
  Capital lease payments....................................      (13,392)     (11,888)      (6,072)     (15,389)
  Financing costs for private placement offering............                  (953,812)
  Proceeds from stock issuance..............................                 5,871,250    2,133,445
  Proceeds from warrants....................................                   249,750      123,688
  Contributions from partners...............................      386,000
  Distributions to partners.................................      (82,991)
  Debt issued for private placement offerings...............                              1,250,000
                                                              -----------  -----------  -----------  -----------
        Net cash provided by financing activities...........    1,281,371    7,846,826    6,752,025    3,508,362
                                                              -----------  -----------  -----------  -----------
        Net increase (decrease) in cash and cash
         equivalents........................................       27,826    1,741,880    1,227,358     (796,790)
Cash and cash equivalents, beginning of period..............       22,063       49,889       49,889    1,791,769
                                                              -----------  -----------  -----------  -----------
Cash and cash equivalents, end of period....................  $    49,889  $ 1,791,769  $ 1,277,247  $   994,979
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                       CONSOLIDATED FINANCIAL STATEMENTS

                            ------------------------

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION:

    Chicago Pizza & Brewery, Inc. (the "Company") was formed in 1991 by Mr. Jeremiah Hennessy and Mr. Paul Motenko (the "Owners") to operate and manage five existing "BJ's Chicago Pizzeria" restaurants in Southern California owned by Roman Systems, Inc. ("Roman Systems") under a Management Agreement (the
"Management Agreement") with Roman Systems. Pursuant to the Management Agreement, the Company had the right and obligation to open, operate and manage BJ's Chicago Pizzeria restaurants. In 1992, the Owners formed CPA-BG, Inc. ("CPA-BG") and opened two restaurants with CPA-BG as the general partner of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. in 1992 and 1993, respectively. In 1994, the Company opened two BJ's Chicago Pizzeria restaurants in Huntington Beach and Seal Beach. Additionally, in 1994, the Company opened a restaurant in Lahaina, Hawaii as a limited partner of BJ's Lahaina, L.P. The general partners of BJ's Lahaina, L.P. were CPA010, Inc. ("CPA010"), which was formed by the Owners, and Blue Max, Inc. ("Blue Max").

    Effective January 1, 1995, pursuant to the Asset Purchase Agreement between the Company and Roman Systems (the "Asset Purchase Agreement"), the Company purchased the three existing BJ's Chicago Pizzeria restaurants operated and managed under the Management Agreement and terminated the Management Agreement. As part of the Asset Purchase Agreement, the Company assumed responsibility for closing two of Roman Systems' existing BJ's Chicago Pizzeria restaurants in Santa Ana and San Juan Capistrano, California and assumed the net liabilities related thereto. These restaurants were closed in 1995.

    Effective January 1, 1995, the Company purchased the limited partnership interests of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. The general partnership interests of CPA-BG were transferred to the Company for no consideration prior to the acquisition of the limited partnership interests. The general partnership interests in BJ's Lahaina, L.P. were also transferred to the Company for no consideration. Additionally, the Company closed a BJ's Chicago Pizzeria restaurant in 1995. As of December 31, 1995, the Company owned seven BJ's Chicago Pizzeria restaurants, all in coastal locations in Southern California and Hawaii.

    As a result, the accompanying combined financial statements as of and for the year ended December 31, 1994 have been presented on a combined basis due to common ownership and management and for historical comparison purposes. The combination of companies was accounted for in a manner similar to a pooling of interests. The combined financial statements for the year ended December 31, 1994 include the accounts of the Company, Roman Systems, CPA-BG, BJ's Belmont Shore, L.P., BJ's La Jolla, L.P., BJ's Lahaina, L.P., CPA010, and Blue Max. The accompanying financial statements of the Company as of and for the year ended December 31, 1995 are presented on a consolidated basis, and include the accounts of the Company and BJ's Lahaina, L.P. All significant intercompany transactions and balances have been eliminated.

    On March 29, 1996, the Company acquired 26 restaurants located in Oregon and Washington by providing the funding for the Debtor's (Pietro's Corp.) Plan of Reorganization, Dated February 29, 1996, as modified (the "Debtor's Plan") and thereby acquired all the stock in the reorganized entity known as Chicago Pizza Northwest, Inc. ("CPNI"). The Debtor's Plan was confirmed by an order of the Bankruptcy Court on March 18, 1996 and the Company funded the Debtor's Plan on March 29, 1996. The June 30, 1996 unaudited financial statements include the results of the 26 restaurants from the date they were acquired. However the results for seven of the restaurants, which were sold during the second quarter of 1996, as described below, are only included through the date of their sale.

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On May 15, 1996 the Company agreed to sell seven of the restaurants purchased from Pietro's Corp. Two of the restaurants were sold on May 31, 1996, two additional restaurants were sold on June 24, 1996 and three additional restaurants were sold on June 26, 1996. The operating results for the seven restaurants sold were included in the Company's consolidated operating results for the period they were owned by the Company. No gain or loss was recognized on the sale of the restaurants.

    CASH AND CASH EQUIVALENTS:

    Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less when purchased. Cash and cash equivalents are stated at cost, which approximates market value.

    RESTRICTED CASH:

    During 1995, in connection with the Westwood property lease, the Company deposited $200,000 into a restricted cash account, which could not be eliminated without the written consent of the lessor. The landlord consent was obtained in 1996 and the restriction was eliminated.

    In 1996, as part of the acquisition of the Brea restaurant location, the Company assumed an existing bank loan with the condition that a $200,000 certificate of deposit be restricted as collateral. Additionally, a $362,116 restricted certificate of deposit for Washington State Workers' Compensation insurance was acquired in the Pietro's acquisition.

    INVENTORY:

    Inventory is stated at the lower of cost (first-in, first-out) or market and is comprised primarily of food and beverages for the restaurant operations.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Renewals and betterments that materially extend the life of an asset are capitalized while maintenance and repair costs are charged to operations as incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization accounts are relieved, and any gain or loss is included in operations.

    Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets or, for leasehold improvements, over the term of the lease, if less. The following are the estimated useful lives:

Furniture and fixtures.......................................        7 years
Equipment....................................................     7-10 years
Leasehold improvements.......................................  7 to 25 years

    Smallwares are capitalized upon the opening of a new restaurant. All subsequent purchases of smallwares are expensed as incurred.

    LEASES:

    Leases that meet certain criteria are capitalized and included with property and equipment. The resulting assets and liabilities are recorded at the lesser of cost or amounts equal to the present value of the minimum lease payment at the beginning of the lease term. Such assets are amortized evenly over the related life of the lease or the useful lives of the assets. Interest expense relating to these

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liabilities is recorded to effect constant rates over the terms of the leases. Leases that do not meet the criteria for capitalization are classified as operating leases and rentals are charged to expense as incurred.

    PREPAIDS AND OTHER CURRENT ASSETS:

    The Company capitalizes restaurant preopening costs which include the direct and incremental costs associated with the opening of a new restaurant. These are primarily costs incurred to develop new restaurant management teams, and the food, beverage and supply costs incurred to perform testing of all equipment, concept, systems and recipes. The capitalized costs are amortized on a straight-line basis over a period of one year, beginning on the restaurant's opening date. Preopening costs totaled $68,405 and $283,726 as of December 31, 1995 and June 30, 1996 (unaudited), respectively.

    The costs related to a potential public offering are being deferred and will be netted against offering proceeds, if successful. As of December 31, 1995 and June 30, 1996 costs totaling $108,000 and $263,941, respectively, have been deferred.

    INTANGIBLE ASSETS:

    Goodwill from the acquisition of the net assets of Roman Systems and the acquisition of the limited partnership interests of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. as of January 1, 1995 as well as the acquisition of Pietro's as of March 29, 1996 represents the excess of cost over fair value of net assets acquired and is being amortized over 40 years using the straight-line method. The cost of acquiring the trademark for BJ's Chicago Pizzeria from Roman Systems is being amortized over 10 years.

    During 1994, the Company obtained the lease rights to open a BJ's Chicago Pizzeria restaurant in Lahaina. The original lessee of the property has a sublease of the property to Blue Max. The Company purchased the stock of Blue Max to acquire the sole assets of the Company, the liquor license for Lahaina. The total amount paid was $100,000 which consisted of $25,000 for the liquor license, $25,000 to obtain the lease and $50,000 for the covenant not to compete. The lease right and the covenant not to compete are being amortized over 8.5 years, using the straight-line method. The Company periodically evaluates the carrying value of goodwill including the related amortization periods. The Company determines whether there has been impairment by comparing the anticipated undiscounted future operating income of the acquired restaurants with the carrying value of the goodwill.

    INCOME TAXES:

    For the year ended December 31, 1994, the Company consisted of three "C" corporations (Chicago Pizza & Brewery, CPA010 and Blue Max), two "S" corporations (CPA-BG and Roman Systems), and three limited partnerships (BJ's Lahaina, L.P., BJ's Belmont, L.P. and BJ's La Jolla, L.P.). The C corporations are taxed on their taxable income by the state and federal governments. Under the S corporation provisions, the companies do not pay federal corporate income taxes on their taxable incomes. Instead, the shareholder is individually liable for federal income taxes based on the individual company's taxable income. This election is also valid for state income tax reporting. However, a provision for state income taxes is required based on a 1.5% state tax rate on taxable income. The limited partnerships are required to pay a District of Columbia unincorporated business tax on its taxable income and a California minimum tax. For the year ended December 31, 1995, the Company

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) operated on a consolidated basis as a "C" corporation (Chicago Pizza & Brewery). BJ's Lahaina, L.P. operated as a limited partnership. In the first quarter of 1996, the Company acquired Chicago Pizza Northwest, Inc.

    The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    MINORITY INTEREST:

    For the combined and consolidated financial statements as of December 31, 1994, minority interest represents limited partners' interests totaling 46.32% for BJ's Lahaina, L.P. and 50% for BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P.

    For the consolidated financial statements as of December 31, 1995 and June 30, 1996, minority interest represents limited partners' interests totalling 46.32% for BJ's Lahaina, L.P.

    USE OF ESTIMATES:

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions for the reporting period and as of the financial statement date. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    PER SHARE INFORMATION:

    Per share information is based on the weighted average number of common shares outstanding and the dilutive effect of common share equivalents, if any.

    STOCK SPLIT:

    In December 1994 and May 1995, the Board of Directors declared a 19,000-for-1 stock split and a .34896-for-1 reverse stock split, respectively, of the Company's common stock. All references to the number of shares and per share amounts have been adjusted to give retroactive effect to the stock splits for all periods presented.

    RECENTLY ISSUED ACCOUNTING STANDARDS:

    In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Company is required to adopt the provisions of SFAS No. 121 for 1996, and the Company believes that upon its adoption there should be no impact to results of operations.

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In November 1995, the FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes new accounting standards for the measurement and recognition of stock-based awards. SFAS No. 123 permits entities to continue to use the traditional accounting for stock-based awards prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" however, under this option, the Company will be required to disclose the pro forma effect of stock-based awards on net income and earnings per share as if SFAS No. 123 had been adopted. SFAS No. 123 is effective for 1996. The Company intends to use the provisions of APB Opinion No. 25 in accounting for stock-based awards. As such, this standard will have no impact on the Company's results of operations upon adoption.

    Other recently issued standards of the FASB are not expected to affect the Company as conditions to which those standards apply are absent.

    INTERIM RESULTS (UNAUDITED):

    The accompanying consolidated balance sheet as of June 30, 1996 and the consolidated statements of operations and cash flows for the six month periods ended June 30, 1996 and 1995, and the statement of equity for the six month period ended June 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of results of the interim periods. The data disclosed in these notes to the consolidated financial statements for those interim periods are also unaudited.

    BUSINESS OPERATIONS

    The Company has incurred net losses during its organization and acquisition of restaurants. While many of these costs were created by the ramping-up of the organization and restaurant concept development, including a more expansive menu, food testing, and micro-brewery concepts, management believes that such costs will be reduced in the future. Management's plans for a return to profitability include increasing sales through a more expansive menu and refurbishing of restaurants in the Northwest, increasing micro-brew beer sales, reducing the cost of sales through vendor volume purchases, reducing general and administrative costs by consolidation of the Company's existing corporate structure and CPNI's corporate structure and reduction of interest expense through use of a portion of the proceeds of the potential initial public offering to pay off debt.

    While there can be no assurance that management plans, if executed, will return the Company to profitability, management believes their plans provide the Company with a strong base to accomplish their goals.

2.  CONCENTRATION OF CREDIT RISK
    Financial   instruments  which   potentially  subject   the  Company   to  a
concentration of credit risk, as defined by SFAS No. 105 "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk," principally consist of cash and cash equivalents. The Company maintains its cash accounts at various California and Hawaii banking institutions. At times, cash balances may be in excess of the FDIC insurance limit. Cash equivalents represent tax-exempt money market funds.

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

3.  PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following as of:

                                                                                                JUNE 30,
                                                                                                  1996
                                                                           DECEMBER 31,      --------------
                                                                               1995
                                                                          --------------      (UNAUDITED)
Furniture and fixtures................................................      $     96,349       $    236,190
Equipment.............................................................           618,101          2,148,455
Leasehold improvements................................................         1,421,939          3,570,074
                                                                          --------------     --------------
                                                                               2,136,389          5,954,719
Less, accumulated depreciation and amortization.......................          (265,858)          (510,955)
Construction in progress..............................................          --                   63,386
                                                                          --------------     --------------
                                                                            $  1,870,531       $  5,507,150
                                                                          --------------     --------------
                                                                          --------------     --------------

4.  INTANGIBLE ASSETS
    Intangible assets consisted of the following as of:

                                                                                                JUNE 30,
                                                                                                  1996
                                                                           DECEMBER 31,      --------------
                                                                               1995
                                                                          --------------      (UNAUDITED)
Goodwill..............................................................      $  5,555,128       $  5,798,251
Trademark.............................................................            38,000             48,000
Covenant not to compete...............................................            50,000             50,000
Lease right for Lahaina lease.........................................            25,000             25,000
Liquor licenses.......................................................            45,000             65,000
                                                                          --------------     --------------
                                                                               5,713,128          5,986,251
Less, accumulated amortization........................................           154,884            195,902
                                                                          --------------     --------------
                                                                            $  5,558,244       $  5,790,349
                                                                          --------------     --------------
                                                                          --------------     --------------

5.  ACCRUED EXPENSES
    Accrued expenses consisted of the following as of:

                                                                                               JUNE 30,
                                                                                                 1996
                                                                          DECEMBER 31,      --------------
                                                                              1995
                                                                          -------------      (UNAUDITED)
Accrued professional fees.............................................      $ 216,151         $     84,932
Accrued rent..........................................................        215,271              274,551
Payroll related liabilities...........................................        116,854              670,815
Accrued interest......................................................         33,308              180,256
Other.................................................................        318,742              559,415
                                                                          -------------     --------------
                                                                            $ 900,326         $  1,769,969
                                                                          -------------     --------------
                                                                          -------------     --------------

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

6.  DEBT

    RELATED PARTY DEBT:

    Related party short-term debt consisted of the following as of:

                                                                                               JUNE 30,
                                                                                                 1996
                                                                          DECEMBER 31,      ---------------
                                                                              1995
                                                                          -------------       (UNAUDITED)
Note payable to related party, with interest rate of 6%, due on demand, collateralized by the property and equipment of BJ's
 Huntington Beach restaurant..........................................      $ 350,000         $     200,000
Note payable to Paul Motenko, with interest rate of 6%, due on
 demand...............................................................         74,686                78,527
Notes payable to related parties which are convertible as to principal and accrued interest thereon (automatically at the closing of an initial public offering) to 750,000 shares of common stock and warrants to purchase 4,500,000 shares of Common Stock, with an interest rate of 10%, collateralized by the stock of CPNI. The terms of the warrants provide that, if the Company consummates an initial public offering which includes warrants, then the warrants are automatically converted into warrants included in an initial public offering, exercisable at 110% of the price per share of Common Stock
 in the initial public offering.......................................                            3,000,000
Note payable to related party, with interest rate of 19%, due on
 September 5, 1996....................................................                              100,000
                                                                          -------------     ---------------
Total related party short-term debt...................................      $ 424,686         $   3,378,527
                                                                          -------------     ---------------
                                                                          -------------     ---------------

    Related party long-term debt consisted of the following as of:

                                                                           DECEMBER 31,
                                                                               1995
                                                                          --------------       JUNE 30,
                                                                                                 1996
                                                                                             ------------
                                                                                             (UNAUDITED)
Note payable to related party, with interest rate of 12%, maturing on
 March 22, 1998.......................................................      $     31,021     $     24,691
Note payable to Roman Systems, with interest rate of 7%, maturing
 April 1, 2004, collateralized by the BJ's Laguna, BJ's La Jolla and
 BJ's Balboa restaurants..............................................         3,487,528        3,269,573
Note payable to Roman Systems, with interest rate of 2.25% plus the bank's reference rate (8.5% at December 31, 1995 and 8.25% at June
 30, 1996), due in monthly installments of $3,500, maturing June 1,
 1999.................................................................           147,000          120,556
                                                                          --------------     ------------
Total long-term related party debt....................................         3,665,549        3,414,820
Less, current portion.................................................           542,788          687,882
                                                                          --------------     ------------
                                                                            $  3,122,761     $  2,726,938
                                                                          --------------     ------------
                                                                          --------------     ------------

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

6.  DEBT (CONTINUED)
    Total interest incurred during the years ended December 31, 1994 and 1995, and the six-month period ended June 30, 1996 was approximately $120,000, $532,000 and $416,000 (unaudited), respectively. Future maturities of related party debt for each of the five years subsequent to December 31, 1995 and thereafter are as follows:

1996........................................................  $  967,474
1997........................................................     598,084
1998........................................................     462,497
1999........................................................     343,227
2000........................................................     350,147
Thereafter..................................................   1,368,806
                                                              ----------
                                                              $4,090,235
                                                              ----------
                                                              ----------

    OTHER LONG-TERM DEBT:

    Other long-term debt consisted of the following as of June 30, 1996 (Unaudited):

Note payable with interest rate of 2% plus the bank's
 reference rate (8.25% at June 30, 1996), due in monthly
 installments of $12,513, maturing March 1, 2001,
 collateralized by $200,000 certificate of deposit maturing
 March 1, 1998..............................................  $   713,231

Notes payable for Pietro's outstanding tax claims as part of the Debtor's Plan of Reorganization, due in quarterly
 installments of $32,670 from July 1, 1996 through April 1,
 1997 and $20,071 from July 1, 1997 through June 30, 2001
 and varying payments totaling an aggregate of $34,122 from
 October 1, 2001 until April 1, 2002. Interest accrues at
 8.25%......................................................      473,336
                                                              -----------
                                                                1,186,567
Less, current portion.......................................      268,235
                                                              -----------
                                                              $   918,332
                                                              -----------
                                                              -----------

7.  CAPITAL LEASES
    The Company leases point of sale and phone equipment under capital lease arrangements. The equipment related to the capital leases has an original cost of $53,318 and accumulated amortization

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

7.  CAPITAL LEASES (CONTINUED)
of $7,791 at December 31, 1995. The obligations under capital leases have interest rates ranging from 6.9% to 13.9% and mature at various dates through 2000. Annual future minimum lease payments for the five years subsequent to December 31, 1995 are as follows :

1996........................................................  $21,131
1997........................................................   15,240
1998........................................................    9,927
1999........................................................    4,347
2000........................................................    1,764
                                                              -------
    Total minimum payments..................................   52,409
Less, amount representing interest..........................   15,515
                                                              -------
    Obligations under capital leases........................   36,894
Less, current portion.......................................   14,655
                                                              -------
    Long-term portion.......................................  $22,239
                                                              -------
                                                              -------

8.  COMMITMENTS
    The Company leases its restaurant and office facilities under noncancelable operating leases with terms ranging from approximately 7 to 25 years with renewal options ranging from 5 to 15 years. Rent expense for the years ended December 31, 1994 and 1995 and for the six-month period ended June 30, 1996 was $609,531, $547,900 and $602,249 (unaudited), respectively.

    The Company has certain operating leases which contain fixed escalation clauses. Rent expense for these leases has been calculated on a straight-line basis over the term of the leases. A deferred credit in the amount of $207,605 has been established and included in accrued expenses at December 31, 1995 for the difference between the amount charged to expense and the amount paid. The deferred credit will be amortized over the life of the leases.

    A number of the leases also provide for contingent rentals based on a percentage of sales above a specified minimum. Total contingent rentals for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996 were $50,902, $45,763 and $15,748 (unaudited), respectively.

    The following are the future minimum rental payments under noncancelable operating leases for each of the five years subsequent to December 31, 1995 and June 30, 1996 and in total thereafter:

                                                                                 JUNE 30,
                                                                                   1996
                                                               DECEMBER 31,   --------------
                                                                   1995
                                                               -------------   (UNAUDITED)

1996........................................................     $   628,030    $  1,644,690
1997........................................................         699,961       2,063,581
1998........................................................         715,686       1,803,843
1999........................................................         700,808       1,561,139
2000........................................................         651,794       1,181,333
Thereafter..................................................       1,731,876       6,621,480
                                                               -------------  --------------
                                                                 $ 5,128,155    $ 14,876,066
                                                               -------------  --------------
                                                               -------------  --------------

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

8.  COMMITMENTS (CONTINUED)
    LEGAL PROCEEDINGS:

    The Company is not a party to any pending legal proceedings which it believes will have a material adverse effect on its consolidated financial position or consolidated results of operations.

    EMPLOYMENT AGREEMENTS:

    Effective March 26, 1996, the Company entered into employment agreements with Paul Motenko and Jeremiah J. Hennessy. The agreements provide for a minimum annual salary of $135,000 subject to escalation annually in accordance with the Consumer Price Index and certain benefits through 2004 and may be terminated by either party. The agreements also contain provisions for additional cash compensation based on earnings or income of the Company. The agreements contain provisions which grant the employees the right to receive salary and benefits, as individually defined, if such employee is terminated by the Company without cause.

    CONSULTING AGREEMENT:

    In February 1996 the Company entered into a consulting agreement ("Consulting Agreement") with ASSI, Inc. pursuant to which ASSI, Inc. agrees to advise the Company with site selection and marketing and development strategy for penetrating the Las Vegas, Nevada market. In consideration for such services, the Company shall pay ASSI, Inc. an annual fee equal to 10% of the Net Profits, as defined, of the acquired Las Vegas, Nevada restaurants. As additional consideration for consulting services, the Company issued to ASSI, Inc. an aggregate of 100,000 warrants to purchase shares of common stock of the Company at an exercise price of $3.85 per share. The Consulting Agreement expires on December 31, 2000. The terms of the warrants provide that if the Company consummates an initial public offering which includes warrants, then the warrants are automatically converted into warrants included in the initial public offering.

    The Company also entered into a consulting agreement ("Pietro's Consulting Agreement") with ASSI, Inc. regarding the Pietro's Corp. Acquisition (see Note
13). Under this agreement, ASSI, Inc. agrees to advise the Company in connection with the reconstruction, expansion, marketing and strategic development of the restaurants acquired from Pietro's Corp. In consideration for such services, the Company shall pay to ASSI, Inc. an annual fee equal to 5% of Net Profits, as defined, of the 26 restaurants acquired, 19 of which the Company currently plans to retain. As additional consideration for the consulting services, the Company issued to ASSI, Inc. an additional aggregate of 100,000 warrants to purchase shares of common stock of the Company at an exercise price of $3.85 per share. The Pietro's Consulting Agreement expires on December 31, 2000. The terms of the warrants provide that if the Company consummates an initial public offering which includes warrants, then the warrants are automatically converted into warrants included in the initial public offering.

9.  SHAREHOLDERS' EQUITY

    PREFERRED STOCK:

    The Company is authorized to issue 5,000,000 shares in one or more series of preferred stock and to determine the rights, preferences, privileges and restrictions to be granted to, or imposed upon, any such series, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of preferred stock. The Company's Board of Directors, without further shareholder approval, can issue preferred stock with rights that could adversely affect the rights of holders of the Company's common stock. The issuance

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

9.  SHAREHOLDERS' EQUITY (CONTINUED)
of shares of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action. No shares of preferred stock were outstanding at December 31, 1995 and June 30, 1996. The Company currently has no plans to issue shares of preferred stock.

    COMMON STOCK:

    Shareholders' of the Company's outstanding common stock are entitled to receive dividends if and when declared by the Board of Directors. Upon liquidation, dissolution or winding up of the Company, and subject to the priority of any outstanding preferred stock, the Company's assets legally available for distribution to shareholders are to be distributable ratably among the holders of the common stock at the time outstanding. Shareholders are entitled to one vote for each share of common stock held of record. Pursuant to the requirements of California law, shareholders are entitled to cumulate votes in connection with the election of directors.

    CAPITAL SURPLUS:

    In May 1995, the Company issued warrants to purchase up to 300,000 shares of common stock at a price of $5.00 per share to each of Barry Grumman, a director of the Company, and Lexington Ventures, Inc. Each of Mr. Grumman and Lexington Ventures, Inc. were issued their respective warrants at a price of $0.07 per warrant or a total price to each of $21,000. Mr. Grumman's liability for payment of the warrants was extinguished in exchange for past services to the Company as a Director which had not been compensated. The terms of the warrants provide that if the Company consummates an initial public offering which includes warrants to purchase shares of Common Stock, then the warrants issued are automatically converted into warrants included in the initial public offering. The proceeds were used for working capital purposes. Proceeds from the valuation or sale of warrants issued in conjunction with the private placement offerings totaled $236,750.

    PRIVATE PLACEMENTS:

    In January 1995, the Company completed a private placement of 17 Units at $50,000 per Unit, consisting of (i) a Series A Promissory Note in the principal amount of $50,000 and due December 31, 1995 and (ii) 13,086 shares of common stock. The net proceeds to the Company of $496,000 (net of issuance costs of $104,000) were used to finance acquisitions. The Series A Promissory Notes beared interest, payable quarterly, at a rate of 10% until June 30, 1995 and 13.5% thereafter. The Promissory Notes were repaid in the third quarter of 1995 with proceeds from the June 1995 placement described below.

    In March 1995, the Company completed a private placement of 4 Units at $100,000 per Unit, consisting of (i) a $98,000 promissory note bearing interest at a rate of 10% per annum with interest and principal due upon the earlier of completion of an initial public offering of the Company's common stock, or 18 months from the date of issuance and (ii) warrants (valued at a price of $.0573) to purchase 34,896 shares of common stock at a price of $2.87 per share. The terms of this private placement provide that if the Company consummates an initial public offering which includes warrants to purchase shares of Common Stock, then the warrants issued in this placement are automatically converted into warrants included in the initial public offering. The net proceeds to the Company of $400,000 were used for working capital. The promissory notes were repaid in the third quarter of 1995 with proceeds from the June 1995 private placement described below.

    In September 1995, the Company completed a private placement of 61 Units at $100,000 per Unit, consisting of (i) 25,000 shares of common stock at a price of $3.85 per share and (ii) warrants to

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

9.  SHAREHOLDERS' EQUITY (CONTINUED)
purchase 75,000 shares of common stock at an initial exercise price of $3.85 per share for a price of $0.05 per warrant. The terms of this private placement provide that if the Company consummates an initial public offering which includes warrants to purchase shares of Common Stock, then the warrants issued in this placement are automatically converted into warrants included in the initial public offering. The net proceeds to the Company of $4,917,438 (net of issuance costs of $953,812) were used (i) to pay a portion of the acquisition or development expenses of the Northwest Restaurants, the Westwood Village, Los Angeles, California restaurant and brew pub site, the Brea, California restaurant and the Boulder Colorado restaurant totaling in the aggregate $2,600,000, (ii) to repay debt related to previous offerings, which debt totaled $1,400,000 and (iii) to remodel the La Jolla Village restaurant, which costs totaled $225,000. The remaining $1,600,000 was utilized as working capital.

10. INCOME TAXES
    The following table presents the current and deferred provision for federal and state income taxes for the years ended December 31,:

                                                               1995    1994
                                                              ------  ------
Current:
  Federal...................................................    --      --
  State.....................................................  $6,400  $6,400
                                                              ------  ------
                                                               6,400   6,400
Deferred:
  Federal...................................................    --      --
  State.....................................................    --      --
                                                              ------  ------
                                                              $6,400  $6,400
                                                              ------  ------
                                                              ------  ------

    The temporary differences which give rise to deferred tax provision (benefit) for the years ended December 31, consist of:

                                                                1995       1994
                                                              ---------  ---------
Property and equipment......................................  $ (26,320) $  (2,547)
Goodwill....................................................    106,511     --
Accrued liabilities.........................................   (109,155)   (54,397)
Investment in partnerships..................................    (35,366)    14,962
Net operating losses........................................   (651,142)  (134,741)
Other.......................................................       (548)    --
Change in valuation allowance...............................    716,020    176,723
                                                              ---------  ---------
                                                              $  --      $  --
                                                              ---------  ---------
                                                              ---------  ---------

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

10. INCOME TAXES (CONTINUED)
    The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                                 FOR THE YEARS
                                                                ENDED DECEMBER
                                                                      31,
                                                                ---------------
                                                                1995      1994
                                                                -----     -----
Statutory regular federal income tax rate...................    (34.0)%   (34.0)%
State income taxes, net of federal benefit..................     --         0.3
Change in valuation allowance...............................     33.8      27.5
Other.......................................................      0.3       6.6
                                                                -----     -----
                                                                  0.1%      0.4%
                                                                -----     -----
                                                                -----     -----

    The components of the deferred income tax asset and (liability) as of December 31 are as follows:

                                                                1995       1994
                                                              ---------  ---------
Property and equipment......................................  $  28,867  $   2,547
Goodwill....................................................   (106,511)    --
Accrued liabilities.........................................    163,552     54,397
Investment in partnerships..................................     20,404    (14,962)
Net operating losses........................................    785,883    134,741
Other.......................................................        548     --
                                                              ---------  ---------
                                                                892,743    176,723
Valuation allowance.........................................   (892,743)  (176,723)
                                                              ---------  ---------
Net deferred income taxes...................................  $  --      $  --
                                                              ---------  ---------
                                                              ---------  ---------

    As of December 31, 1995, the Company had net operating loss carryforwards for federal and state purposes of approximately $2,034,000 and $1,016,000, respectively. The net operating loss carryforwards begin expiring in 2010 and 2000, respectively.

    The utilization of net operating loss ("NOL") and credit carryforwards may be limited under the provisions of Internal Revenue Code Section 382, NOL carryforward limitations with respect to change in ownership, and Section 383, limitation for credit carryforwards.

11. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                FOR THE YEARS    FOR THE SIX-MONTH
                                                               ENDED DECEMBER      PERIODS ENDED
                                                                     31,             JUNE 30,
                                                              -----------------  -----------------
                                                               1994      1995      1995     1996
                                                              -------  --------  --------  -------
                                                                                    (UNAUDITED)
Cash paid for:
  Interest..................................................  $73,751  $379,676  $218,235  $269,279
  Taxes.....................................................  $ --     $  --     $  --     $ 7,081

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

11. SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
    Supplemental information on noncash investing and financing activities:

                                                               FOR THE YEARS ENDED      FOR THE SIX-MONTH
                                                                   DECEMBER 31,       PERIODS ENDED JUNE 30,
                                                              ----------------------  ----------------------
                                                                1994        1995        1995        1996
                                                              ---------  -----------  ---------  -----------
Common stock issued for purchase of BJ's Belmont Shore, L.P.
 and BJ's La Jolla, L.P.....................................  $ 170,118
Equipment purchases under a capital lease...................  $  29,408  $    20,968             $   145,249
Common stock or warrants issued for consulting services.....             $    52,344             $    50,000
Common stock issued for asset purchase of Roman Systems.....             $   261,720
Purchase of CPNI (assumed liabilities)......................                                     $ 1,411,595

12. 1996 STOCK OPTION PLAN
    The Company adopted the 1996 Stock Option Plan as of August 7, 1996 under which options may be granted to purchase up to 600,000 shares of common stock. The 1996 Stock Option Plan provides for the options issued to be either incentive stock options or non-statutory stock options as defined under Section 422A of the Internal Revenue Code. The exercise price of the shares under the option shall be equal to or exceed 100% of the fair market value of the shares at the date of option grant. The 1996 Stock Option Plan expires on June 30, 2005 unless terminated earlier. The options generally vest over a three-year period. As of June 30, 1996, no options had been issued under the 1996 Stock Option Plan.

13. ACQUISITIONS AND TRANSFERS

    ROMAN SYSTEMS:

    Effective January 1, 1995, the Company purchased the net assets of Roman Systems for $550,000 in cash, issued a note payable totaling $3,746,113, assumed liabilities totaling $873,344 including loans, accrued salaries and certain other expenses and paid $130,000 in acquisition costs. Additionally, 348,960 shares of common stock of the Company, valued at $261,720, were issued to the sellers. The acquisition was accounted for as a purchase.

    BELMONT SHORE, L.P. AND LA JOLLA, L.P.:

    Effective January 1, 1995, the Company purchased the limited partnership interests of BJ's Belmont Shore, L.P. and BJ's La Jolla, L.P. The general partner interests of the above-mentioned Partnerships, held by CPA-BG, were transferred to the Company for no consideration prior to the closing of the acquisition of the limited partnership interests. An aggregate 226,824 shares of common stock of the Company, valued at $170,118, were transferred to the sellers for the right, title and interest in the limited partnerships in November 1994. Additionally, the Company assumed liabilities of $207,068 and paid acquisition costs of $70,000.

    BJ'S LAHAINA, L.P.:

    Effective January 1, 1995, the general partners of BJ's in Lahaina, L.P., CPA010 and Blue Max transferred their general partnership interests to the Company for no consideration.

    PIETRO'S CORP.:

    On March 29, 1996, the Company acquired 26 restaurants located in Oregon and Washington by providing the funding for the Debtor's Plan and thereby acquired all the stock in the reorganized

                         CHICAGO PIZZA & BREWERY, INC.
                             NOTES TO COMBINED AND
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

13. ACQUISITIONS AND TRANSFERS (CONTINUED) entity known as Chicago Pizza Northwest, Inc. The Debtor's Plan was confirmed by an order of the Bankruptcy Court on March 18, 1996 and the Company funded the Plan on March 29, 1996. The Company paid $2,350,000 to fund the Debtor's Plan plus acquisition costs of $353,073. Additionally, the Company assumed a $506,006 liability for taxes plus interest which will be paid over six years.

    BREA, CALIFORNIA:

    On March 27, 1996, the Company completed the acquisition of a restaurant and brew-pub site in Brea, California. The purchase price totaled $930,400 including acquisition costs. The restaurant opened as BJ'S PIZZA, GRILL & BREWERY on April 1, 1996.

    WESTWOOD, CALIFORNIA:

    In 1995, the Company entered into a lease for its Westwood restaurant and brew-pub location. The site was renovated and opened on March 15, 1996.

    ABBY'S SALE:

    On May 15, 1996, the Company agreed to sell seven newly acquired Chicago Pizza Northwest, Inc. restaurants to Abby's Inc. Two of the restaurants were sold on May 31, 1996 two more were sold on June 24, 1996, and three more were sold on June 26, 1996. The remaining 19 restaurants will be converted into "BJ'S PIZZA," "BJ'S PIZZA & GRILL" or "BJ'S PIZZA, GRILL & BREWERY" restaurants.

    The sales for the seven restaurants sold totaled approximately $3,492,000 and $3,683,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Operating profit excluding overhead allocation totaled approximately $268,000 and $313,000 for the years ended December 25, 1995 and December 26, 1994, respectively. Loss after overhead allocation relating to the seven restaurants totaled approximately $327,000 and $454,000 for the years ended December 25, 1995 and December 26, 1994, respectively.

14. PRO FORMA DATA (UNAUDITED)
    Under the terms of the $3,000,000 Convertible Notes (Note 6), conversion of principal and accrued interest thereon to common stock is simultaneous with the closing of an underwritten initial public offering of the Company's common stock resulting in a price per share to the public of at least $5.00 per share. In addition, the Company paid 13%, or $390,000, for related financing costs which is recorded as an asset and amortized over the term of the Convertible Notes. As of June 30, 1996 the unamortized balance totaled $292,500. Accordingly, the pro forma information has been prepared so as to classify the aforementioned $3,000,000 principal amount of Convertible Notes and $75,000 of accrued interest thereon as common stock outstanding (750,000 additional shares outstanding) and capital surplus, to give effect to the aforementioned expected closing of an initial public offering of common stock and as a result the $292,500 remaining unamortized amount of financing costs has been expensed and therefore increases accumulated deficit.

15. SUBSEQUENT EVENTS
    On June 28, 1996, the Company filed a Registration Statement on Form SB-2 relating to a proposed public offering of 1,500,000 shares of Common Stock and 1,500,000 redeemable warrants. The Company anticipates that, if successful, the offering will be completed in the third quarter of 1996.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                            ------------------------

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  F-23
Combined Balance Sheets As Of December 25, 1995 and March 29, 1996
 (Unaudited)..............................................................  F-24
Combined Statements Of Operations For The Years Ended December 26, 1994
 And December 25, 1995 And For The Three-Month Periods Ended March 27,
 1995 (Unaudited) And March 29, 1996 (Unaudited)..........................  F-25
Combined Statements of Equity For The Years Ended December 26, 1994 And
 December 25, 1995 And For The Three-Month Period Ended March 29, 1996
 (Unaudited)..............................................................  F-26
Combined Statements Of Cash Flows For The Years Ended December 26, 1994
 And December 25, 1995 And For The Three-Month Periods Ended March 27,
 1995 (Unaudited) And March 29, 1996 (Unaudited)..........................  F-27
Notes To Combined Financial Statements....................................  F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

The Board of Directors
Pietro's Corp.

    We have audited the accompanying combined balance sheet of Pietro's Corp.'s Business Related to Purchased Assets as of December 25, 1995, and the related combined statements of operations, equity and cash flows for the fiscal years ended December 26, 1994 and December 25, 1995. These combined financial statements are the responsibility of the management of Pietro's Corp. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pietro's Corp.'s Business Related to the Purchased Assets as of December 25, 1995, and the results of their operations and their cash flows for the fiscal years ended December 26, 1994 and December 25, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Los Angeles, California
June 14, 1996

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS

                            COMBINED BALANCE SHEETS

                            ------------------------

                                    ASSETS:

                                                                                                    MARCH 29,
                                                                                                      1996
                                                                                                  -------------
                                                                                   DECEMBER 25,    (UNAUDITED)
                                                                                       1995
                                                                                   -------------
Current assets:
  Cash...........................................................................  $      34,625  $      37,395
  Inventory......................................................................        152,009        169,584
  Prepaids and other current assets..............................................         16,780         25,680
                                                                                   -------------  -------------
    Total current assets.........................................................        203,414        232,659
Property, and equipment, net.....................................................      1,099,551        992,294
Other assets.....................................................................        238,321        238,321
                                                                                   -------------  -------------
    Total assets.................................................................  $   1,541,286  $   1,463,274
                                                                                   -------------  -------------
                                                                                   -------------  -------------

                                            LIABILITIES AND EQUITY:
Current liabilities:
  Accrued expenses...............................................................  $     449,928  $     337,936
                                                                                   -------------  -------------
    Total current liabilities....................................................        449,928        337,936
Commitments (Note 5)
Equity...........................................................................      1,091,358      1,125,338
                                                                                   -------------  -------------
    Total liabilities and equity.................................................  $   1,541,286  $   1,463,274
                                                                                   -------------  -------------
                                                                                   -------------  -------------

    The accompanying notes are an integral part of these combined financial statements.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS

                       COMBINED STATEMENTS OF OPERATIONS

                            ------------------------

                                                    FOR THE YEARS ENDED              THREE-MONTH PERIOD ENDED
                                            ------------------------------------  ------------------------------
                                            DECEMBER 26, 1994  DECEMBER 25, 1995  MARCH 27, 1995  MARCH 29, 1996
                                            -----------------  -----------------  --------------  --------------
                                                                                           (UNAUDITED)
Revenues..................................   $    14,609,395    $    14,633,737    $  3,670,609    $  3,779,529
Cost of sales.............................         4,402,869          4,276,635       1,121,048       1,187,513
                                            -----------------  -----------------  --------------  --------------
  Gross profit............................        10,206,526         10,357,102       2,549,561       2,592,016
                                            -----------------  -----------------  --------------  --------------
Labor and benefits........................         4,755,491          4,836,188       1,200,993       1,289,705
Occupancy.................................         1,401,658          1,433,616         350,382         351,508
Operating expenses........................         2,276,493          2,360,887         644,112         620,065
Depreciation and amortization.............           661,828            581,490         139,807         114,291
Overhead allocation from Pietro's Corp....         1,943,863          1,596,006         402,309         382,374
                                            -----------------  -----------------  --------------  --------------
  Total expenses..........................        11,039,333         10,808,187       2,737,603       2,757,943
                                            -----------------  -----------------  --------------  --------------
  Net loss................................   $      (832,807)   $      (451,085)   $   (188,042)   $   (165,927)
                                            -----------------  -----------------  --------------  --------------
                                            -----------------  -----------------  --------------  --------------

    The accompanying notes are an integral part of these combined financial statements.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS

                         COMBINED STATEMENTS OF EQUITY

                            ------------------------

Balance at December 20, 1993...................................................  $2,055,835
Net loss.......................................................................    (832,807)
Contributions from Pietro's Corp...............................................     303,560
                                                                                 ----------
Balance at December 26, 1994...................................................   1,526,588
Net loss.......................................................................    (451,085)
Contributions from Pietro's Corp...............................................      15,855
                                                                                 ----------
Balance at December 25, 1995...................................................   1,091,358
Net loss (unaudited)...........................................................    (165,927)
Contributions from Pietro's Corp. (unaudited)..................................     199,907
                                                                                 ----------
Balance at March 29, 1996 (unaudited)..........................................  $1,125,338
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of these combined financial statements.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS

                       COMBINED STATEMENTS OF CASH FLOWS

                            ------------------------

                                                                                       FOR THE THREE-MONTH
                                                    FOR THE YEARS ENDED                   PERIODS ENDED
                                            ------------------------------------  ------------------------------
                                            DECEMBER 26, 1994  DECEMBER 25, 1995  MARCH 27, 1995  MARCH 29, 1996
                                            -----------------  -----------------  --------------  --------------
                                                                                           (UNAUDITED)
Cash flows provided by (used in) operating
 activities:
  Net loss................................    $    (832,807)     $    (451,085)    $   (188,042)   $   (165,927)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
    Depreciation and amortization.........          661,828            581,490          139,807         114,291
    Inventory.............................            1,694            (12,034)         (23,428)        (17,576)
    Prepaids and other current assets.....           (4,772)              (546)          (2,488)         (8,900)
    Other assets..........................          (69,000)          (166,551)         (41,638)
    Accrued expenses......................           14,726            108,206           27,052        (111,991)
                                            -----------------  -----------------  --------------  --------------
      Net cash provided by (used in)
       operating activities...............         (228,331)            59,480          (88,737)       (190,103)
                                            -----------------  -----------------  --------------  --------------
Cash flows used in investing activities:
  Purchases of equipment..................          (74,629)           (76,835)          (6,115)         (7,034)
                                            -----------------  -----------------  --------------  --------------
      Net cash used in investing
       activities.........................          (74,629)           (76,835)          (6,115)         (7,034)
                                            -----------------  -----------------  --------------  --------------
Cash flows provided by financing
 activities:
  Net contributions from parent...........          303,560             15,855           93,352         199,907
                                            -----------------  -----------------  --------------  --------------
      Net cash provided by financing
       activities.........................          303,560             15,855           93,352         199,907
                                            -----------------  -----------------  --------------  --------------
      Net increase (decrease) in cash.....              600             (1,500)          (1,500)          2,770
Cash, beginning of year...................           35,525             36,125           36,125          34,625
                                            -----------------  -----------------  --------------  --------------
Cash, end of year.........................    $      36,125      $      34,625     $     34,625    $     37,395
                                            -----------------  -----------------  --------------  --------------
                                            -----------------  -----------------  --------------  --------------

    The accompanying notes are an integral part of these combined financial statements.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                            ------------------------

1.  GENERAL
    The Pietro's Corp.'s Business Related to the Purchased Assets consists of 26 pizza restaurants located throughout the States of Oregon and Washington. Pietro's Corp. (the "Company" or "Parent"), a Washington State corporation, owns and operates these and other restaurants. Revenues are derived from sales of food and beverages at the restaurants. The Company's Purchased Assets as of December 31, 1995 consist of 26 restaurants located in the State of Oregon in Albany, Aloha, Bend, Eugene (three restaurants), Gresham, Hood River, Madras, McMinnville, Milwaukie, North Bend, Portland (six restaurants), Redmond, Salem (two restaurants), The Dalles and Woodstock, and the State of Washington in Kennewick, Longview, Richland and Yakima.

    On September 26, 1995, the Company (hereafter also described as the "Debtor") filed a petition for reorganization in the United States Bankruptcy Court for the Western District of Washington at Seattle under Chapter 11 of Title 11 of the United States Code.

    Chicago Pizza & Brewery, Inc. ("CPB"), a California corporation, provided the funding for the "Debtor's Plan of Reorganization, Dated February 29, 1996" as modified (the "Plan") and thereby acquired all of the stock in the reorganized entity known as Chicago Pizza Northwest, Inc. and defined in the Plan as the "Reorganized Debtor." The Plan was confirmed by an order of the Bankruptcy Court entered by the Court on March 18, 1996 and CPB funded the Plan on March 29, 1996 (the "Effective Date").

    The Plan provided that CPB invest $2,850,000 to fund the Plan. The aggregate funding amount consists of approximately $2,350,000 in cash to be deposited immediately into a so-called "Reorganization Fund" and $506,006 plus interest to be paid over six years with respect to certain pre-petition priority tax debts of Debtor. The Reorganization Fund will be used to pay the debtor's administrative (post-petition), priority and lease cure claims in full, and the balance will be distributed to the Debtor's unsecured creditors on a pro rata basis. Holders of common stock of the Debtor will receive nothing.

    CPB funded the Plan as described above on March 29, 1996. On the Effective Date, the outstanding common stock of the debtor was cancelled and common stock in the Reorganized Debtor, Chicago Pizza Northwest, Inc., a Washington corporation and wholly-owned subsidiary of the CPB was issued.

    Due   to  the  transaction  described   above,  the  accompanying  financial
statements for the three-month period ended March 29, 1996 are presented for the period December 26, 1995 through March 29, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION:

    The accompanying combined financial statements include the accounts of the Purchased Assets, including allocations of overhead from the Parent, for accounting, legal, information processing, administrative, financing and marketing services. Such allocation is computed based on the net sales related to the Purchased Assets (i.e., the 26 restaurants) as a percentage of the Company's total restaurant net sales. Management believes such allocation is reasonable as each individual restaurant will incur a portion of cost relative to its sales volume. The Purchased Assets, as a combined entity, has no separate legal status. All significant intercompany transactions and balances have been eliminated in combination.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FISCAL YEAR:

    The Company utilized a 4-4-5 basis for the months included in its fiscal year financial reports. The fiscal periods ended for the financial statements included herein ended on December 20, 1993 (for Statement of Equity only), December 26, 1994, December 25, 1995, March 27, 1995 and March 29, 1996.

    INVENTORY:

    Inventory consists of food products and supplies and are recorded at the lower of cost (determined on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Equipment.......................................................  5-10 years
Furniture and fixtures..........................................     7 years
Automobiles.....................................................   3-5 years

    Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, if shorter.

    When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation and amortization account are relieved, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of an asset are capitalized.

    LEASES:

    Leases that meet certain criteria are capitalized and included with property and equipment. The resulting assets and liabilities are recorded at the lesser of cost or amounts equal to the present value of the minimum lease payments at the beginning of the lease term. Such assets are amortized evenly over the related life of the lease or the useful lives of the assets. Interest expense relating to these liabilities is recorded to effect constant rates over the terms of the leases. Leases that do not meet such criteria are classified as operating leases and rentals are charged to expense as incurred.

    USE OF ESTIMATES:

    The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions for the reporting period and as of the financial statement date. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

    INCOME TAXES:

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The results of operations of the Purchased Assets are included in the Company's federal and state tax returns. No income tax benefit has been provided in the accompanying combined financial statements as it is more likely than not that the deferred tax assets originated in the net operating losses will not be realized.

    If the Purchased Assets had been profitable, or had available past or future anticipated taxable income, for the years presented, an assumed effective rate of 40% for provision or benefit of pretax income or loss would have been reflected in these financial statements.

    CONTRIBUTED CAPITAL:

    All net charges from the Company for general and administrative expenses and transfers of cash for cash management purposes are recorded as contributions from the Company.

    INTERIM RESULTS: (UNAUDITED)

    The accompanying combined balance sheet as of March 29, 1996 and the combined statements of operations and cash flows for the three-month periods ended March 27, 1995 and March 29, 1996, and the combined statement of equity for the three-month period ended March 29, 1996, are unaudited. In the opinion of management, these combined statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of results of the interim periods. The data disclosed in these notes to the combined financial statements for interim periods are also unaudited.

3.  PROPERTY AND EQUIPMENT
    Property and equipment consist of the following as of:

                                                                                  MARCH 29,
                                                                                     1996
                                                               DECEMBER 25,     --------------
                                                                   1995
                                                              ---------------    (UNAUDITED)
Leasehold improvements......................................    $   2,451,211     $  2,451,211
Equipment...................................................        3,493,962        3,500,749
Furniture and fixtures......................................          102,330          102,577
Automobiles.................................................          160,781          160,781
                                                              ---------------   --------------
                                                                    6,208,284        6,215,318
  Less, accumulated depreciation and amortization...........       (5,108,733)      (5,223,024)
                                                              ---------------   --------------
                                                                $   1,099,551     $    992,294
                                                              ---------------   --------------
                                                              ---------------   --------------

4.  ACCRUED EXPENSES
    Accrued expenses consist of the following as of:

                                                                                   MARCH 29,
                                                                                     1996
                                                               DECEMBER 25,     ---------------
                                                                   1995
                                                              ---------------     (UNAUDITED)
Payroll related liabilities.................................      $ 316,797         $ 276,572
Property taxes..............................................         91,566            17,950
Other.......................................................         41,565            43,414
                                                              ---------------   ---------------
                                                                  $ 449,928         $ 337,936
                                                              ---------------   ---------------
                                                              ---------------   ---------------

             PIETRO'S CORP.'S BUSINESS RELATED TO PURCHASED ASSETS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                            ------------------------

5.  COMMITMENTS

    LEASES:

    The Company leases equipment under noncancelable capital lease agreements that expire in 1997 and 1999.

    The Company also is obligated under long-term real estate operating leases that expire at various dates through December 31, 2009 with options ranging from 3 to 15 years. The leases generally provide that the Company shall pay the property taxes, insurance and utilities. A number of leases also provide for contingent rentals based on a percentage of sales above a specified minimum. Total contingent rentals for the years ended December 26, 1994 and December 25, 1995 and the three-month period ended March 31, 1996 were $42,218, $25,118 and $3,752 (unaudited), respectively.

    Rental payments on operating real estate leases charged to expense for the years ended December 26, 1994 and December 25, 1995 were approximately $1,059,000 and $1,152,000, respectively.

    At December 25, 1995, minimum annual rental commitments under noncancelable leases are as follows:

1996........................................................    $1,129,563
1997........................................................     1,105,404
1998........................................................       840,060
1999........................................................       709,775
2000........................................................       526,182
Thereafter..................................................     2,350,319
                                                                ----------
        Total minimum lease payments........................    $6,661,303
                                                                ----------
                                                                ----------

6.  SUBSEQUENT EVENT
    On May 15, 1996, CPB entered into an agreement to sell seven of the restaurants included as part of the Purchased Assets. As part of the agreement, CPB agreed to sell on May 31, 1996 ("First closing date"), the restaurants located in Albany and Bend, and on June 30, 1996 ("Second closing date"), the restaurants located in Richland, Kennewick, Yakima, Madras and Redmond. The purchase price is equal to $1,000,000 less certain liabilities and other costs assumed by the Buyer, as defined. This amount will be paid $400,000 on the First closing date and $600,000 on the Second closing date. As part of the agreement, CPB entered into covenant not to compete within the "Restrictive Territory," as defined, for a period of 3 years.

    The sales for the seven restaurants sold totaled approximately $3,700,000 and $3,500,000 for the years ended December 26, 1994 and December 25, 1995, respectively. Operating profit excluding overhead allocation totaled approximately $313,000 and $270,000 for the years ended December 26, 1994 and December 25, 1995, respectively. Loss after overhead allocation relating to the seven restaurants totaled approximately $454,000 and $327,000 for the years ended December 26, 1994 and December 25, 1995, respectively.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
The Offering...................................           5
Risk Factors...................................          11
Use of Proceeds................................          20
Dividend Policy................................          20
Dilution.......................................          21
Capitalization.................................          23
Selected Combined and Consolidated Financial
 Data..........................................          24
Pro Forma Combined Financial Data for the
 Company.......................................          26
Pro Forma Combined Statement of Operations.....          26
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          27
Pietro's Corp. Management's Discussion and
 Analysis of Financial Condition and Results of
 Operations....................................          36
The Company....................................          39
Business.......................................          41
Management.....................................          48
Principal Shareholders.........................          57
Resale of Outstanding Securities...............          58
Certain Transactions...........................          59
Description of Securities......................          65
Shares Eligible for Future Sale................          67
Underwriting...................................          68
Legal Matters..................................          70
Experts........................................          70
Additional Information.........................          70
Index to Combined and Consolidated Financial
 Statements....................................         F-1

                            ------------------------

    UNTIL NOVEMBER 2, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,800,000 SHARES
                                OF COMMON STOCK
                                      AND
                         1,800,000 REDEEMABLE WARRANTS

                                     [LOGO]

                         CHICAGO PIZZA & BREWERY, INC.

                               ------------------

                                   PROSPECTUS

                               ------------------

                             THE BOSTON GROUP, L.P.

                                October 8, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------